Exhibit 2.1

CONFIDENTIAL

RECAPITALIZATION AGREEMENT

BY AND AMONG

NAVISTAR, INC.,

NAVISTAR INTERNATIONAL CORPORATION,

ND HOLDINGS, LLC,

ND INTERMEDIATE, LLC,

NAVISTAR DEFENSE LLC

and

OLIVE INVESTOR, L.P.

Dated as of November 30, 2018

i

4	REPRESENTATIONS AND WARRANTIES OF NAVISTAR		51

	4.1	Organization	52
	4.2	Authority	52
	4.3	Authorization	52
	4.4	No Violation or Approval; Consents	52
	4.5	Brokers	53
	4.6	Litigation; Governmental Orders	53
	4.7	Title to Interests	53

5	REPRESENTATIONS AND WARRANTIES OF INVESTOR		53

	5.1	Organization, Power and Standing	53
	5.2	Authorization	53
	5.3	No Violation or Approval; Consents	54
	5.4	Financing and Availability of Funds	54
	5.5	Brokers	55

6	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF INVESTOR		55

	6.1	Bring-Down of Representations and Warranties	55
	6.2	Performance of Obligations	56
	6.3	No Material Adverse Effect	56
	6.4	Compliance Certificate	56
	6.5	No Legal Restraint	56
	6.6	HSR Clearance	56
	6.7	Other Deliveries	56

7	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY, NAVISTAR DEFENSE AND NAVISTAR		57

	7.1	Bring-Down of Representations and Warranties	57
	7.2	Performance of Obligations	57
	7.3	Compliance Certificate	57
	7.4	No Legal Restraint	57
	7.5	HSR Clearance	57

8	COVENANTS OF THE PARTIES		57

	8.1	Access to Premises and Information	57
	8.2	Conduct of Business Prior to Closing	58
	8.3	Confidentiality	61
	8.4	Preparation for Closing	62
	8.5	Directors and Officers Insurance	64
	8.6	Tax Matters	64
	8.7	Exclusivity	68
	8.8	Financing Efforts	68
	8.9	Employment Matters	71
	8.10	Insurance	73
	8.11	Shared Contracts	74
	8.12	Release	75

	8.13	UAE Bank Guarantee	76
	8.14	Algeria Cash	77
	8.15	West Point Lease	78
	8.16	Misdirected Payments	78
	8.17	Restrictive Covenants	78
	8.18	Further Assurances	86
	8.19	Intercompany Accounts	87
	8.20	Israeli Offset	87
	8.21	Griffin Agreement	87

9	TERMINATION		88

	9.1	Termination	88
	9.2	Effect of Termination	89
	9.3	Reverse Termination Fee	89

10	INDEMNIFICATION		91

	10.1	Indemnification by Navistar	91
	10.2	Indemnification by Investor, the Company and Navistar Defense	92
	10.3	Claims for Indemnification	92
	10.4	Survival	94
	10.5	Limitations	95
	10.6	Recovery by Investor	97
	10.7	Acknowledgment	97
	10.8	Third Party Beneficiaries	99

11	MISCELLANEOUS		99

	11.1	Notices	99
	11.2	Expenses of Transaction	99
	11.3	Entire Agreement	100
	11.4	Severability	100
	11.5	Amendment	100
	11.6	Parties in Interest	100
	11.7	Assignment	100
	11.8	Governing Law	101
	11.9	Consent to Jurisdiction	101
	11.10	Waiver of Jury Trial	101
	11.11	Remedies	102
	11.12	No Waiver	102
	11.13	Negotiation of Agreement	103
	11.14	Disclosure Schedules	103
	11.15	Headings	103
	11.16	Counterparts; Signature	103
	11.17	No Recourse Against Third Parties	103
	11.18	Debt Financing Parties	104
	11.19	Navistar Parent.	104

INDEX OF EXHIBITS

Exhibit A	Post-Closing Capitalization of the Company

Exhibit B	A&R LLC Agreement of the Company

Exhibit C-1	Form of License Agreement

Exhibit C-2	Supply Agreement

Exhibit D	Transition Services Agreement

Exhibit E	Employee Leasing Agreement

Exhibit F	Notice Addresses

Exhibit G	Bank Guarantors

RECAPITALIZATION AGREEMENT

THIS RECAPITALIZATION AGREEMENT (as amended or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is dated as of November 30, 2018 and is entered into by and among Navistar, Inc., a Delaware corporation (“Navistar”), ND Holdings, LLC, a Delaware limited liability company (the “Company”), ND Intermediate, LLC, a Delaware limited liability company (“Intermediate”), Navistar Defense LLC, a Delaware limited liability company (“Navistar Defense”), Navistar International Corporation, a Delaware corporation (“Navistar Parent”), and Olive Investor, L.P., a Delaware limited partnership (“Investor”).

RECITALS

A. On the date hereof, Navistar owns, beneficially and of record, ninety-nine percent (99%) of the issued and outstanding Equity Interests of the Company and International Truck and Engine Investments Corporation, a Delaware corporation and Affiliate of Navistar (“ITEI”) owns, beneficially and of record, one percent (1%) of the issued and outstanding Equity Interests of the Company, the Company owns, beneficially and of record, one hundred percent (100%) of the issued and outstanding Equity Interests of Intermediate, Intermediate owns, beneficially and of record, one hundred percent (100%) of the issued and outstanding Equity Interests of Navistar Defense (including its branch, Navistar Afghanistan LLC), Navistar Defense owns, beneficially and of record, one hundred percent (100%) of the issued and outstanding Equity Interests of Navistar Defence Canada Inc., a Canadian corporation, and Navistar Defense Europe B.V., a Netherlands besloten vennootschap (“Navistar BV”), and Navistar BV owns, beneficially and of record, one hundred (100%) of the issued and outstanding Equity Interests of Navistar Defense U.K. Limited, a United Kingdom private limited company.

B. Subject to the terms and conditions hereof, the parties hereto desire to enter into the following transactions to effect a recapitalization of the Company: (i) Navistar Defense will enter into the Debt Financing Transactions, (ii) Navistar Defense will declare and pay the ND Debt-Financed Distribution to Intermediate, (iii) Intermediate will declare and pay the Intermediate Debt-Financed Distribution to the Company, (iv) the Company will declare and pay the Pre-Closing Equityholder Distribution to Navistar and ITEI, pro rata based on the number of Equity Interests held by them, (v) Investor will purchase from Navistar, and Navistar will sell to Investor, seventy (70) Units, such that Investor will own seventy percent (70%) of the issued and outstanding Units, Navistar will own twenty-nine percent (29%) of the issued and outstanding Units and ITEI will own one percent (1%) of the issued and outstanding Units, and (vi) the Company, Investor, ITEI and Navistar will enter into the A&R LLC Agreement in order to recapitalize the issued and outstanding Units into Senior Preferred Units and Junior Preferred Units, which will be owned by Investor, ITEI and Navistar as set forth on Exhibit A attached hereto.

C. Concurrently with the execution and delivery hereof, Cerberus Institutional Partners VI, LP, a Delaware limited partnership, and Cerberus CAL II Partners, LP, a Delaware limited partnership (collectively “Sponsor”) executed and delivered to Navistar a Limited Guaranty, dated as of the date hereof, in favor of Navistar, pursuant to which Sponsor guaranteed Investor’s obligation to pay the Reverse Termination Fee and any reimbursement obligations pursuant to Section 9.3.2 or Section 8.8.4.

NOW, THEREFORE, in consideration of these premises, the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1 MATTERS OF CONSTRUCTION; DEFINITIONS.

1.1 Matters of Construction. For purposes of this Agreement, unless otherwise expressly specified herein, the words “hereof”, “herein”, “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement will include all subsections thereof. The word “including” means “including, without limitation.” The phrase “in the ordinary course of business” means “in the ordinary course of business, consistent with past practice”. Definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender. All references in this Agreement to any Section, Exhibit or Schedule will, unless otherwise specified, be deemed to be a reference to a Section, Exhibit or Schedule of or to this Agreement, in each case as such may be amended in accordance herewith. Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”). Any reference herein to “$” or “dollars” means United States dollars. Whenever this Agreement states that the Company has “made available” any document to Investor, such statement means that such document was (a) delivered to Investor or (b) made available for viewing in the electronic data room for “Project Olive” run by Intralinks (the “Data Room”), in each case, at least two days prior to the date hereof. If any action under this Agreement or any Ancillary Agreement is required to be taken on a day that is not a Business Day, such action may be taken by 5:00 p.m. New York City time on the next succeeding Business Day.

1.2 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“A&R LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company in substantially the form attached hereto as Exhibit B.

“Accrued Taxes” means the excess, if any, of the aggregate current income Tax liabilities over the aggregate current income Tax Assets of the Subject Companies on a combined basis attributable to any Pre-Closing Tax Period and the pre-Closing portion of any Straddle Period (calculated in accordance with the principles set forth in Section 8.6.11). The calculation of Accrued Taxes shall (a) exclude any deferred Tax liabilities or deferred Tax assets, (b) consider any items of deduction or loss that arise by reason of or as a result of the transactions contemplated by this Agreement only to the extent such deductions are permitted to be reflected on a Tax Return for a Tax period ending on or prior to the Closing Date at a level of comfort of at least “more likely than not” and have the effect of reducing (not below zero) the current Tax liability to which such items are relevant and (c) treat any prepaid expenses, deferred revenue and adjustments under Section 481 of the Code as accelerated to the Closing Date.

“Acquired Competing Business” has the meaning set forth in Section 8.17.3(c)(v).

“Acquiring Party” has the meaning set forth in Section 8.17.3(c)(v).

“Acquisition Transaction” has the meaning set forth in Section 8.7.

“Action” means any action, suit, charge, claim, petition, litigation, suit, arbitration, complaint, inquiry, investigation, audit, hearing or proceeding, whether civil, criminal or administrative, at law or at equity, that is brought by or before any Governmental Authority or before any arbitrator of competent jurisdiction.

“Adjustment Amount” which may be a negative number, means the result of (a) the amount, if any, by which Working Capital is greater than Target Working Capital, minus (b) the amount, if any, by which Target Working Capital is greater than Working Capital, plus (c) the amount of Closing Cash, minus (d) the Closing Indebtedness minus (e) the Seller Transaction Expenses.

“Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Transaction” has the meaning set forth in Section 3.17.

“Afghani Contract Net Proceeds” means, as of the end of any Period, (x) the aggregate amount of all cash actually received by the Subject Companies following the Closing Date through the end of such Period in respect of the funding obligations under that certain Contract No. W56HZV-15-C-0207, dated as of September 17, 2014, by and between the U.S. Army and Navistar Defense (the “Existing Afghani Contract”) or the corresponding funding obligations under any replacement and/or follow-on contract (other than Excluded Replacement Contracts) effecting a settlement, whether in whole or in part, of such funding obligations (the Existing Afghani Contract or such replacement and/or follow-on contract other than an Excluded Replacement Contract, the “Afghani Contract”) (provided, for the avoidance of doubt, that in determining the Afghani Contract Net Proceeds under any replacement and/or follow-on contract (other than an Excluded Replacement Contract) to the Existing Afghani Contract, only that cash which corresponds with the settled funding obligations it replaced will be included in such calculation), net of (y) without duplication, any cost of goods sold, direct overhead, markup on products and/or parts supplied by the Navistar Group, customer acceptance costs, freight costs and other direct costs related to delivery of any products, parts or services in respect of such funding obligations, including the amount to the extent paid or becomes payable by any Subject Company to the Navistar Group with respect to the payables set forth in the second sub-bullet on Schedule 8.19 (in each case, other than with respect to an Excluded Replacement Contract); provided, that solely in the event the replacement or follow-on contract constituting an Afghani Contract is an FMS TACOM Contract or a DLA Contract (each, a “Qualified Replacement Contract”), then, as of the end of any Period, cash received by the Subject Companies under such Qualified Replacement Contract shall only be included in the Afghani Contract Net Proceeds to the extent:

(1) the aggregate amount of cash received (subject to the second proviso below) by the Subject Companies under (A) all FMS TACOM Contracts (if the Qualified Replacement Contract is an FMS TACOM Contract) is in excess of $31,500,000 or (B) all DLA Contracts (if the Qualified Replacement Contract is a DLA Contract) is in excess of $10,000,000 (such $31,500,000 or $10,000,000 amount, the “Applicable Earnout Threshold”), in each case, excluding amounts included in the following clause (2) (for clarity, if the Applicable Earnout Threshold is not met (if applicable) as of any Period without taking into account the cash received under such Qualified Replacement Contract, then all or the portion of the cash received under such Qualified Replacement Contract necessary to meet the Applicable Earnout Threshold shall not be included pursuant to this clause (1) in the calculation of clause (x) of Afghani Contract Net Proceeds as of the end of such Period), or

(2) the cash received under the Qualified Replacement Contract is with respect to products, parts or services provided to an end-customer in Afghanistan;

provided, further, that if any cash received by the Subject Companies with respect to a Qualified Replacement Contract is not included in clause (x) of the definition of Afghani Contract Net Proceeds, then the corresponding costs with respect thereto shall not be included in the calculation of clause (y) of the definition of Afghani Contract Net Proceeds; provided, further, that for purposes of calculating the foregoing clause (1), cash received under any FMS TACOM Contract or DLA Contract (in each case, other than the Qualified Replacement Contract) shall only be included as follows (in each case, “Qualifying FMS/DLA Contract Cash”): (I) 100% of such cash, to the extent it is with respect to revenue recognized under such FMS TACOM Contract or DLA Contract on or prior to October 31, 2021 and (II) fifty percent (50%) of such cash, to the extent it is with respect to revenue recognized under such FMS TACOM Contract or DLA Contract after October 31, 2021 (but only with respect to FMS TACOM Contracts or DLA Contracts that are entered into on or prior to October 31, 2021). For clarity, only once such cash is actually received with respect to such revenue shall it be included in clause (1). For the avoidance of doubt, the calculation of Afghani Contract Net Proceeds shall be without duplication to any amounts payable to Navistar under the second sub-bullet on Schedule 8.19.

“Afghani FMS or DLA Included Amounts” has the meaning set forth in the definition of Afghani Contract Net Proceeds.

“Agreement” has the meaning set forth in the preamble.

“Algeria Agreement” means that certain supply agreement no. 1078/829 by and between Navistar Defense and the Algerian Ministry of National Defense dated as of June 3, 2017

“Algeria Cash” means eight million dollars ($8,000,000) of restricted cash held by Navistar as collateral in respect of the Algeria Existing LC.

“Algeria Existing LC” means that certain letter of credit in place as of the date hereof in support of the Company’s obligation under the Algeria Agreement.

“Algeria Follow-On Cash” means the restricted cash held by Navistar as collateral in respect of Algeria Follow-On LC.

“Algeria Follow-On LC” means a letter of credit in support of the Company’s obligation under the Algeria Follow-On Order.

“Algeria Follow-On Order” means that certain follow-on order pursuant to that certain Amendment No. 1 to the Algeria Agreement, dated as of September 25, 2018, by and between Navistar Defense and the Algerian Ministry of National Defense.

“Alternative Debt Financing” has the meaning set forth in Section 8.8.1.

“Alternative Debt Financing Commitment Letter” has the meaning set forth in Section 8.8.1.

“Ancillary Agreements” means the A&R LLC Agreement, the Supply Agreement, the Employee Leasing Agreement, the Transition Services Agreement, the License Agreements and any other agreement, certificate or instrument delivered by any party hereto in connection with this Agreement or the Contemplated Transactions, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Annual Financial Statements” has the meaning set forth in Section 3.5.1.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Antitrust Laws” means the Sherman Act, Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Arbitrator” means a nationally-recognized accounting firm to be mutually agreed upon by Investor and Navistar, which accounting firm will not have provided services to Investor, the Company or Navistar within the preceding five (5) years).

“Assets” means any and all rights, titles and interests in and to all properties, assets, claims, Contracts and businesses of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, and wherever located.

“Assumed Liabilities” means the Liabilities listed on Schedule 1.2(a).

“Assumed Plans” means (i) any Plan that is maintained or sponsored by the Subject Companies as specifically set forth on Schedule 3.12.1, (ii) any liability under a Plan to which the Subject Companies have agreed to assume under this Agreement as specifically set forth on Schedule 3.12.1 or (iii) any liability under a Plan to which the Subject Companies have agreed to assume under the terms of the Employee Leasing Agreement.

“Bank Guarantor” shall have the meaning set forth in Section 8.13.

“Beneficiary Party” has the meaning set forth in Section 8.17.6.

“Business Day” means any weekday other than a weekday on which banks in New York, New York are authorized or required by applicable Laws to be closed.

“Business Employees” means the employees of any member of the Navistar Group who are listed on Schedule 3.21(a).

“Business Insurance Policies” has the meaning set forth in Section 8.10.

“Cap” has the meaning set forth in Section 10.5.1(d).

“Capitalization Representations” means the representations and warranties contained in Sections 3.3.1, 3.3.2, 3.3.4 and 3.3.6.

“Carve-Out Costs” means an aggregate amount equal to $13,700,000.

“Cash” means, as of any given time and for any given Person, cash, cash equivalents, marketable securities, certificates of deposit, other balances deposited with banks, money market funds, U.S. government bonds and U.S. treasury bills, in each case, with maturities not exceeding three (3) months as of such time, held by such Person, including inbound transfers and deposits in transit (including checks, drafts, ACH transfers and wire transfers that have been wired, mailed or otherwise delivered to the bank, but not yet posted to the recipient’s account by such bank), less outbound transfers and outstanding checks, in each case; provided, that, with respect to the Subject Companies, Cash shall exclude any Restricted Cash. For the avoidance of doubt, the Algeria Cash shall not constitute Cash of the Subject Companies.

“Closing” has the meaning set forth in Section 2.1.

“Closing Cash” means the aggregate amount of Cash of the Subject Companies as of the Effective Time, subject to the items expressly applicable to Closing Cash in Schedule 1.2(b), for the avoidance of doubt including Section 1 thereof (provided, that the first proviso shall only apply to those other sections of Schedule 1.2(b) that expressly reference Closing Cash); provided, that Closing Cash shall exclude (a) any Excluded Asset and (b) the proceeds received by Navistar Defense in the Debt Financing Transactions; provided, further, that to the extent that, after the Effective Time but at or prior to Closing: (i) Closing Indebtedness is increased by an amount which would have resulted in a corresponding increase in either Cash or Working Capital if such definitions were measured at the same time as Closing Indebtedness, then Closing Cash shall be increased by such amount, (ii) Closing Indebtedness, Seller Transaction Expenses or Shared Transaction Expenses are reduced as a result of a payment of any such amounts using Cash of the Subject Companies, Closing Cash shall be reduced by such amount or (iii) any Cash of the Subject Companies is distributed or agreed to be distributed to Navistar or its Affiliates, such that such Cash is not owned by the Company or its Subsidiaries, Closing Cash shall be reduced by such amount.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Indebtedness” means the aggregate amount of Indebtedness (other than amounts due and owing in connection with the Debt Financing Transactions) outstanding as of immediately prior to the Closing (for the avoidance of doubt, taking into account any acceleration, fees, interest, penalties or other amounts that become due thereunder as a result of the Closing), subject to the items expressly applicable to Closing Indebtedness in Schedule 1.2(b), for the avoidance of doubt including Section 1 thereof solely with respect to any item of Indebtedness that refers to accrued amounts or to GAAP (provided, that the first proviso shall only apply to those other sections of Schedule 1.2(b) that expressly reference Closing Indebtedness).

“Closing Statement” has the meaning set forth in Section 2.4.1.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state Law.

“Code” means the Internal Revenue Code of 1986 and the applicable United States Treasury regulations issued thereunder, in each case, as amended from time to time.

“Commercial Business” means, as conducted by the Navistar Group at any time during the Restricted Period or in the twelve (12) months prior to the beginning of the Restricted Period, the direct or indirect conceptualization, design, development, production, manufacture, integration, sourcing, advertising, marketing, sale and/or distribution (through distributors, dealers or any other channel) of: (i) COTS Trucks and Buses anywhere in the world to any customer other than to Defense Customers; and (ii) parts and services (including commercial production parts, commercial aftermarket parts, engineering and field services, technical support, training, design changes (engineering change proposals) or any other support) anywhere in the world to any customer other than to a Defense Customer (collectively, “Commercial Products”), in each case, together with any ancillary actions and businesses to the extent not directly or, subject to Section 8.17.3(c)(iii), indirectly directed to a Defense Customer. For purposes hereof, the term “vehicle” shall include autonomous vehicles, vehicle subsystems, vehicle robotic systems and add on components.

“Commercial Competitor” means any Person who engages or participates in, or manages or controls, directly or indirectly, in any capacity (including as an individual, partner, shareholder, joint-venturer (whether by Contract, acquisition of Equity Interests or otherwise), officer, director, principal, trustee or consultant), a Competing Commercial Business, and any of such Person’s Affiliates or successors in interest.

“Commitment Letters” means the Debt Commitment Letter and the Equity Commitment Letter.

“Company” has the meaning set forth in the preamble.

“Company Budget” means the Defense Business’s annual capital expenditure budget or internal research and development budget, dated as of October 5, 2018.

“Company’s Knowledge” means the actual knowledge, after reasonable inquiry, of Kevin Thomas, Rosana Stein, Rob Puhalovich, Tom Kline, Jim Grooms, Scott Renier, and Gordon Wolverton with respect to the fact or other matter at issue.

“Company Owned Intellectual Property” means all of the Intellectual Property owned by the Subject Companies, including the Intellectual Property set forth on Schedule 3.13.2.

“Company Released Claims” has the meaning set forth in Section 8.12.2.

“Company Releasees” has the meaning set forth in Section 8.12.

“Company Releasors” has the meaning set forth in Section 8.12.2.

“Company Systems” means all of the following that are owned, leased or licensed by the Subject Companies or the Navistar Group and that are used in the Defense Business: computers, computer systems, servers, hardware, software, firmware, middleware, websites, databases, networks, servers, workstations, routers, hubs, switches, data communication equipment and lines, telecommunications equipment and lines, co-location facilities and equipment, and all other information technology equipment and related items of automated, computerized or software systems, including any outsourced systems and processes (e.g., hosting locations).

“Competing Commercial Business” shall mean a business conducted anywhere in the world by any Person (other than the Navistar Group) to the extent it directly or indirectly, in whole or in part, competes with the Commercial Business, whether conducted as a going concern, partnership, joint-venture (whether by Contract, acquisition of Equity Interests or otherwise) or otherwise.

“Competing Defense Business” shall mean a business conducted anywhere in the world by any Person (other than the Subject Companies) to the extent it directly or indirectly, in whole or in part, constitutes or competes with the Defense Business, whether conducted as a going concern, partnership, joint-venture (whether by Contract, acquisition of Equity Interests or otherwise) or otherwise.

“Competitor Acquiror” has the meaning set forth in Section 8.17.3(c)(vi).

“Confidentiality Agreement” has the meaning set forth in Section 8.1.

“Consolidated Tax Returns” has the meaning set forth in Section 8.6.2.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Continuing Employee” has the meaning set forth in Section 8.9.2.

“Contract” means, with respect to any Person, any contract, subcontract, agreement, deed, mortgage, lease, sublease, license, sublicense, indenture, binding proposals in response to “requests for proposals” or similar processes or other legally enforceable commitment, promise, undertaking, arrangement, offer, proposal, obligation, instrument or understanding, whether written or oral, to which or by which such Person is a party or is otherwise bound (excluding any sales or purchase orders entered into in the ordinary course of business on the Company’s standard forms).

“COTS Trucks and Buses” means vehicles classified (based on the U.S. Department of Transportation, Federal Highway Administration guidelines or successor U.S. federal guidelines) as Gross Vehicle Weight Range classes 4-8 with a commercial off-the-shelf chassis that do not include any Defense Parts.

“Credit Support Obligations” has the meaning set forth in Section 3.16.1(p).

“Damages” means all liabilities, monetary damages, fines, fees, penalties, interest, losses, obligations, Taxes, costs and expenses (including reasonable attorneys’ fees and expenses), and any amounts paid in investigation, defense or settlement of any of the foregoing.

“Data Room” has the meaning set forth in Section 1.1.

“Data Security Requirements” means the following, in each case to the extent relating to any personally identifiable information or other similar sensitive information, or any matters relating to privacy, protection, or security or the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction, or disposal of any personally identifiable information: (a) all applicable Laws and any related security breach notification requirements; (b) the Subject Companies’ own respective rules, policies, and procedures; (c) industry standards applicable to the industries in which the Subject Companies operate; and (d) Contracts to which the Subject Companies are bound.

“Debt Commitment Letter” means that certain duly executed commitment letter, dated as of the date hereof, in favor of Investor from the Debt Financing Sources party thereto (the “Lender”) committing to provide to Investor or its assignee the amount of debt financing set forth therein, together with all term sheets and other attachments thereto.

“Debt Distribution Amount” means the result of (i) the aggregate proceeds received by Navistar Defense in the Debt Financing Transactions, minus (ii) the Shared Transaction Expenses.

“Debt Financing” has the meaning set forth in Section 5.4.2.

“Debt Financing Commitment” has the meaning set forth in Section 5.4.2.

“Debt Financing Parties” means the Debt Financing Sources, the Persons that have otherwise entered into agreements in connection with the Debt Financing, including the parties to any joinder agreements, in connection therewith and each of their respective Affiliates, assignees or representatives and the former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, agents and controlling persons of the foregoing.

“Debt Financing Provisions” has the meaning set forth in Section 11.5.

“Debt Financing Sources” has the meaning set forth in Section 5.4.2.

“Debt Financing Transactions” has the meaning set forth in Section 2.2.1.

“Defense Business” means the direct or indirect conceptualization, design, development, production, manufacture, integration, sourcing, advertising, marketing, sale and/or distribution (including through distributors, dealers or any other channel) of: (i) purpose-built military vehicles (including Mine Resistant Ambush Protected vehicles and Special Operations Tactical Vehicles) anywhere in the world to any customer; (ii) MilCOTS Trucks and Buses anywhere in the world to any customer; (iii) COTS Trucks and Buses anywhere in the world solely to Defense Customers; and/or (iv) parts and services (including commercial production parts, commercial aftermarket parts, military vehicle production parts, military vehicle aftermarket parts, engineering and field services, technical support, training, design changes (engineering change proposals) or any other support) with respect to the foregoing in this clause (iv) anywhere in the world solely (other than with respect to Defense Parts) to a Defense Customer (collectively, “Defense Products”), in each case, together with any ancillary actions and businesses (in the case of ancillary actions to clause (iii) and (iv), to the extent such ancillary actions and businesses are directed to Defense Customers). “Defense Business” shall include the business of the Company and its Subsidiaries as conducted as of the date of the Recapitalization Agreement or as of Closing, or as conducted in the twelve (12) months prior to the date of the Recapitalization Agreement. For purposes hereof, the term “vehicle” shall include autonomous vehicles, vehicle subsystems, vehicle robotic systems and add on components.

“Defense Competitor” means any Person who engages or participates in, or manages or controls, directly or indirectly, in any capacity (including as an individual, partner, shareholder, joint-venturer (whether by Contract, acquisition of Equity Interests or otherwise), officer, director, principal, trustee or consultant), a Competing Defense Business, and any of such Person’s Affiliates or successors in interest.

“Defense Customer” means (i) any military customer (whether in or outside the U.S.), whether such customer purchases directly or through the U.S. Department of Defense’s Foreign Military Sale (or similar) program or otherwise, or (ii) any Governmental Authority or any other Person or body, in the case of this clause (ii), exercising national defense, security, intelligence or law enforcement functions (including, e.g., the Afghan National Police, Department of Homeland Security, National Guards, Department of State, FBI and CIA). “Defense Customer” shall exclude (except to the extent included pursuant to the following sentence) all (i) U.S. state governments and local municipalities (e.g., State of New York or New York City Police Department), (ii) Excluded Customers and (iii) customers solely to the extent purchasing through the United States General Services Administration Multiple Award Schedules program (“GSA Schedule”) as governed by the United States Federal Acquisition Regulation (“FAR”), Part 38 and any replacement or successor program. “Defense Customer” shall include any of the customers of the Company and its Subsidiaries as of the date of the Recapitalization Agreement or as of Closing. For purposes of this definition, a “customer” shall include any Person who ultimately receives any product, parts or services (i.e., an “end user”) and any Person who pays for any product, part or service, including any dealer or distributor and including the U.S. Department of Defense in connection with its Foreign Military Sales program.

“Defense Parts” means any defense feature code parts, including any of the parts listed on Schedule 1.2(i).

“DLA Contract” means any Contracts (including any purchase orders, task orders or similar orders) to be fulfilled by a Subject Company pursuant to the DLA Heavy Equipment (DLA—SPE8EC-17-R-0008) program (or a substantially similar program, if any, in the event this particular numbered program is not ultimately effected with any Person) (the “DLA Program”).

“Disclosure Schedules” means the disclosure schedules to this Agreement that are being delivered by the Company in connection with the execution and delivery hereof.

“Disposition ROFO Acceptance Notice” has the meaning set forth in Section 8.17.4.

“Disposition ROFO Date” has the meaning set forth in Section 8.17.4.

“Disposition ROFO Notice” has the meaning set forth in Section 8.17.4.

“Disputed Item” has the meaning set forth in Section 2.4.2.

“Drop Dead Date” has the meaning set forth in Section 9.1.4.

“Earnout Account” has the meaning set forth in Section 2.5.6.

“Earnout Account Percentage” means 22%; provided, that Navistar and the Company shall negotiate in good faith to adjust such percentage to reflect the percentage represented by (i) the maximum amount of Earnout Payment Amounts that would reasonably be expected to be achieved under the Afghani Contract (disregarding the exclusion in clause (1) of the definition of Earnout Payment Amount) divided by (ii) the aggregate amount of cash that would reasonably be expected to be received under the Afghani Contract.

“Earnout Deposit Cash” has the meaning set forth in Section 2.5.6.

“Earnout Payment Amount” means, as of the end of any Period, seventy nine percent (79%) of the aggregate Afghani Contract Net Proceeds received by the Subject Companies as of the end of such Period, if any; provided, that, the Earnout Payment Amount shall exclude (1) the first $3,000,000 that would otherwise constitute an Earnout Payment Amount under the Afghani Contract aggregated across all Periods and (2) any Earnout Payment Amounts previously paid to Navistar. By way of illustration, but not limitation, if prior to taking into account clauses (1) and (2) of the foregoing proviso, there would be an Earnout Payment Amount of $2,900,000 as of the end of the first fiscal year after the Closing, an Earnout Payment Amount of $3,400,000 as of the end of the second fiscal year, and an Earnout Payment Amount of $3,700,000 as of the end of the third fiscal year, then for the purposes of Section 2.5, there shall not be deemed to be an Earnout Payment Amount with respect to the first fiscal year, there shall be deemed to be an Earnout Payment Amount of $400,000 with respect to the second fiscal year and there shall be deemed to be an Earnout Payment Amount equal to $300,000 with respect to the third fiscal year. In the event cash received by the Subject Companies is deposited into the Earnout Account, the Earnout Payment Amount shall be increased by the interest accruing on such funds (net of any taxes or tax distributions to be paid with respect to such interest).

“Effective Time” means 12:01 a.m. New York City Time on the Closing Date.

“Employee Leasing Agreement” means, collectively, (a) the employee leasing agreement, to be dated as of the Closing Date, by and between Navistar and Navistar Defense, in the form of Exhibit E attached hereto and (b) the employee leasing agreement, to be dated as of the Closing Date, by and between Navistar or one of its Affiliates and Navistar Defence Canada Inc., a Canadian corporation, that is substantially similar (except for changes necessitated by local law) in all material respects to the form of Exhibit E attached hereto.

“Employee Plan” means any plan, program, agreement, Contract, scheme, policy or arrangement that is: (a) an employee benefit plan within the meaning of Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA); (b) an equity bonus, equity purchase, equity option, restricted equity, equity appreciation right, or similar equity-based compensation plan; (c) a deferred-compensation, retirement, pension, welfare, bonus, incentive, vacation, paid time off or fringe benefit plan, program, policy, agreement, arrangement or scheme; (d) an employment, retention, transaction, change-in-control, severance, or separation agreement; or (e) any other material benefit or compensation plan, program, agreement, scheme, policy or arrangement.

“Encumbrance” means any charge, lien, license, pledge, security interest, mortgage, deed of trust, transfer restriction, preemptive rights, rights of first refusal, or offer or other encumbrance.

“Environmental Laws” means any Law pertaining to, regulating, imposing liability for, or establishing standards of conduct for, public or worker health and safety (regarding Hazardous Substances), pollution, the protection of the environment or emissions, discharges, releases or handling of, or exposure to, any Hazardous Substances.

“Equity Commitment Letter” has the meaning set forth in Section 5.4.2.

“Equity Financing” has the meaning set forth in Section 5.4.2.

“Equity Financing Commitment” has the meaning set forth in Section 5.4.2.

“Equity Interests” means, with respect to any Person, (a) any capital stock, partnership interest, equity interests or membership interest or ownership interest of any class in such Person, (b) any option, warrant, purchase right, conversion right, exchange right, put right, preemptive right, commitment or other security or Contract which would entitle any other Person, directly or indirectly, to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including equity appreciation, phantom equity, profit participation or other similar rights or securities), (c) any security directly or indirectly convertible into or exchangeable or exercisable for any security described in the foregoing clauses (a) or (b), or (d) any security or other right with equity features or that is derivative of, or provides economic benefits based on, directly or indirectly, the value or price of any security described in the foregoing clauses (a), (b) and (c).

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations issued thereunder, in each case, as amended from time to time.

“ERISA Affiliate” has the meaning set forth in Section 3.12.2.

“Estimated Adjustment Amount” has the meaning set forth in Section 2.3.1.

“Estimated Closing Statement” has the meaning set forth in Section 2.3.1.

“Excluded Assets” means each of (a) the Lease, dated August 27, 2010, by and between 1747 Pennsylvania Avenue, L.P. and Navistar Defense, with respect to 1747 Pennsylvania Avenue, Suite 800, NW, Washington DC, (b) the Sublease, dated March 24, 2014, by and between Navistar Defense and Republican Attorneys General Association, with respect to 1747 Pennsylvania Avenue, Suite 800, NW, Washington DC, (c) the Long Wheel Base Rolling Chassis (“LWBRC”) Request for Equitable Adjustment (“REA”) relating to a unilateral undefinitized contract action (the “MRAP Contract”) from January 2012 for a LWBRC version of the Mine-Resistant Ambush Protected (“MRAP”) and any amount received or receivable by Navistar Defense in connection therewith, (d) the Stop Work Order Request for Equitable Adjustment on the LWBRC portion of the MRAP Contract and any amount received or receivable by Navistar Defense in connection therewith, (e) the Maxxpro Recovery Vehicle REA, related to the cost of engineering and technical support for the MRV version of the MRAP, also known as the MRAP Wrecker and any amount received or receivable by Navistar Defense in connection therewith, (f) the LWBRC Termination for Convenience claim related to the United States government’s July 2013 termination for convenience of the LWBRC portion of the MRAP Contract and any amount received or receivable by Navistar Defense in connection therewith, and (g) accounts receivable (whether billed or unbilled) relating to dealer commercial and non-commercial parts.

“Excluded Business” means any business of the Navistar Group other than the Defense Business.

“Excluded Customer” means solely with respect to the sale of (i) COTS Trucks and Buses and (ii) parts (other than Defense Parts) and services (including commercial production parts, commercial aftermarket parts, engineering and field services, technical support, training, design changes (engineering change proposals) or any other support), non-U.S. state and local governments (to the extent such concepts are applicable), excluding in any event any national-level governments.

“Excluded Employees” means any employee of the Navistar Group other than the Business Employees.

“Excluded Environmental Liabilities” means any Liabilities arising under any Environmental Laws with respect to (a) properties or facilities formerly owned, leased or operated by any of the Subject Companies, other than the Leased Real Property; (b) properties or facilities at any time owned, leased or operated by the Navistar Group in connection with current or former operations of the Defense Business, including without limitation any such properties or facilities owned, leased or operated prior to the formation of International Military & Government LLC in 2004, other than the Leased Real Property; and (c) off-site properties or facilities at or to which Hazardous Substances were disposed or arranged for disposal or transported from any of the properties or facilities set forth in (a) or (b) above; provided for the avoidance of doubt that in no event shall “Excluded Environmental Liabilities” include any Liabilities with respect to (x) the Leased Real Property or (y) any off-site properties or facilities at or to which Hazardous Substances were disposed or arranged for disposal or transported from any of the Leased Real Property.

“Excluded Liability” means each of (a) any Liabilities arising from, related to or in connection with any Specific Matter, (b) any Liabilities relating to Excluded Employees, (c) any Liabilities relating to the Excluded Business, (d) any Liabilities relating to the Reorganization (other than Assumed Liabilities), (e) any Liabilities relating to the Excluded Assets, (f) any Excluded Environmental Liabilities, (g) except as set forth in the Employee Leasing Agreement, any Liabilities for incurred but not yet reported claims under any Plan (other than an Assumed Plan) or insurance policy associated therewith, (h) any Liabilities relating to any claim that the Company does not own any Intellectual Property developed under any existing, expired, or terminated Contract between Plasan Sasa LTD (“Plasan”) and Navistar Defense, including any claims related to the Company’s or its Affiliates’ use of, or grant of any license or sublicense to any third party to use, such Intellectual Property, and including that certain Purchase Order by and between Plasan and Navistar Defense, dated as of December 13, 2006, and that certain Supply Agreement by and between Plasan and Navistar Defense, dated as of January 17, 2007 (the “Plasan IP Claims”), (i) any claim by any Governmental Authority that any tooling used at any time prior to the Closing by the Defense Business is owned by a Governmental Authority or otherwise needs to be returned to such Governmental Authority and (j) any accounts payable (whether billed or unbilled) relating to dealer commercial and non-commercial parts.

“Excluded Replacement Contract” means any Contract (i) for the sale of ITEF vehicles in Iraq, (ii) sale of HET, IMOD, MDT or DTT vehicles in Israel, (iii) sale of garbage or sceptic trucks, HET or 4x4 vehicles in Jordan, (iv) sale of any Defense Products in Peru, and (v) MRAP vehicles in Afghanistan, in each case, or any sales of related parts or services.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administered by U.S. Customs and Border Protection.

“Expense Reimbursement” has the meaning set forth in Section 9.3.2.

“Fair Market Value Balance Sheet” has the meaning set forth in Section 8.6.7.

“Fee Letter” means that certain duly executed fee letter from the Lender.

“Final Adjustment Amount” has the meaning set forth in Section 2.4.4.

“Financial Statements” has the meaning set forth in Section 3.5.1.

“Financing” has the meaning set forth in Section 5.4.2.

“Financing Agreements” has the meaning set forth in Section 8.8.1.

“Financing Commitments” has the meaning set forth in Section 5.4.2.

“Financing Sources” has the meaning set forth in Section 8.8.3.

“Foreign Plan” has the meaning set forth in Section 3.12.11.

“FMS TACOM Contract” means any Contracts (including any purchase orders, task orders or similar orders) to be fulfilled by a Subject Company pursuant to the global FMS (Tacom) (TACOM—W56HZV-17-R-0176) program (or a substantially similar program, if any, in the event this particular numbered program is not ultimately effected with any Person) (the “FMS TACOM Program”).

“Fraud” means intentional and knowing fraud under Delaware law with respect to the subject matter of any representation or warranty in this Agreement or any other Ancillary Agreement.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1, 3.2 (other than the last sentence thereof), 3.3.3, 3.3.5, 3.5.3, 3.22, 3.28, 4.1, 4.3, 4.5, 5.1, 5.2, 5.3 and 5.5, and, solely for purposes of Article 10, the representations and warranties set forth in Section 3.8.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Government Bid” means any offer, proposal, quotation or bid which, if accepted or awarded, would lead to a Government Contract.

“Government Contract” means any Contract for the sale of products or delivery of services that is between a Subject Company or, with respect to the Defense Business, Navistar or any of its Affiliates, and a Governmental Authority or entered into by a Subject Company or, with respect to the Defense Business, Navistar or any of its Affiliates, as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority.

“Government Official” means (a) any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization; (b) an officer or employee of an international organization (e.g., World Bank, United Nations); (c) an officer or employee of a political party or any party official, or a candidate for political office; (d) a member of the royal or ruling family of a country; or (e) any individual who is a principal or senior manager of, or who has an immediate family or close personal relationship or business ties with, any of the foregoing individuals or entities.

“Governmental Authority” means any nation or government, any domestic or foreign, federal, state, province, prefect, municipal, local or county government or governmental authority, division, court, commission, department, agency, instrumentality or official, including any political subdivision thereof, or any quasi-governmental, arbitral tribunal (public or private) or private body exercising executive, legislative, judicial, regulatory, administrative, importing or taxing functions of or pertaining to government, including any court of competent jurisdiction or arbitral body (public or private).

“Guarantee Date” has the meaning set forth in Section 8.13.

“Hazardous Substances” means any substance, material or waste as to which liability or standards of conduct are imposed under, and any contaminants, pollutants, toxic substances, hazardous wastes, hazardous materials or hazardous substances, as any of the forgoing may be defined in, any Environmental Law, in each case due to their hazardous, toxic, dangerous or deleterious properties or characteristics, including petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, noise, odor, mold, biological material, radiation and radioactive materials.

“Hire Date” has the meaning set forth in Section 8.9.1.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations issued thereunder, in each case, as amended from time to time.

“Indebtedness” means, as of any given time, without duplication, (a) all obligations and Liabilities (including all Liabilities in respect of principal, accrued or unpaid interest, penalties (including prepayment penalties), breakage costs, make-whole payments, fees, expenses, reimbursement obligations and premiums) of the Subject Companies as of such time: (i) for borrowed money or in respect of loans or advances, or obligations in substitution or exchange therefor, (ii) evidenced by notes, bonds, debentures, mortgages or similar instruments or debt securities, (iii) for the deferred purchase price of Assets, property, goods or services Assets or securities or under any conditional sale obligations or under any title retention Contract (other than trade payables, accruals or similar Liabilities incurred in the ordinary course of business and included in the calculation of Working Capital, but including “earn-out” or other similar contingent purchase price payments in connection with prior mergers and/or acquisitions), (iv) under any interest rate, currency, swap or other hedging or derivative instruments, securities or agreements (in each case assuming such instruments, agreements or securities were terminated as of immediately prior to Closing), (v) under leases that have historically been, or would be required to be, recorded as capitalized leases on a balance sheet in accordance with GAAP, (vi) for due and payable reimbursement obligations under letters of credit (to the extent drawn), bankers acceptances, surety bonds, performance bonds or similar obligations, instruments or facilities (but, for the avoidance of doubt, excluding pursuant to (x) the Algeria Agreement and (y) the UAE Offset Agreement), (vii) all obligations of the type referred to in the foregoing clauses secured by any Lien on any property or Asset of the Subject Companies or any Transferred Asset and (viii) in the nature of guarantees of the obligations described in clauses (i) through (vii) above of any other Person, (b) the UAE Pre-Closing Offset Liability, (c) the Carve-Out Costs, (d) Accrued Taxes, (e) the UAE Surplus Earnings, (f) any accrued but unpaid deferred compensation or supplemental retirement payments, post-employment welfare, termination indemnity payments or payments under any gratuity plan or arrangement, together with the employer’s portion of any employment Taxes associated with such payments, (g) any deferred rent, (h) any Liability set forth on Schedule 1.2(c)(i), (i) any amounts owed to customers for over-billings for any reason, (j) all accrued restructuring costs or expenses, (k) all of the matters described in Schedule 1.2(c)(ii), (l) any accrued royalty or similar payments under the contract described in Schedule 1.2(c)(iii), and (m) the underfunding of capital expenditure or internal research and development expenditure obligations that were required to be funded in accordance with the Company Budget between the date hereof and the Closing Date pursuant to Section 8.2(d). Notwithstanding the foregoing, Indebtedness does not include (i) any intercompany obligations between or among the Subject Companies, (ii) any Indebtedness of the Subject Companies under the Navistar Group’s credit facilities to the extent released at or prior to the Closing, (iii) any Excluded Liabilities, Seller Transaction Expenses or Shared Transaction Expenses or (iv) any leases permitted to be recorded as operating leases in accordance with GAAP, to the extent historically recorded as operating leases in the Financial Statements.

“Indemnified Parties” has the meaning set forth in Section 10.2.1.

“Inside Date” has the meaning set forth in Section 2.1.

“Intellectual Property” means any and all intellectual property and proprietary rights in any jurisdiction throughout the world, in each case, to the extent protectable under applicable Law, including: (a) registered and unregistered trade names, trademarks, service marks, brand names, business name, logos, and other indicia of origin, together with all goodwill associated with each the foregoing; (b) internet domain names, URLs, addresses and other designations; (c) registered and unregistered copyrights, works of authorship, and mask works; (d) computer programs and software (whether in source code or object code), data, databases, sui generis database rights, and collections of data, and any documentation and records relating to any of the foregoing; (e) technology, know-how, trade secrets, ideas and information, designs, formulas, algorithms, processes, methods, schematics, technical data, customer and supplier lists, drawings, specifications, layouts, plans, financial, business and marketing plans and proposals, and price and cost information; (f) social media identifiers and corresponding accounts for all third-party social media sites; (g) inventions (whether or not patentable), patents and invention disclosures (including all reissues, divisions, reexaminations, revisions, renewals, extensions, provisionals, continuations and continuations-in-part); copyrights; mask work rights; (h) all other intellectual and industrial property and proprietary rights of any sort; and (i) all applications, registrations, issuances and the like with respect to any of the foregoing.

“Intermediate” has the meaning set forth in the preamble.

“Intermediate Debt-Financed Distribution” has the meaning set forth in Section 2.2.3.

“Inventory Count” has the meaning set forth in Section 2.3.2.

“Inventory Workpapers” has the meaning set forth in Section 2.3.2.

“Investor” has the meaning set forth in the preamble.

“Investor Indemnified Parties” has the meaning set forth in Section 10.1.

“Investor Related Parties” has the meaning set forth in Section 9.3.4.

“IP Sponsor” has the meaning set forth in Section 3.13.7.

“Israeli Offset Agreement” means that certain Umbrella Industrial Cooperation Agreement, dated as of December 9, 2009, by and among Israel’s Industrial Cooperation Authority, Navistar Parent, Navistar and Navistar Defense (as may be amended, restated, amended and restated, extended, supplemented, or otherwise modified).

“Israeli Offset Credits” means all credits (1) received in respect of the Israeli Offset Agreement or (2) received in respect of any successor agreement to the Israeli Offset Agreement to the extent that such credits issued pursuant to the Israeli Offset Agreement are rolled or otherwise transferred into such successor agreement.

“ITAR” means the U.S. International Traffic in Arms Regulations.

“ITEI” has the meaning set forth in the recitals.

“Junior Preferred Units” means the Class A-2 Units (as defined in the A&R LLC Agreement).

“Law” means any statute, law, act, ordinance, code, rule, constitution, order, treaty, requirement or regulation of a Governmental Authority, including common law.

“Leased Real Property” has the meaning set forth in Section 3.9.2.

“Liabilities” means, collectively, all obligations, liabilities, Damages and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due.

“LWBRC” has the meaning set forth in the definition of Excluded Assets.

“License Agreements” means the Intellectual Property License Agreements, to be dated as of the Closing Date, by and between Navistar Defense and each of (a) Navistar Canada, ULC, (b) OCC Technologies, LLC and (c) Navistar and International Truck Intellectual Property Company, LLC, in substantially the form attached hereto as Exhibit C-1 (mutatis mutandis).

“Mandatory Disposition of an Acquired Competing Business” has the meaning set forth in Section 8.17.3(c)(v).

“Material Adverse Effect” means any event, change, development, effect, condition, circumstance, matter or occurrence that, individually or in the aggregate when taken with all other events, changes, developments, effects, conditions, circumstances, matters or occurrences, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, financial condition, operations, properties, assets, liabilities or results of operations of the Subject Companies or the Defense Business, taken as a whole, or (b) the ability of the Company, Navistar Defense, or Navistar to timely perform its obligations under this Agreement or any Ancillary Agreement and to timely consummate the Contemplated Transactions; provided that, solely for the purposes of the foregoing clause (a), the term “Material Adverse Effect” will not include or take into account any event, change, development, effect, condition, circumstance, matter or occurrence to the extent caused by (i) changes in Laws or the interpretation thereof after the date hereof, (ii) changes in GAAP after the date hereof, (iii) actions of any Subject Company taken with the express prior written consent of Investor or actions of any Subject Company expressly required by this Agreement, (iv) general economic conditions, including changes in the credit, debt, financial, capital, currency, insurance or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world where the Defense Business operates, (v) events or conditions generally affecting the industries in which the Defense Business operates, (vi) global, national or regional political conditions within the geographic area in which the Defense Business operates, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (vii) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (viii) the announcement, pendency or consummation of this Agreement or the Contemplated Transactions or the identity of Investor or Sponsor in connection with the Contemplated Transactions and the impact of any of the forgoing on relationships with customers, suppliers or employees, (ix) the failure of any Subject Company to take any action that is prohibited by this Agreement, or (x) any failure to meet any internal projections, forecasts, guidance, estimates, milestones, budgets or internal financial or operating predictions of revenue, earnings, cash flow or cash position (provided that (A) the matters described in clauses (i), (ii), (iv), (v), (vi), and (vii) shall be included and taken into account in the term “Material Adverse Effect” to the extent any such matter has had or would reasonably be expected to have a disproportionate adverse impact on the business, assets, financial condition, operations, properties, assets, liabilities or results of operations of the Subject Companies or the Defense Business, taken as a whole, relative to other participants in the industries in which the Defense Business operates and (B) clause (xi) will not prevent a determination that any event, change, development, effect, condition, circumstance, matter or occurrence underlying any such failure has resulted in a Material Adverse Effect, to the extent such event, change, development, effect, condition, circumstance, matter or occurrence is not otherwise excluded from this definition of Material Adverse Effect).

“Material Company Contract” has the meaning set forth in Section 3.16.2.

“MilCOTS Trucks and Buses” means vehicles classified (based on the U.S. Department of Transportation, Federal Highway Administration guidelines or successor U.S. federal guidelines) as Gross Vehicle Weight Range classes 4-8 with a commercial off-the-shelf chassis that includes one or more Defense Parts.

“Most Recent Balance Sheet” has the meaning set forth in Section 3.5.1.

“Most Recent Balance Sheet Date” has the meaning set forth in Section 3.5.1.

“Most Recent Financial Statements” has the meaning set forth in Section 3.5.1.

“MRAP” has the meaning set forth in the definition of Excluded Assets.

“MRAP Contract” has the meaning set forth in the definition of Excluded Assets.

“Navistar” has the meaning set forth in the preamble.

“Navistar BV” has the meaning set forth in the recitals.

“Navistar Collateral” has the meaning set forth in Section 8.13.

“Navistar Defense” has the meaning set forth in the preamble.

“Navistar Group” means, as of any particular time, Navistar and its Affiliates as of such time (other than the Subject Companies); provided that “Navistar Group” shall exclude (i) any direct or indirect equityholders of the ultimate parent entity of Navistar and (ii) any Person that acquires direct or indirect control of Navistar Parent or Navistar (or any of their respective successors or parent entities at the time of such acquisition) or all or substantially all of their assets and all of such Person’s Affiliates (other than Navistar Parent or Navistar (or their successors or parent entities at the time of such acquisition) and their controlled Affiliates), excluding, in the case of clause (ii), any Person that becomes the parent of Navistar Parent (or its successor or parent entity at such time) as a result of a reorganization or similar transaction pursuant to which the direct or indirect equityholders Navistar Parent (or such success or parent entity) immediately prior to such reorganization or similar transaction remain substantially the same immediately after such reorganization or similar transaction.

“Navistar Indemnified Parties” has the meaning set forth in Section 10.2.1.

“Navistar Parent” has the meaning set forth in the preamble.

“Navistar Released Claims” has the meaning set forth in Section 8.12.

“Navistar Releasees” has the meaning set forth in Section 8.12.2.

“Navistar Releasors” has the meaning set forth in Section 8.12.

“Navistar Restricted Employee” means, with respect to any action contemplated by Section 8.17.1(b), any employee or any individual independent contractor of the Navistar Group or any individual engaged or providing services to the Navistar Group through a staffing agency or similar provider of contingent workers, in each case, at the time of such action or during the twelve (12) months prior to such action, in each case, who was entitled to at least $100,000 in compensation (on an annualized and full-time equivalent basis) at any time during such period and who devoted at least ten (10) hours a week on average during the six (6) months prior to such action (or since the date of employment, if shorter) to the Navistar Group.

“ND Debt-Financed Distribution” has the meaning set forth in Section 2.2.2.

“ND Restricted Employee” means, with respect to any action contemplated by Section 8.17.1, any employee or any individual independent contractor of any Subject Company or the Defense Business or any individual engaged or providing services to the Subject Companies or the Defense Business through a staffing agency or similar provider of contingent workers, in each case, at the time of such action or during the twelve (12) months prior to such action, in each case, who was entitled to at least $100,000 in compensation (on an annualized and full-time equivalent basis) at any time during such period and who devoted at least ten (10) hours a week on average during the six (6) months prior to such action (or since the date of employment, if shorter) to the Subject Companies or the Defense Business (or any individual who is made available to the Subject Companies under the Employee Leasing Agreement).

“NISPOM” has the meaning set forth in Section 3.11.9.

“Nonparty Affiliate” has the meaning set forth in Section 11.17.

“Notice of Dispute” has the meaning set forth in Section 2.4.2.

“Off-the-Shelf Software Licenses” means any agreement for unmodified commercial “off-the-shelf,” “click wrap” or “shrink wrap” software products or technology licensed to a Subject Company that is generally commercially available and that has an aggregate annual license, maintenance and other support cost of less than one hundred thousand dollars ($100,000).

“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation, formation or organization or articles of association or memorandum of association of such Person and any limited liability company, operating or partnership agreement, by-laws or similar documents or agreements relating to the legal organization or governance of such Person.

“Other Agreements” has the meaning set forth in Section 8.17.

“Partnership Balance Sheets” has the meaning set forth in Section 8.6.7.

“Period” has the meaning set forth in Section 2.5.1.

“Permit” means, with respect to any Person, any license, franchise, permit, consent, approval or other similar authorization issued or otherwise granted by any Governmental Authority to which or by which such Person is subject or bound.

“Permitted Encumbrances” means (a) Encumbrances for Taxes, special assessments or other governmental or quasi-governmental charges not yet due and payable or the amount or validity of which is being contested in good faith and (in each case) for which appropriate reserves have been established in accordance with GAAP on the Most Recent Balance Sheet, (b) landlords’, warehousemen’s’, mechanics’, materialmen’s, carriers’ or similar liens to secure claims for labor, material or supplies and other similar Encumbrances that relate to obligations that arise in the ordinary course of business securing amounts that are not overdue, (c) Encumbrances incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under social security regulations or other applicable Laws, (d) zoning, building, entitlement and other land use regulations or restrictions regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the Defense Business thereon, (e) the interests of the lessors and sublessors of any leased properties, (f) easements, rights of way and other imperfections of title or other liens or encumbrances that do not materially interfere with the present use of the property related thereto, (g) non-exclusive licenses to Intellectual Property granted in the ordinary course of business, and (h) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

“Person” means any natural person and any corporation, partnership, limited liability company, limited partnership, limited liability company other legal entity or Governmental Authority.

“Plan” means each Employee Plan that any Subject Company sponsors, maintains, contributes or is obligated to contribute, or under which any Subject Company has any liability, or under which any current or former employee, director, consultant or independent contractor of any Subject Company or the Defense Business or the beneficiaries or dependents of any such Person may participate or receive benefits or compensation.

“PPACA” means the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder.

“Pre-Closing Equityholder Distribution” has the meaning set forth in Section 2.2.4.

“Pre-Closing Tax Claim” has the meaning set forth in Section 8.6.4(a).

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or prior to the Closing Date.

“Pre-Closing Tax Returns” has the meaning set forth in Section 8.6.3.

“Pre-Closing Taxes” means all (a) Taxes (or the non-payment thereof) imposed on or with respect to the assets and operations of the Subject Companies for all Pre-Closing Tax Periods, (b) Taxes of any member of a combined, consolidated or unitary group of which a Subject Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, and (c) Taxes of any Person (other than a Subject Company) imposed on a Subject Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; in each case, without duplication of any amount actually included in Indebtedness, Seller Transaction Expenses, Shared Transaction Expenses or Working Capital (each as finally determined).

“Principals” has the meaning set forth in Section 3.11.7.

“Product” has the meaning set forth in Section 3.26.1.

“Property Taxes” has the meaning set forth in Section 8.6.11.

“Protected Party” has the meaning set forth in Section 8.17.3(c)(v).

“Purchase Consideration” has the meaning set forth in Section 8.6.6.

“Purchase Price” has the meaning set forth in Section 2.2.5.

“Purchased Units” has the meaning set forth in Section 2.2.5.

“Qualified FMS/DLA Contract Cash” has the meaning set forth in the definition of Afghani Contract Net Proceeds.

“Qualified Replacement Contract” has the meaning set forth in the definition of Afghani Contract Net Proceeds.

“REA” has the meaning set forth in the definition of Excluded Assets.

“Real Property Leases” has the meaning set forth in Section 3.9.2.

“Real Property Subleases” has the meaning set forth in Section 3.9.3.

“Related Persons” has the meaning set forth in Section 3.17.

“Reorganization” has the meaning set forth in Schedule 1.2(d).

“Representative Parties” means, with respect to any Person, its directors, managers, officers, employees, agents, advisors, affiliates and representatives (including attorneys, accountants, consultants, bankers and financial advisors).

“Requesting Party” has the meaning set forth in Section 8.17.6.

“Required Amount” has the meaning set forth in Section 5.4.1.

“Restricted Cash” means any Cash of the Subject Companies (a) the use of which is restricted by Law or Contract, including (i) any deposits with third parties and (ii) Cash that is collateralizing or required to collateralize or otherwise reserved or set aside (or required to be reserved or set aside) in respect of letters of credit, performance bonds, guaranties or similar arrangements, (b) that is held outside of the United States that cannot be freely repatriated to the United States for any reason other than Taxes, and (c) that is held outside of the United States to the extent of any withholding or other Taxes that would be imposed on the repatriation of any such Cash to the United States (provided that any such Cash in excess of the amount of any withholding or other Taxes imposed on such repatriation shall not constitute Restricted Cash under this clause (c)); provided that up to one hundred fifty thousand dollars ($150,000) of Cash held by the Subject Companies in the United Kingdom shall not be treated as Restricted Cash.

“Restricted Period” means the period beginning on the Closing Date and ending on the seven (7) year anniversary of the Closing Date.

“Restricted Opportunity” has the meaning set forth in Section 8.17.6.

“Reverse Termination Fee” has the meaning set forth in Section 9.3.1.

“Sanctioned Country” means any country or region that is, or has been since November 1, 2015, the subject or target of a comprehensive embargo under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List; (b) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State).

“SEC” means the U.S. Securities and Exchange Commission.

“Seller Transaction Expenses” means, to the extent such costs, fees and expenses have not been paid prior to the Closing, (a) all costs, fees and expenses incurred or payable by any Subject Company in connection with the negotiation, execution and delivery of this Agreement (or the sale process leading to the negotiation, execution and delivery of this Agreement, whether with Investor or any other Person) and the Ancillary Agreements or the consummation of the Contemplated Transactions including any amounts payable by any Subject Company to (i) outside counsel of the Subject Companies or Navistar and (ii) all third party transaction advisors engaged by the Subject Companies or Navistar, including financial advisors, investment bankers, brokers, accountants and data room administrators, in connection with this Agreement and the transaction contemplated hereunder, in the case of each of clauses (i) and (ii) for services rendered through the close of business on the Closing Date and (b) any bonus, success or change of control payments, incentive, retention, “single-trigger” severance or other similar benefits payable to Business Employees (including any amounts payable to offset any excise Taxes imposed under Section 4999 of the Code and any related income Taxes) and the employer’s share of any incremental payroll Taxes attributable to such amounts.

“Senior Preferred Units” means the Class A-1 Units (as defined in the A&R LLC Agreement).

“Shared Contracts” has the meaning set forth in Section 8.11.

“Shared Transaction Expenses” means, to the extent such costs, fees and expenses have not been paid prior to the Closing, (a) the costs, fees and expenses of the Lender and other Debt Financing Sources that are subject to payment or reimbursement by Navistar Defense in accordance with the definitive documentation evidencing the Debt Financing, (b) the premium, underwriting fees, surplus lines taxes, broker commissions, and other out-of-pocket costs and expenses paid by or on behalf of the Investor in connection with obtaining a buyer-side representation and warranty insurance policy in connection with the Contemplated Transaction (such policy the “R&W Insurance Policy”) (c) all costs, fees and expenses incurred or payable by or on behalf of Investor in connection with the due diligence, negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the Contemplated Transactions (including, for the avoidance of doubt, all third party advisor costs, fees and expenses in connection therewith), (d) 100% of the HSR filing fees and any foreign antitrust filings fees in connection with the Contemplated Transactions and (e) the out-of-pocket costs and expenses, if any, of conducting the Inventory Count.

“Specific Matter” has the meaning set forth on Schedule 1.2(e).

“Specified Representations” means the representations and warranties set forth in Sections 3.17 and 3.25.

“Sponsor” has the meaning set forth the recitals.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subject Companies” means the Company and its direct and indirect Subsidiaries.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing member or general partner of such limited liability company, partnership, association or other business entity.

“Subsidiary Equity” has the meaning set forth in Section 3.3.4.

“Supply Agreement” means the Supply Agreement to be dated as of the Closing Date, by and between Navistar Defense and Navistar in substantially the form attached hereto as Exhibit C-2.

“Target Working Capital” means $45,400,000.

“Tax” means any United States federal, state or local, or any foreign, income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, transfer, real property gains, real property, personal property, payroll, withholding, employment, escheat or unclaimed property, unemployment, social security (or similar), disability, payroll, license, employee or other withholding, value added, excise, natural resources, severance, stamp, registration, occupation, windfall profits, environmental, customs, duties, capital stock, estimated, alternative or add-on minimum tax, or other taxes, of any kind whatsoever, or governmental charges, fees or assessments in the nature of a tax, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not.

“Tax Basis Balance Sheet” has the meaning set forth in Section 8.6.7.

“Tax Return” means any Tax returns, statements, reports, declarations and other Tax forms and documents (including estimated Tax returns and reports and information returns and reports and including any schedule or attachment thereto) filed or required to be filed with any Taxing Authority.

“Taxing Authority” means any United States federal, state or local, or any foreign, Governmental Authority responsible for the imposition, assessment or collection of any Tax.

“Third-Party Action” means any claim or the commencement of any Action relating to a third-party claim for which indemnification may be sought by an Indemnified Party.

“Third-Party Claim Notice” means a written notification of the commencement of any Third-Party Action.

“Top Customer” has the meaning set forth in Section 3.23.

“Top Vendor” has the meaning set forth in Section 3.24.

“Trade Control Laws” has the meaning set forth in Section 3.19.1.

“Transfer Taxes” means any sales, use, stock transfer, value added, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or Taxes together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto incurred in connection with the Contemplated Transactions.

“Transferred Assets” means the Assets listed on Schedule 1.2(f) that were (or, solely with respect to Intellectual Property listed therein, at or prior to the Closing will be) transferred from one or more members of the Navistar Group to the Subject Companies in contemplation of the Closing.

“Transferred Employees” has the meaning set forth in Section 8.9.1.

“Transition Services Agreement” means the Transition Services Agreement to be dated as of the Closing Date, by and between Navistar Defense and Navistar in substantially the form attached hereto as Exhibit D.

“UAE Bank Guarantee” has the meaning set forth in Section 8.13.

“UAE MRAP Agreement” means the Award/Contract No., W56HZV-17-C-0099, with an effective date of February 28, 2017, issued by U.S. Army Contracting Command to Navistar Defense, as amended on April 11, 2017, August 7, 2017 and January 30, 2018.

“UAE Offset Agreement” means the Tawazun Economic Program Agreement, dated as of March 6, 2017, by and between Tawazun Economic Council and Navistar Defense and the related Tawazun Economic Program Guidelines, 2015/2016 Edition.

“UAE Pre-Closing Offset Liability” means an amount determined in accordance with Schedule 1.2(g). For the avoidance of doubt, the UAE Pre-Closing Offset Liability shall not exceed $47,416,621.

“UAE Supplemental Agreement” means any Supplemental Agreement to be entered into under the UAE Offset Agreement in respect of the UAE MRAP Agreement to implement the Subject Companies’ UAE Obligations under the UAE Offset Agreement.

“UAE Surplus Earnings” means the aggregate earnings of the Subject Companies from November 1, 2017 through the Effective Time generated under the UAE MRAP Agreement, determined in accordance with Schedule 1.2(h); provided that UAE Surplus Earnings shall be without duplication of the UAE Pre-Closing Offset Liability, and, for the avoidance of doubt, shall be calculated on a tax-adjusted basis as provided in Schedule 1.2(h).

“Unit” has the meaning assigned to such term in the Limited Liability Company Agreement of the Company, dated as of November 29, 2018, by and between the Company and Navistar.

“Upfront Consent Fees” means any upfront fees, costs or expenses paid with respect to obtaining, making, filing, giving or seeking (i) with respect to any Contract of the Subject Companies, any consent, approval, notice, filing or waiver (however called) obtained, made, filed, given or sought in connection with the consummation of the transactions contemplated hereby, (ii) with respect to any Contract that is contemplated to be assigned to the Subject Companies at or prior to Closing, any consent, approval, notice, filing or waiver (however called) obtained, made, filed, given or sought in connection with the consummation of transactions contemplated hereby or the assignment of such Contract and (iii) with respect to any Shared Contract, any consent, approval, notice, filing or waiver (however called) obtained, made, filed, given or sought for the Subject Companies to derive any benefit or incur Liabilities under such Shared Contract as of immediately after the Closing; provided, that, in each case, Upfront Consent Fees shall not include (1) any other fees, costs or expenses under any Contract, including any maintenance, ongoing, operational or similar fees, costs or expenses, including any increase in such maintenance, ongoing, operational or similar fees required by the counterparty (provided that, notwithstanding the foregoing, Upfront Consent Fees will include an increase in the maintenance, ongoing, operational or similar fees to the extent it is attributed to fees, costs or expenses contemplated by clauses (i) through (iii) that have been amortized in such maintenance, ongoing, operational or similar fees) or (2) the fees, costs or expenses of the Subject Companies entering into a Contract or license to obtain products or services under a Contract or license that is not being assigned to a Subject Company at Closing and for which the counterparty requires such Subject Company to have its own Contract or license.

“Voting Debt” has the meaning set forth in Section 3.3.4.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988 and any similar Law.

“West Point Lease” means, as amended, that certain Lease Agreement by and between the Babcock & Wilcox Company (the “West Point Lessor”) and Navistar Defense.

“Working Capital” means the value of the current assets less the current liabilities of the Subject Companies on a consolidated basis as of the Effective Time, determined in accordance with Schedule 1.2(b).

2 THE CLOSING TRANSACTIONS.

2.1 Time and Place of Closing. The closing of the Contemplated Transactions (the “Closing”), shall take place at 10:00 a.m. (local time) at the offices of Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois, as promptly as practicable following, but in no event later than the second Business Day following, the satisfaction or waiver of each of the conditions set forth in Articles 6 and 7 hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time and place as Investor and Navistar may agree; provided, that the Parties shall not be required to effect the Closing prior to the 30th day after the date hereof (the “Inside Date”). The day on which the Closing takes place is referred to herein as the “Closing Date.” Subject to the provisions of Article 9, the failure of any party to consummate the Closing on the date and time determined pursuant to this Section 2.1 shall not result in the termination of this Agreement and shall not relieve such party of any obligation under this Agreement.

2.2 Closing Transactions. Upon the terms and subject to the conditions of this Agreement, at the Closing, the parties shall consummate the following transactions in the following order:

2.2.1 Investor shall assign the Debt Commitment Letter to Navistar Defense and Navistar Defense shall enter into the Debt Financing (the “Debt Financing Transactions”);

2.2.2 immediately following its receipt of the proceeds from the Debt Financing Transactions, Navistar Defense shall declare and pay a distribution to Intermediate in an aggregate amount equal to the Debt Distribution Amount (the “ND Debt-Financed Distribution”);

2.2.3 immediately following its receipt of the proceeds from the ND Debt-Financed Distribution, Intermediate shall declare and pay a distribution to the Company in an aggregate amount equal to the Debt Distribution Amount (the “Intermediate Debt-Financed Distribution”);

2.2.4 immediately following its receipt of the proceeds from the Intermediate Debt-Financed Distribution, the Company shall declare and pay a distribution to Navistar and ITEI, pro rata based on the number of Equity Interests held by them, in an aggregate amount equal to the Debt Distribution Amount (the “Pre-Closing Equityholder Distribution”);

2.2.5 Investor shall purchase from Navistar, and Navistar shall sell to Investor, 70 Units (the “Purchased Units”) for an aggregate purchase price equal to (a) seventy percent (70%) multiplied by (b) the result of (i) $192,500,000 plus (ii) the Estimated Adjustment Amount minus (iii) the Debt Distribution Amount (the “Purchase Price”), which such Purchase Price shall be paid by wire transfer of immediately available funds to such account as has been designated in writing by Navistar;

2.2.6 the Company, Investor and Navistar shall enter into (and Navistar shall cause ITEI to enter into) the A&R LLC Agreement; and

2.2.7 the Company shall pay or cause to be paid in full to the Persons entitled thereto the Shared Transaction Expenses.

2.3 Estimated Adjustment Amount.

2.3.1 At least three (3) Business Days prior to the Closing Date (but no earlier than seven (7) Business Days prior to the Closing Date), Navistar shall deliver to Investor a written statement (the “Estimated Closing Statement”), prepared in accordance with the items expressly applicable to the Estimated Closing Statement or, as applicable, the components thereof in Schedule 1.2(b), for the avoidance of doubt including, as applicable, Section 1 of Schedule 1.2(b), setting forth Navistar’s good faith estimate of the Adjustment Amount as of the Closing Date (the “Estimated Adjustment Amount”), together with reasonable supporting calculations and documentation. To the extent reasonably necessary to review the Estimated Closing Statement, Investor and its accountants and other representatives shall be permitted reasonable access upon reasonable advance notice and at reasonable times (and during normal business hours) to review the Subject Companies’ and Navistar’s books and records and any work papers (subject to customary access letters), in each case to the extent related to the preparation of the Estimated Closing Statement and to the Subject Companies’ and Navistar’s employees and accountants involved in such preparation. In addition, Investor and its accountants and other representatives may make reasonable inquiries of Navistar, the Subject Companies and their respective accountants regarding questions or disagreements relating to the Estimated Closing Statement. Navistar and the Company shall reasonably cooperate with and respond reasonably promptly to such inquiries (to the extent (a) related to the preparation of the Estimated Closing Statement and (b) responses thereto are within their reasonable control), and Navistar and the Company shall each use its, and shall cause the Subject Companies to use their, commercially reasonable efforts to direct any such accountants to reasonably cooperate with and respond reasonably promptly to such inquiries (to the extent (i) related to the preparation of the Estimated Closing Statement and (ii) responses thereto are within the reasonable control of the Subject Companies and Navistar). Navistar shall consider in good faith any reasonable comments Investor has to the Estimated Closing Statement and, to the extent Navistar reasonably deems it to be appropriate, revise the Estimated Closing Statement to reflect such reasonable comments. Any such revised Estimated Closing Statement shall constitute the Estimated Closing Statement for all purposes of this Agreement.

2.3.2 On a date to be mutually agreed by the Company and the Investor, which date shall be prior to the delivery of the Estimated Closing Statement but no earlier than ten (10) nor later than seven (7) Business Days prior to the Closing Date, the Company and Investor shall jointly conduct a full physical inventory count and assessment (which shall include a price and valuation assessment) (the costs of which shall constitute Shared Transaction Expenses) (the “Inventory Count”). The Investor and its accountants and other representatives shall be permitted full access to participate in the Inventory Count and the Company shall cooperate with and promptly respond to any inquiries with regards to the Inventory Count and the Company and the Investor shall each separately prepare (and provide the other party with copies of) all compilation, reconciliation and costing workpapers prepared in connection with the Inventory Count (collectively, the “Inventory Workpapers”).

2.4 Post-Closing Adjustment.

2.4.1 As promptly as practicable after, but in no event more than ninety (90) days after, the Closing Date, the Company shall deliver, or cause to be delivered, to Navistar a statement (the “Closing Statement”) prepared in accordance with the items expressly applicable to the Closing Statement or, as applicable, the components thereof in Schedule 1.2(b), for the avoidance of doubt including, as applicable, Section 1 of Schedule 1.2(b), setting forth the Company’s good faith calculation of the Adjustment Amount, together with reasonable supporting calculations and documentation.

2.4.2 To the extent reasonably necessary to review the Closing Statement, Navistar and its accountants and other representatives shall be permitted reasonable access upon reasonable advance notice and at reasonable times (and during normal business hours) to review the Subject Companies’ books and records and any work papers (subject to customary access letters), in each case to the extent related to the preparation of the Closing Statement and to the Subject Companies’ employees and accountants involved in such preparation. In addition, Navistar and its accountants and other representatives may make reasonable inquiries of Investor, the Subject Companies and their respective accountants regarding questions or disagreements relating to the Closing Statement. Investor and the Company shall respond reasonably promptly to such inquiries (to the extent (a) related to the preparation of the Closing Statement and (b) responses thereto are within the reasonable control of the Subject Companies), and Investor and the Company shall each use its, and shall cause the Subject Companies to use their, reasonable efforts to direct any such accountants to respond reasonably promptly to such inquiries (to the extent (i) related to the preparation of the Closing Statement and (ii) responses thereto are within their reasonable control). The Closing Statement shall become final and binding upon the parties upon the date that is forty-five (45) days after receipt thereof by Navistar, unless Navistar delivers written notice of dispute with any item set forth in the Closing Statement (“Notice of Dispute,” and any such item, a “Disputed Item”) to the Company, with a copy to Investor, prior to such date. Any Notice of Dispute shall specify the Disputed Items in reasonable detail, together with the relevant dollar amounts, and the nature and basis of any dispute.

2.4.3 During the twenty (20) days following the date on which the Company receives a Notice of Dispute, Navistar and the Company shall attempt to resolve in writing any Disputed Items. If, at the end of such twenty-day period (or such longer period as Navistar and the Company may mutually agree), Navistar and the Company have not resolved any Disputed Items, then Navistar and the Company shall execute a customary engagement letter with the Arbitrator and the unresolved Disputed Items shall be submitted to the Arbitrator for resolution. The Arbitrator shall (a) act as an arbitrator and not as an expert, (b) address only the remaining unresolved Disputed Items, (c) make its decision solely on the basis of (i) the written presentations of Navistar and the Company and (ii) the Inventory Workpapers prepared by each of Navistar and the Company (and not, in either case, by independent review) and in accordance with the terms and definitions of this Agreement and (d) for each remaining unresolved Disputed Item, not assign a value greater than the greatest value for such Disputed Item claimed by either Navistar or the Company or smaller than the smallest value for such Disputed Item claimed by either Navistar or the Company. No party shall engage in ex parte communications with the Arbitrator. The determination of the Arbitrator shall be final and binding on the parties and shall not be subject to court review or otherwise appealable absent fraud or manifest error. The Arbitrator’s determination of the Disputed Items shall be set forth in a written report which shall specify in reasonable detail how such determination was made. Any associated engagement fees of the Arbitrator shall be initially borne by the Company; provided that such fees shall ultimately be borne by Navistar and Investor in inverse proportion as they may prevail on any Disputed Items resolved by the Arbitrator, which proportionate allocations shall also be determined by the Arbitrator at the time the determination of the Arbitrator is rendered on the merits of such Disputed Items. Each of Navistar and the Company agrees that the procedure set forth in this Section 2.4.3 for resolving disputes with respect to the Post-Closing Statement shall be the sole and exclusive method for resolving any such disputes, absent fraud or manifest error; provided, that nothing herein shall limit the parties rights pursuant to Article 10. Subject to Section 11.9, the Arbitrator’s determination may be enforced in any court of competent jurisdiction. The Closing Statement, as revised by the agreement of the Company and Navistar and/or the resolution of the Arbitrator, shall become final and binding on the parties on the date the Arbitrator delivers its final resolution in writing to Navistar and the Company (or, if Navistar and the Company are able to resolve all Disputed Items in writing, on the date of such written resolution).

2.4.4 “Final Adjustment Amount” means the Adjustment Amount set forth on the Closing Statement as finally determined pursuant to this Section 2.4. If the Final Adjustment Amount is greater than the Estimated Adjustment Amount, the Company shall pay to Navistar an amount equal to the amount by which such Final Adjustment Amount exceeds such Estimated Adjustment Amount. If the Final Adjustment Amount is less than the Estimated Adjustment Amount, Navistar shall pay to the Company an amount equal to the amount by which such Estimated Adjustment Amount exceeds such Final Adjustment Amount.

2.4.5 Any payment to be made by the Company or Navistar pursuant to Section 2.4.4 shall be made not more than three (3) Business Days after the Closing Statement becomes final and binding pursuant to this Section 2.4, by wire transfer of immediately available funds to such account as has been designated in writing by Navistar or the Company, as the case may be.

2.4.6 Any payment to be made by the Company or Navistar pursuant to Section 2.4.4 shall be treated as an adjustment to the Purchase Price for all applicable Tax purposes, unless otherwise required by applicable Law.

2.5 Earnout.

2.5.1 Earnout Payments. Within thirty (30) days after receipt of the Company’s audited financial statements with respect to any fiscal year completed following the Closing, the Afghani Contract Net Proceeds and corresponding Earnout Payment Amount shall be calculated as of the end of such fiscal year and the Company shall pay to Navistar, by wire transfer of immediately available funds, the Earnout Payment Amount (each an “Earnout Payment”), if any, as of the end of such fiscal year (or, with respect to the first fiscal year after the Closing, the portion of such year commencing after the Effective Time; such fiscal year or portion thereof, a “Period”); provided, that in no event shall the aggregate amount of all Earnout Payments actually paid to Navistar hereunder exceed $17,000,000. In the event the Company fails to pay the portion of any Earnout Payment that is not being disputed to Navistar as and when due (e.g., within thirty (30) days after the end of a Period, to the extent any Earnout Payment is due at such time), such Earnout Payment shall accrue interest at a rate equal to ten percent (10%) per annum until such Earnout Payment is fully paid to Navistar (together with any accrued interest thereon). In the event there is a dispute with respect to any Earnout Payment, interest shall only accrue with respect to the disputed portion of such Earnout Payment to the extent unpaid within ten (10) Business Days after the final determination thereof pursuant to Section 2.5.4 (and commencing following such ten (10) Business Day period).

2.5.2 Contractual Right Only. The right of Navistar to receive any Earnout Payment (i) is solely a contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon Navistar only the rights of a general unsecured creditor under applicable state law); (ii) will not be represented by any form of certificate or instrument other than this Agreement; and (iii) does not give Navistar any additional dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of the Company’s Equity Interests.

2.5.3 Operation of the Subject Companies. Following the Closing, the Subject Companies shall use reasonable efforts to maximize the payments to Navistar pursuant to and in accordance with this Section 2.5; provided, that in no event shall anything in this Section 2.5 obligate the Subject Companies to institute or maintain any legal Action in respect of the Afghani Contract, to seek or obtain any financing, to amend or waive any rights under Section 2.5 or to pay any amounts to Navistar not expressly required by Section 2.5; provided, that, in no event shall this Section 2.5 limit in any respect any rights Navistar or its Affiliates may have under any other agreements, or in their capacity as a supplier to the Subject Companies (it being agreed that this Section 2.5 contains the entire agreement between the parties with respect to the Earnout Payment). In no event shall the Subject Companies, without the prior written consent of Navistar, amend, amend and restate, terminate or modify the Afghani Contract or waive any right thereunder in any manner which would be reasonably expected to have an adverse impact on the Earnout Payment Amount or the payment thereof hereunder. Following the Closing, the Subject Companies shall provide (i) Navistar with the opportunity to attend and participate in any meetings (including by telephone conference) related to the funding obligations under the Existing Afghani Contract, including the entry into any replacement and/or follow-on contracts with respect to the funding obligations under the Existing Afghani Contract, (ii) Navistar a reasonable opportunity to review and comment on all written correspondence, notices, agreements and other documents relating to the funding obligations under the Afghani Contract prior to submission to any Governmental Authority, (iii) Navistar and its Affiliates and their representatives copies of all written correspondence, notices, agreements or other documents received from any Governmental Authority relating to the funding obligations under the Afghani Contract and copies of any other material written documents relating thereto, and (iv) Navistar and its Affiliates and their representatives (A) reasonable access to the books and records of the Subject Companies related to the Earnout Payment Amount, the Afghani Contract and the performance of the Subject Companies under the Afghani Contract, in each case during normal business hours and upon reasonable notice and (B) to the extent there is a Qualified Replacement Contract, to the extent reasonably requested by Navistar, a quarterly report of all cash received and revenue recognized under all FMS TACOM Contracts (if the Qualified Replacement Contract is an FMS TACOM Contract) with respect to the first $31,500,000 of Qualifying FMS/DLA Contract Cash (or the related revenue thereunder) or DLA Contract (if the Qualified Replacement Contract is a DLA Contract) with respect to the first $10,000,000 of Qualifying FMS/DLA Contract Cash received (or the related revenue thereunder), in each case, with respect to FMS TACOM Contracts and DLA Contracts entered into on or prior to October 31, 2021, in each case of this clause (iv), at Navistar’s sole cost and expense, subject to applicable law and the protection of any attorney-client or similar privilege. Prior to the Closing, Investor shall have the rights Navistar has following the Closing pursuant to the immediately foregoing sentence, mutatis mutandis. Navistar acknowledges and agrees that the Earnout Payment Amount is speculative and is subject to numerous factors outside the control of the Company and that there is no assurance that it will receive any Earnout Payment Amount and none of the Company, the Investor nor any of their Affiliates or their respective directors, officers, managers, employees or equityholders has promised nor projected any Earnout Payment Amount. Notwithstanding anything else in this Agreement or in any Ancillary Agreement to the contrary, except as expressly set forth in the first sentence of Section 2.5.3, none of the Company, the Investor nor any of their Affiliates or their respective directors, officers, managers, employees or equityholders owe any fiduciary duty or express or implied duty to Navistar, including an implied duty of good faith and fair dealing, with respect to the matters contemplated by this Section 2.5 and the parties solely intend the express provisions of this Section 2.5 (and only of this Section 2.5 or any other section or definition expressly referenced herein) to govern their contractual relationship with respect to the subject matter of this Section 2.5. Except as expressly set forth in the first sentence of this Section 2.5.3, Navistar hereby waives any fiduciary duty or express or implied duty (including an implied duty of good faith and fair dealing) of the Investor and its Affiliates and their respective directors, officers, managers, employees or equityholders with respect to the subject matter of this Section 2.5. Navistar hereby covenants and agrees that no member of the Navistar

Group shall commence or participate in any Action, in any forum, whether as a matter of Law or Contract, against Investor or its Affiliates (other than the Subject Companies) with respect to Investor’s or such Person’s alleged or actual failure to maximize the payments to Navistar pursuant to this Section 2.5, and Navistar acknowledges and agrees that the provisions of this Section 2.5.4 are intended to function as an absolute bar to any such Action.

2.5.4 Disputes. In the event of any dispute in respect of the calculation or the amount of Afghani Contract Net Proceed, Earnout Payment Amount or any Earnout Payment (including for purposes of determining whether any cash is required to be deposited in the Earnout Account pursuant to Section 2.5.6), the procedures set forth in Section 2.4.3 shall apply mutatis mutandis.

2.5.5 Tax Treatment. For U.S. federal income and other applicable Tax purposes, the parties shall treat any amounts paid by the Company pursuant to this Section 2.5 as (i) a distribution by the Company pursuant to Section 731 of the Code to each of Navistar and the Investor, pro rata in accordance with the number of Equity Interests held by them, and (ii) to the extent of any amounts treated as distributed by the Company to Investor pursuant to clause (i), a payment by Investor to Navistar that is an adjustment to the Purchase Consideration paid for the Purchased Units.

2.5.6 Interim Cash Treatment. If any cash is received by the Subject Companies under any Afghani Contract (or, in the case of a Qualified Replacement Contract, any Qualified FMS/DLA Contract Cash is received) following the Closing, then to the extent such cash (or Qualified FMS/DLA Contract Cash) would reasonably be expected to result in an Earnout Payment being payable as of the end of the fiscal year in which such cash is received (after taking into account (x) the limitation in Section 2.5.1, (y) clause (1) of the definition of Earnout Payment Amount and (z) to the extent such cash is paid with respect to a Qualified Replacement Contract, the requirement that such cash be in excess of the Applicable Earnout Threshold)) (the “Earnout Deposit Cash”), promptly following receipt thereof, the Company shall cause an amount of cash equal to the product of (A) the Earnout Deposit Cash actually received multiplied by (B) the Earnout Account Percentage to be immediately deposited into a segregated interest-bearing account of the Subject Companies (the “Earnout Account”). The Company shall ensure that (i) the funds in the Earnout Account shall not be commingled with any other funds of the Subject Companies, (ii) no liens (other than statutory liens, liens in favor of the depository bank in its capacity as such, mechanics’ or similar liens, judgment liens or other nonconsensual liens) are placed on the Earnout Account and such Earnout Account does not become subject to an account control agreement in favor of any third party (including pursuant to any financing arrangements) and (iii) the funds in the Earnout Account shall only be disbursed (A) to pay an Earnout Payment to Navistar or (B) to another account of the Subject Companies, but in the case of this clause (B), only to the extent such funds would not reasonably be expected to be payable as Earnout Payments; provided, that at least least sixty (60) days prior to making any disbursement pursuant to this clause (B), the Company shall have provided written notice thereof to Navistar and Navistar has not disputed such disbursement in writing within such sixty (60) day period; provided, further, that, if such notice of dispute has been delivered by Navistar, such amounts shall not be disbursed until such dispute is resolved pursuant to Section 2.5.4).

2.6 Withholding Rights. Investor, the Company and any other applicable withholding agent will be entitled to deduct and withhold from the consideration otherwise payable to or for the benefit of any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law; provided, in each case other than with respect to amounts properly treated as compensation income and any deduction or withholding by reason of a Person’s failure to provide the certificates and forms described in Section 6.7.6, that in the case of amounts payable on the Closing Date, the Person intending to withhold will (a) notify in writing any such Person of any amounts otherwise payable to such Person that it intends to deduct and withhold certain amounts as well as provide such Person the basis for such deduction and withholding at least four (4) Business Days prior to the Closing Date and (b) provide any such Person the reasonable opportunity to provide such documentation or take any other actions necessary to reduce or eliminate such deduction or withholding, and, in the case of amounts payable after the Closing Date that amounts should be deducted and withheld from the consideration otherwise payable to any Person pursuant to this Agreement, the applicable withholding agent will notify such Person of any amounts otherwise payable to such Person that it intends to so deduct and withhold. Any amounts withheld in accordance with this Section 2.6 shall be properly paid over to the applicable Taxing Authority and will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as otherwise disclosed in the corresponding section of the Disclosure Schedules (subject to Section 11.15) (which have been prepared in accordance with, and qualify the representations and warranties contained in, this Article 3), the Company represents and warrants to Investor:

3.1 Power and Authorization. Each of the Company, Intermediate and Navistar Defense has all requisite entity power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to timely consummate the Contemplated Transactions. The execution and delivery by the Company, Intermediate and Navistar Defense of this Agreement and the Ancillary Agreements and the performance of their respective obligations hereunder and thereunder, and the consummation of the Contemplated Transactions, have been duly authorized by the board of managers or similar governing bodies of the Company, Intermediate and Navistar Defense, and no other proceedings on the part of the Company, Intermediate or Navistar Defense are necessary to timely consummate the Contemplated Transactions and perform their respective obligations under this Agreement and the Ancillary Agreements. This Agreement has been, and the Ancillary Agreements at Closing will be, duly executed and delivered by the Company, Intermediate and Navistar Defense, and assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, constitutes (or, in the case of the Ancillary Agreements, at Closing will constitute) the legal, valid and binding obligation of the Company, Intermediate and Navistar Defense, enforceable against them in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). No vote, consent or approval of the equity holders of any Subject Company is required under applicable Law, such Subject Company’s Organizational Documents, or under any Contract between such Subject Company and its equity holders to authorize or approve this Agreement, the Ancillary Agreements or the Contemplated Transactions.

3.2 Organization. The Company (a) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite entity power and authority to own, lease or license all of its Assets and to carry on the Defense Business and (c) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of the Defense Business makes such qualification, licensing or good standing necessary, except, in the case of clause (c) only, where the failure to be so qualified or licensed or in good standing has not had or would not reasonably be expected to have, a Material Adverse Effect. The Subject Companies are not in default under or in violation of any provision of their respective Organizational Documents. The Company has made available to Investor accurate and complete copies of the Organizational Documents of the Subject Companies, including all amendments thereto.

3.3 Capitalization and Subsidiaries.

3.3.1 The authorized Equity Interests of the Company consists of an unlimited number of common units. As of the date hereof, one hundred (100) common units are issued and outstanding. As of the date hereof, the outstanding Equity Interests of the Company are held of record as set forth on Schedule 3.3.1, in each case free and clear of all Encumbrances (other than Permitted Encumbrances).

3.3.2 Except as set forth on Schedule 3.3.1, there are no Equity Interests in the Company that are issued, outstanding or reserved for issuance. All of the issued and outstanding Equity Interests of the Company are duly authorized, validly issued, fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal, transfer restrictions or similar rights and have not been issued in violation of any federal or state securities Laws.

3.3.3 Schedule 3.3.3 sets forth the name and jurisdiction of organization of each Subsidiary of the Company. Each such Subsidiary (a) is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite entity power and authority to own, lease or license all of its Assets and to carry on the Defense Business and (c) is duly qualified or licensed to do business as a foreign entity, and is in good standing or any similar concept (where such concept is recognized under the applicable jurisdiction) as such, in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of the Defense Business makes such qualification, licensing or good standing necessary, except, in the case of clause (c) only, where the failure to be so qualified or licensed or in good standing has not had or would not reasonably be expected to have, a Material Adverse Effect.

3.3.4 The issued and outstanding Equity Interests of each Subsidiary of the Company, together with the name of the record and beneficial ownership thereof, are set forth on Schedule 3.3.4 (collectively, the “Subsidiary Equity”). All of the Subsidiary Equity is held of record as set forth on Schedule 3.3.4. Except as set forth on Schedule 3.3.4, neither the Company nor any other Subject Company owns any Equity Interests in any Person other than the Subject Companies nor has any Subject Company entered into any joint venture (whether contractual or otherwise, but other than customer orders in the ordinary course of business) or other investment in any Person other than a Subject Company. There are no bonds, debentures, notes or other indebtedness of the Subject Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Units or Subsidiary Equity may vote (“Voting Debt”). Except as set forth on Schedule 3.3.4, each Subsidiary of the Company is wholly owned, directly or indirectly, by the Company free and clear of all Encumbrances (other than Permitted Encumbrances). Except as set forth on Schedule 3.3.4, there are no Equity Interests in any Subsidiary of the Company that are issued, outstanding, or reserved for issuance. The Subsidiary Equity is duly authorized, validly issued, fully paid and nonassessable and is not subject to, nor was issued in violation of, any preemptive rights, rights of first refusal, transfer restrictions or similar rights and have not been issued in violation of any federal or state securities Laws.

3.3.5 Except for any obligations pursuant to this Agreement, there are no options, warrants, stock appreciation rights, phantom stock rights, convertible or exchangeable securities, stock-based performance units or Contracts or undertakings of any kind to which a Subject Company is a party or by which a Subject Company is bound (a) obligating such Subject Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests in such Subject Company or any Voting Debt, (b) obligating such Subject Company to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking or (c) that give any Person the right to receive any economic interest of a nature otherwise accruing to the holders of Equity Interests in such Subject Company. There are no outstanding obligations of any of the Subject Companies to repurchase, redeem or otherwise acquire any Equity Interests of such Subject Company.

3.3.6 Except as set forth on Schedule 3.3.6, none of the Subject Companies is party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement with respect to the sale, purchase or voting of any Equity Interests of any Subject Company or which restrict the transfer of any Equity Interests of any Subject Company.

3.4 No Violation; Approvals and Consents. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements by the Company or any Subject Company party thereto, nor the consummation of the Contemplated Transactions will, and the Reorganization did not, in each case, with or without notice or lapse of time or both:

3.4.1 require any consent, waiver, approval, order, authorization of, or filing, license, permit, declaration or registration with, any Governmental Authority, other than (a) as listed on Schedule 3.4.1, (b) required filings under the HSR Act and (c) consents, waivers, approvals, orders, authorizations or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a material impact on any of (i) the Defense Business, (ii) the Company’s ability to timely consummate the Contemplated Transaction or (iii) the Company’s ability to perform its obligations under this Agreement or any Ancillary Agreement;

3.4.2 except as listed on Schedule 3.4.2, contravene or conflict with, or result in any notice requirement, material infringement, violation or breach of, or default under, or give rise to a right of payment or termination, modification, cancelation or acceleration of any obligation or right or to the loss of a benefit under, or result in the creation of any right or benefit under, or result in the imposition of any Encumbrance upon any of the Assets or Equity Interests of the Subject Companies or the Transferred Assets under any term, condition or provision of (a) the Organizational Documents of any Subject Company, (b) any Contract or Real Property Lease to which a Subject Company is a party or by which any of their respective Assets or by which the Transferred Assets are bound, (c) assuming that all consents, waivers, approvals, orders, authorizations and filings listed on Schedule 3.4.1 have been obtained or made, any Law, Governmental Order or Permit to which any Subject Company or the Defense Business or any of its Assets is subject, except, in the case of clauses (b) and (c), as would not reasonably be expected to have a material impact on any of (i) the Defense Business, (ii) the Company’s ability to timely consummate the Contemplated Transaction or (iii) the Company’s ability to perform its obligations under this Agreement or any Ancillary Agreement.

3.5 Financial Statements, Etc.

3.5.1 Schedule 3.5.1 sets forth accurate and complete copies of: (a) the unaudited consolidated balance sheet of Navistar Defense as of October 31, 2016 and the related unaudited consolidated statements of income of Navistar Defense for the fiscal year then ended, (b) the unaudited consolidated balance sheet of Navistar Defense as of October 31, 2017 and the related unaudited consolidated statements of income of Navistar Defense for the fiscal year then ended (clauses (a) and (b), the “Annual Financial Statements”), and (c) the unaudited balance sheet of Navistar Defense as of April 30, 2018 and the related unaudited consolidated statements of income of Navistar Defense for the 6-month period ending on April 30, 2018, and (d) the unaudited balance sheet of Navistar Defense as of September 30, 2018 (respectively, the “Most Recent Balance Sheet” and the “Most Recent Balance Sheet Date”) and the related unaudited consolidated statements of income of Navistar Defense for the 11-month period ending on the Most Recent Balance Sheet Date (this clause (d), the “Most Recent Financial Statements” and, collectively with the Annual Financial Statements and the financial statements described in clause (c), the “Financial Statements”). Except as set forth on Schedule 3.5.1, (i) the Financial Statements present fairly, in all material respects, the financial position of Navistar Defense and its Subsidiaries and the results of operations of Navistar Defense and its Subsidiaries as of the respective dates thereof and for the periods covered thereby (subject, in the case of the Most Recent Financial Statements, to normal year-end adjustments, which would not be material in amount or in nature) and (ii) the Financial Statements were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby. To the extent included therein, the Annual Financial Statements present on a consistent basis the statement of income and balance sheet of Navistar Defense included as part of the consolidated audited financial statements of Navistar Parent publicly filed with the Securities and Exchange Commission, subject to the absence of footnote disclosures, which if presented would not materially alter the nature of the financial position or results of operations presented in the Annual Financial Statements.

3.5.2 Except as set forth on Schedule 3.5.2, no Subject Company has any Liability, whether or not accrued or contingent, except for (a) Liabilities reflected or reserved against on the Most Recent Balance Sheet, (b) Liabilities incurred in the ordinary course of business since the Most Recent Balance Sheet Date (and which did not arise in connection with a breach of Contract, tort, misappropriation, dilution, infringement or violation of Law), (c) Liabilities incurred in connection with the Contemplated Transactions and (d) Liabilities that, individually or in the aggregate, are not, and would not reasonably be expected to be, material to the Subject Companies or to the Defense Business, in each case taken as a whole.

3.5.3 The Company and Intermediate are holding companies, were formed solely for the purpose of engaging in the Contemplated Transactions and neither has engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions. Neither the Company nor Intermediate own any Assets except for (a) Equity Interests of Intermediate and Navistar Defense, respectively, and (b) indirectly through their ownership of Intermediate and Navistar Defense, respectively, the other Subsidiaries of the Company. Except for (i) Liabilities incident to their formation or maintenance of their existence, (ii) obligations under their Organizational Documents or (iii) in connection with the Contemplated Transactions, the Company and Intermediate have no Liabilities and are not liable for, directly or indirectly, any indebtedness, Liabilities or obligations of any nature.

3.5.4 The accounts receivable of the Defense Business, whether such accounts receivable are reflected on the Most Recent Balance Sheet or will be reflected in the financial statements of Navistar Defense as of Closing, are, or will be at Closing, genuine, valid receivables that arose from bona fide transactions in the ordinary course of business, enforceable in accordance with their terms, subject to normal and customary trade discounts and less any reserves for doubtful accounts or other applicable reserves recorded on the Most Recent Balance Sheet or such financial statements. There are no setoffs, counterclaims or disputes asserted or conditions precedent to payment therefor with respect to any such accounts receivable (subject to normal and customary trade discounts and any reserves for doubtful accounts or other applicable reserves recorded on the Most Recent Balance Sheet or such financial statements) and no setoff, counterclaim, dispute, discount or allowance from any such accounts receivable has been made or agreed to, in each case, other than such setoffs, counterclaims, disputes, discounts or allowances that are usual and customary in the conduct of the Defense Business consistent with the past practices of the Subject Companies or which are otherwise reserved against on the Most Recent Balance Sheet or such financial statements.

3.5.5 The accounts payable of the Defense Business, whether such accounts payable are reflected on the Most Recent Balance Sheet or will be reflected in the financial statements of Navistar Defense as of the Closing (a) arose in the ordinary course of business of the Defense Business, (b) arose from the purchase of goods or services in the ordinary course of the Defense Business and (c) accurately reflected in all material respects all amounts owed by the Subject Companies with respect to trade accounts due and other payables as of the Most Recent Balance Sheet Date or the Closing, as the case may be. The charges, accruals and reserves on the books of the Subject Companies with respect to the Defense Business as of the Closing in respect of the accounts payable as of the date thereof were calculated in a manner consistent with GAAP, except as set forth on Schedule 3.5.1(ii).

3.5.6 The inventory of the Defense Business (a) reflected on the Most Recent Balance Sheet was fairly reflected in all material respects in accordance with GAAP, subject to all applicable reserves, (b) consists of a quality and quantity usable and salable in the ordinary course of business (other than inventory specifically reserved for) and (c) is not held on consignment. The reserves for inventory balances set forth on the Most Recent Balance Sheet were determined in accordance with GAAP. Subject to all applicable reserves set forth on the books and records of the Subject Companies, the inventory of the Defense Business is in compliance in all material respects with the specifications therefor and is, in all material respects, fit for the ordinary purposes for which it is intended to be used.

3.5.7 The Subject Companies maintain and comply in all material respects with a system of accounting controls intended to provide reasonable assurances that: (a) the Defense Business is operated in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with GAAP, except as set forth on Schedule 3.5.1(ii); (c) access to Assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for items is compared with the actual levels at regular intervals and appropriate actions are taken with respect to any differences. There are no material deficiencies or material weakness in the design or operation of the internal controls of the Subject Companies.

3.6 Assets. Except as set forth on Schedule 3.6, the Subject Companies have good and valid title to or, in the case of property held or used under a lease or any other Contract, a right to use, all of the tangible Assets used or held for use in the Defense Business. All tangible Assets used in and material to the conduct of the Defense Business are, in all material respects, in normal repair and operating condition and are in all material respects reasonably adequate and suitable for their present uses. The Assets that are owned by the Subject Companies (including the Transferred Assets) are not subject to any Encumbrances other than Permitted Encumbrances.

3.7 Absence of Changes. (a) Since January 1, 2018, except as set forth on Schedule 3.7 and except for the Reorganization, the Defense Business has been conducted in all material respects solely in the ordinary course of business and the Subject Companies have not taken, or agreed to take, any actions that would have required the consent of Investor under, or that would have constituted a violation or breach of, Sections 8.2.3, 8.2.4, 8.2.5, 8.2.6, 8.2.8, 8.2.9, 8.2.10, 8.2.11, 8.2.12, 8.2.18, 8.2.23 or, to the extent related to the foregoing Sections, Section 8.2.24, if such action had been taken after the date of this Agreement and prior to the Closing; and (b) since November 1, 2017, no event, change, development, effect, condition, circumstance, matter or occurrence has occurred that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

3.8 Taxes. Except in each case as set forth on Schedule 3.8:

3.8.1 All income and other material Tax Returns required to be filed by the Subject Companies have been completed and filed when due (after giving effect to any extensions of such due date). All Tax Returns filed by the Subject Companies are true, correct and complete in all material respects. All Taxes due and owing by the Subject Companies (whether or not shown as due and owing on any Tax Returns) have been paid when due.

3.8.2 The Subject Companies have withheld and timely paid to the applicable Taxing Authority all material Taxes required to be withheld by the Subject Companies. No Action is pending or threatened against the Subject Companies in respect of any Tax, and no written notice of deficiency from any Taxing Authority has been received by any Subject Company, which asserted deficiency has not been resolved. No Subject Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment or collection of any Taxes, which wavier or extension is currently in effect. No written claim has been made by a Governmental Authority in a jurisdiction where the Subject Companies do not file Tax Returns that any Subject Company is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Encumbrances for Taxes not yet due and payable) upon the Assets of the Subject Companies.

3.8.3 No Subject Company is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement that includes a party other than the Subject Companies (other than any agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) pursuant to which it will have any obligation after the Closing Date.

3.8.4 No Subject Company has entered into any “listed transactions” as defined in Section 1.6011-4(b)(2) of the Treasury regulations.

3.8.5 As of the date hereof, the Company is classified as a partnership for U.S. federal and all applicable state and local income Tax purposes and the Company has been for its entire existence classified as either a partnership or disregarded entity for U.S. federal income Tax purposes. No election has been made, or is pending, in any jurisdiction with respect to the Company’s classification for any income Tax purposes. Each Subject Company (other than the Company), as of the date hereof is, and at all times since its formation has been, properly classified for U.S. federal and all applicable state and local income Tax purposes as the type of entity set forth opposite its name on Schedule 3.8.5.

3.8.6 The unpaid Taxes of each Subject Company as of the Most Recent Balance Sheet Date did not materially exceed the reserves for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Financial Statements (rather than any notes thereto), and will not materially exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Subject Companies in filing their Tax Returns.

3.8.7 No Subject Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, (b) “closing agreement” as described in Section 7121 of the Code (or similar provisions of state, local or foreign law) executed on or prior to the Closing Date, (c) installment sale or open transaction disposition made on or prior to the Closing Date, (d) prepaid amount received on or prior to the Closing Date, or (e) election under Section 108(i) of the Code made on or prior to the Closing Date.

3.8.8 No Subject Company has received written notice from a Taxing Authority in a jurisdiction in which such Subject Company currently does not file Tax Returns claiming that such Subject Company is or may be required to file Tax Returns in such jurisdiction.

3.8.9 No Subject Company has made any written request for an advance Tax ruling, request for technical advice or any similar written request that is in progress or pending with any Taxing Authority with respect to any material Taxes.

3.8.10 Each Subject Company is registered for the purposes of sales Tax, use Tax, transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by law to be so registered, and has complied in all material respects with all Laws relating to such Taxes.

3.8.11 No Subject Company has or will have any obligation to pay any Taxes under Section 965 of the Code in any taxable period (or portion thereof) ending after the Closing Date pursuant to an election under 965(h) of the Code made on or prior to the Closing Date. Each Subject Company that is a “controlled foreign corporation” within the meaning of Section 957 of the Code has a taxable year that ends on October 31.

3.9 Real Property.

3.9.1 None of the Subject Companies owns or has ever owned any real property.

3.9.2 Schedule 3.9.2 sets forth a list of the addresses of all written or, to the Company’s Knowledge, oral, leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Subject Companies (the “Leased Real Property”). Schedule 3.9.2 also identifies, with respect to each Leased Real Property, each lease, sublease, license, concession or other Contract under which such Leased Real Property is occupied or used and to which any Subject Company is a party (together with the right to all unapplied security deposits and other unapplied amounts and instruments deposited by or on behalf of any Subject Company pursuant thereto, the “Real Property Leases”). The Company has made available to Investor accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect.

3.9.3 Except as set forth on Schedule 3.9.3, there are no written or, to the Company’s Knowledge, oral, subleases, licenses, concessions, occupancy agreements or other Contracts to which a Subject Company is a party granting to any other Person the right of use or occupancy of the Leased Real Property (together with the right to all unapplied security deposits and other unapplied amounts and instruments deposited with or on behalf of the Subject Companies thereunder, the “Real Property Subleases”), and there is no Person (other than a Subject Company) in possession of the Leased Real Property. The Company has made available to Investor accurate and complete copies of the Real Property Subleases, in each case as amended or otherwise modified and in effect.

3.9.4 Except as set forth on Schedule 3.9.4, (a) the applicable Subject Company’s possession and quiet enjoyment of the Leased Real Property under each Real Property Lease has not been disturbed, and, to the Company’s Knowledge, there are no disputes with respect to any Real Property Lease or Real Property Sublease that remain unresolved as of the date hereof; (b) none of the Subject Companies, nor, to the Company’s Knowledge, any other party to any Real

Property Lease or Real Property Sublease, are in material breach or default under any Real Property Lease or Real Property Sublease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under any Real Property Lease or Real Property Sublease, which, in either case, remains uncured as of the date hereof; and (c) no Subject Company has collaterally assigned or granted any other Encumbrance in any Real Property Lease or any interest therein, and no other party has collaterally assigned or granted any other Encumbrance in any Real Property Sublease or any interest therein other than the Permitted Encumbrances.

3.10 Legal Compliance. Except as set forth on Schedule 3.10, (a) the Defense Business is currently operated, and since November 1, 2015 has been operated, and the Subject Companies are and since November 1, 2015 have been, in all material respects in compliance with all applicable Laws, (b) none of the Subject Companies nor, to the extent relating to the Defense Business, Navistar or its Affiliates, has received any written notice from a Governmental Authority or any other Person since November 1, 2015 asserting or alleging any material violation of applicable Laws and (c) none of the Defense Business or the Subject Companies are, to the Company’s Knowledge, under any material investigation by any Governmental Entity with respect to the Defense Business or the Assets of the Subject Companies (including the Transferred Assets).

3.11 Government Contracts.

3.11.1 Schedule 3.11.1(a) sets forth a current, complete and accurate list of all Government Contracts with an aggregate value in excess of two hundred fifty thousand dollars ($250,000). Schedule 3.11.1(b) sets forth a complete list of Government Bids with a contemplated value in excess of two hundred fifty thousand dollars ($250,000), for which the Company (a) has received no notice of award; (b) has not been excluded from the competitive range; or (c) has not otherwise received notice that the Government Bid was unsuccessful.

3.11.2 Since November 1, 2015, each material written representation and certification made by any of the Subject Companies to a Governmental Authority with respect to any Government Contract or Government Bid were accurate in all material respects as of its effective date, and the Subject Companies have complied in all material respects with all such representations and certifications. Since November 1, 2015, none of the Subject Companies has knowingly, intentionally or with reckless disregard made any materially untrue representation or certification to any Governmental Authority with respect to any Government Contract or Government Bid. No notice of termination, cure notice, show cause notice or other indication of termination has been received by the Subject Companies or otherwise in effect pertaining to any material Government Contract since November 1, 2015.

3.11.3 Since November 1, 2015, no Subject Company has not conducted any internal investigations, made a material voluntary disclosure or been obligated to make any material mandatory disclosure pursuant to the FAR mandatory disclosure provisions (FAR 9.406-22(b)(1)(vi), 9.407-2(a)(8) and 52.203-13) or the International Traffic in Arms Regulations to a Governmental Authority or any other law or regulation in connection with any Government Contract or Government Bid.

3.11.4 With respect to each Government Contract and Government Bid since November 1, 2015, in all material respects: (a) all pricing discounts have been properly reported to and credited to the customer; (b) the Subject Companies have not received any written or to the Company’s Knowledge, oral notice of any interruption or material decrease in the purchasing of products or services from the Subject Companies; (c) the Subject Companies fully expect and intend to perform all material obligations thereunder and the Company has or will obtain all Governmental Authority authorizations and all third-party certifications and approvals required for such performance; (d) none of the Subject Companies have, to the Company’s Knowledge, had access to confidential or non-public information to which they were not lawfully entitled; (e) none of the Subject Companies have violated any requirements associated with offers of employment or the employment of current or former officials or employees of a Governmental Authority; (f) there are no material applicable overhead rate ceilings; and (g) there are no material assignment of revenues or anticipated revenues including but without limitation any assignments pursuant to the federal Assignment of Claims Act. There are no outstanding material claims or disputes with the Subject Companies arising under or relating to any Government Contract or Government Bid.

3.11.5 The Subject Companies maintain systems of internal controls appropriate for their operations that are in material compliance with all applicable requirements of the Company’s Government Contracts. The government approved systems including without limitation accounting, property, EVMS and billing of the Subject Companies with respect to Government Contracts and Government Bids are, and since November 1, 2015 have been, in material compliance with all applicable Laws in all material respects, and have been approved, where applicable, by the U.S. Government’s Defense Contract Audit Agency or Defense Contract Management Agency. Since November 1, 2015, (a) no material payment due to the Subject Companies under any Government Contract or Government Bid has been withheld or offset or otherwise subject to a credit, nor has any written claim been made to withhold or offset any material payment due to the Subject Companies thereunder, and (b) subject to applicable rate approvals, the Subject Companies, as applicable, are entitled to all progress payments received with respect to each Government Contract and Government Bid. No Government Contract currently has an estimate at completion that would reasonably be expected to result in a material Liability to the Subject Companies, other than any such Liabilities or exposures as do not exceed $1,000,000 in the aggregate. All invoices and claims submitted for payment, reimbursement or adjustment submitted by the Company were current, accurate and complete in all material respects as of their respective submission dates.

3.11.6 With respect to each Government Contract and Government Bid, since November 1, 2015, (a) none of the Subject Companies have received written notice of any finding of fraud or any claim of any material Liability by a Governmental Authority or prime contractor as a result of defective pricing, labor mischarging or improper payments on the part of the Subject Companies, (b) no cost incurred by the Subject Companies has been disallowed, other than any such disallowances as do not exceed $1,000,000 in the aggregate and (c) no amount submitted for reimbursement or payment to a Government Authority is the subject of any written notice of investigation or, to the Company’s Knowledge, any other investigation, other than pursuant to routine audits.

3.11.7 None of the Subject Companies nor any of their respective principals, as defined by FAR 52.209-5 (hereafter, “Principals”) or other applicable FAR regulations, has been (a) debarred, suspended or excluded from participation in, or the award of, Government Contracts, Government Bids or doing business with any Governmental Authority, (b) the subject of a finding of non-responsibility or ineligibility for government contracting, (c) proposed for suspension, debarment or exclusion proceedings, or threatened in writing with suspension, debarment or exclusion proceedings, including requests to show cause or (d) listed for any reason on the List of Parties Excluded from Federal Procurement and Non-procurement Programs. To the Company’s Knowledge, no circumstances exist that would reasonably be expected to warrant any such debarment, suspension or exclusion proceeding or that would reasonably be expected to result in debarment, suspension or exclusion in any U.S. or foreign jurisdiction.

3.11.8 The Subject Companies have taken necessary steps to preserve and protect, in all material respects, its rights in and title to all Intellectual Property delivered, deliverable or otherwise provided directly or indirectly through any other Person to any Governmental Authority in connection with any Government Contract or Government Bid, including (a) providing all notices required in connection with the development of any patentable invention and (b) properly asserted any restricted, limited or government purpose rights in connection with the delivery of any data including without limitation software and source code.

3.11.9 No information that is required to be disclosed in any section of the Disclosure Schedule has been withheld by reason of any prohibition on the disclosure of classified information. The Subject Companies possess all material facility security clearances and material personnel security clearances necessary to conduct the Defense Business as it is currently being conducted in all material respects. The Subject Companies are in compliance in all material respects with the requirements applicable to such facility security clearances and personnel security clearances, including those set forth in the National Industrial Security Program Operating Manual (“NISPOM”), the NISPOM Supplement, all applicable Director of Central Intelligence Directives and any Government Contracts, including the provisions of all applicable DD254 forms and any requirements therein relating to the provision of notice with respect to this Agreement. None of the Subject Companies has received written notice of any material violation in connection with the Company’s security clearances, and, to the Company’s Knowledge, there is no, proposed or threatened termination of any facility security clearance or material personnel security clearance. The Subject Companies have complied in all material respects with the U.S. Department of Defense’s requirements regarding the safeguarding covered defense information and cyber incident reporting as set forth in 48 C.F.R. 252.204-7012.

3.11.10 The Subject Companies are in compliance with all organizational conflict of interest, as defined by FAR, mitigation plans entered into by the Subject Companies in connection with any Government Contract or Government Bid. The Subject Companies have not received any written notice of any failure to comply with any such plan or the existence of any prohibited organizational or personal conflict of interest in connection with any Government Contract or Government Bid that, individually or in the aggregate, has had or reasonably could be expected to have a Company Material Adverse Effect. Other than as would be created by consummation of the transactions contemplated herein, if any, to the Company’s Knowledge none of the Subject Companies nor any of their Principals, have engaged in the performance of any work that would create any Organizational Conflicts of Interest that would restrict the Company’s business activities, as currently conducted, in any material respects.

3.12 Plans.

3.12.1 Schedule 3.12.1 contains a true and complete list of all material Plans and identifies each material Assumed Plan. The Company has made available to Investor true and complete copies of (a) the current plan document (including amendments thereto) for all Plans required to be set forth on Schedule 3.12.1, (or, for any unwritten Plan required to be set forth on Schedule 3.12.1, a description of the material terms of the Plan), and (b) the most recent summary plan description or other most recent material summary document provided to employees for all Plans required to be set forth on Schedule 3.12.1.

3.12.2 Except as set forth on Schedule 3.12.2, none of the Subject Companies nor any other Person that at any relevant time could be considered a single employer with any Subject Company under Section 414 of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) maintains or contributes to, or, with respect to a Subject Company, in the past six years has maintained or contributed to, and none of the Subject Companies has any Liability or obligation under or with respect to any plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code or a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA. No Plan is a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), or a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code. No Subject Company has, or would reasonably be expected to have or incur, any current or contingent Liability or obligation by reason of at any time being considered a single employer with any other Person under Section 414 of the Code.

3.12.3 Each Plan that is intended to be qualified under Code Section 401(a) has received a determination letter from the Internal Revenue Service that it is currently entitled to rely on, or is entitled to rely on a current opinion letter (or a prototype opinion letter) from the Internal Revenue Service as to such qualification, and no facts or circumstances exist that would reasonably be expected to cause the Internal Revenue Service to revoke such letter or that would adversely affect the qualification of such Plan. Except as would not reasonably be expected to result in a material Liability to a Subject Company, no individual who performs or performed services for a Subject Company in any capacity has been improperly excluded from participating in any Plan.

3.12.4 Each Plan, including any underlying trust, insurance policy, or fund, has been established, maintained, funded and administered in accordance in all material respects with its terms and applicable Laws, including ERISA, the Code, COBRA and PPACA. With respect to each Plan, all material contributions, distributions, reimbursements and premium payments that are due have been timely made. None of the Subject Companies has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any material Tax or other material penalty under PPACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or Section 4980B, 4980D or 4980H of the Code.

3.12.5 There is no Action relating to a Plan pending or, to the Company’s Knowledge, threatened, other than routine claims for benefits under the Plans, that would reasonably be expected to result in a material Liability to a Subject Company. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Sections 406 of ERISA and no breach of fiduciary duty (as determined under ERISA) with respect to any Plan that would reasonably be expected to result in a material Liability to a Subject Company.

3.12.6 No Plan is the subject of an examination or audit by a Governmental Authority (except for routine matters) that would reasonably be expected to result in a material Liability to a Subject Company.

3.12.7 Except as set forth on Schedule 3.12.7, no Plan provides, and no Subject Company has any current or potential obligation to provide, post-termination or post-employment health, life or disability benefits or coverage to any Person, other than as required under COBRA or other applicable law.

3.12.8 Except as set forth on Schedule 3.12.8, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions or Reorganization will, either alone or in connection with any other event: (a) result in any payment becoming due to any current or former employee, director, or individual independent contractor or service provider of any Subject Company; (b) increase any benefits or compensation under any Plan or otherwise; or (c) result in the acceleration of the time of payment, vesting or funding of any benefits or compensation under any Plan or otherwise.

3.12.9 Except as set forth on Schedule 3.12.9, no equity or equity-based awards (including options, restricted equity, equity appreciation rights or similar equity-based awards) are held by Business Employees. Schedule 3.12.9 sets forth (x) the total number of outstanding equity awards, (y) type of equity awards and (z) vesting terms for each applicable award held by a Business Employee.

3.12.10 Except as set forth on Schedule 3.12.10, no amount that could be received (whether in the form of cash or property or the vesting of property) in connection with the Contemplated Transactions hereby by any employee, officer, director, stockholder or other service provider of any Subject Company would reasonably be expected not to be deductible or to be subject to a penalty or excise tax imposed by reason of Section 280G, 409A or 4999 of the Code. No Subject Company has any obligation to “gross up” or otherwise indemnify any individual for any tax, including under Sections 409A and 4999 of the Code.

3.12.11 With respect to each Plan that is subject to the applicable Law of a jurisdiction other than the United States (whether or not United States Law also applies) or primarily for the benefit of employees, directors, consultants or individual independent contractors of any Subject Company who reside or work primarily outside of the United States (each, a “Foreign Plan”): (a) each Foreign Plan required to be registered or intended to meet certain regulatory or requirements for favorable tax treatment has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities and requirements; (b) except as set forth on Schedule 3.12.11, no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA); and (c) all Foreign Plans that are required to be funded are funded in all material respects in accordance with the requirements of applicable Law.

3.13 Intellectual Property.

3.13.1 Except as set forth on Schedule 3.13.1(a), (a) the Subject Companies solely own and possess all right, title and interest in and to, free and clear of all Encumbrances (other than Permitted Encumbrances), all Company Owned Intellectual Property, and (b) own and possess all right, title and interest and to, or have a valid and enforceable license or other right to use, in each case free and clear of all Encumbrances (other than Permitted Encumbrances), all of the other Intellectual Property used in, held for use in, or necessary for, the conduct of the Defense Business as it is currently being conducted in any material respect, provided that the foregoing shall not be deemed a representation or warranty that the operation of the Defense Business does not infringe, misappropriate or violate the Intellectual Property of any other Person, which is the subject of Section 3.13.3(b). Except as set forth on Schedules 3.4.1, 3.4.2 or 3.13.1(b), and for the rights granted to Navistar Defense under the Transition Services Agreement, Supply Agreement and License Agreements and subject to the terms thereof, all material Intellectual Property used in or necessary for the conduct of the Defense Business as it is currently being conducted in all material respects shall be owned or available for use by the Subject Companies immediately after the Closing on terms and conditions substantially similar to those under which the Subject Companies owned or used such Intellectual Property immediately prior to the Closing. Except as set forth on Schedule 3.13.1(c), without limiting the generality of the foregoing, no member of the Navistar Group owns or licenses from another Person any Intellectual Property used or held for use, in any material respect, in the operation of the Defense Business as it is currently being conducted, other than (i) Transferred Assets, (ii) Intellectual Property to be licensed to Navistar Defense pursuant to the License Agreements, or (iii) Company Systems to be used by the Navistar Group to provide services under the Transition Services Agreement; provided that the foregoing shall not be deemed a representation or warranty that the operation of the Defense Business does not infringe, misappropriate or violate the Intellectual Property of any other Person, which is the subject of Section 3.13.3(b).

3.13.2 Schedule 3.13.2 lists all patented and registered Intellectual Property (excluding immaterial Internet domain names) owned by or filed in the name of a Subject Company and all applications therefor, specifying for each item (as applicable) (i) the owner(s) of the item, (ii) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed, and (iii) the issuance, registration or application numbers and dates. Any patented, or registered, or application for patent issuance or registration of any, Company Owned Intellectual Property is subsisting and in full force and effect, and, to the Company’s Knowledge, none of the patented or registered Company Owned Intellectual Property is invalid or unenforceable. All necessary registration, maintenance and renewal fees in connection with any registered Company Owned Intellectual Property have been paid and all necessary required documents in connection with the foregoing have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the foregoing, in each case; except as would not reasonably be expected to have a material adverse impact on the Defense Business, or as may otherwise have been determined by any Subject Company or its Affiliate, in its reasonable business judgment in the ordinary course of business.

3.13.3 Except as set forth on Schedule 3.13.3 (a) no Actions to which any Subject Company is a party are pending or, to the Company’s Knowledge, threatened with regard to any Intellectual Property (other than office actions and other similar proceedings), (b) the operation of the Defense Business does not infringe, misappropriate or violate, and has not since November 1, 2015, infringed, misappropriated, or violated, the Intellectual Property of any other Person; and (c) to the Company’s Knowledge, no Person is infringing, misappropriating or violating, or has since November 1, 2015 infringed, misappropriated or violated, any Company Owned Intellectual Property.

3.13.4 The Subject Companies have taken commercially reasonable steps to maintain, protect and preserve the Subject Companies’ rights in the material Company Owned Intellectual Property, including the secrecy, confidentiality and value of their confidential information and trade secrets. Without limiting the generality of the foregoing, each employee, consultant and contractor of each Subject Company who has contributed to the creation, conception or development of any Intellectual Property for, or on behalf of, which is intended to be owned by, a Subject Company within the scope of employment, or other engagement, with such Person (other than those Persons who have made non-material contributions) has executed a written agreement (a) containing a present assignment of ownership of Intellectual Property created, conceived or developed by such employee, consultant or contractor and (b) providing for such employee’s, consultant’s or contractor’s obligations to protect the confidential information and trade secrets of the Subject Companies; unless, in each case, ownership of such Intellectual Property vests with a Subject Company under applicable Law.

3.13.5 The Company Systems are sufficient in all material respects for the needs as of the date hereof of the Subject Companies. Since November 1, 2015, there have been no material failures, breakdowns, or continued substandard performance of any Company Systems which have caused the substantial disruption, or substantial interruption, in or to the use of the Company Systems or the operation of the Defense Business that have not been remedied in all material respects.

3.13.6 The Subject Companies maintain policies, procedures, and rules regarding data privacy, protection, and security that are in material compliance with all Data Security Requirements. The Subject Companies and the conduct of the Defense Business is, in all material respects, in compliance with, and since November 1, 2015 has been, in all material respects, in compliance with, all Data Security Requirements. Since November 1, 2015, to the Company’s Knowledge, there have been no (and the Subject Companies have not received any complaints or demands from any Person with respect to any) (a) incidents of data security breaches or intrusions or unauthorized access or use of any of the Company Systems, or (b) unauthorized access to, or unauthorized use or disclosure of any trade secrets or other confidential information (including any personally identifiable information).

3.13.7 Except as set forth on Schedule 3.13.7, (a) none of the Company Owned Intellectual Property (subject to the Company’s Knowledge with respect to any acquired Company Intellectual Property) was (in whole or in part) authored, created, conceived, developed, or reduced to practice with any personnel, funds, facilities, Intellectual Property or other resources from any Government Authority, university, college, other educational institution, research center, or nonprofit organization (each, an “IP Sponsor”), and no Person who was involved in, or who contributed to, the authorship, creation, conception, development, or reduction to practice of any Company Owned Intellectual Property was employed by, under contract to, or performed services for any IP Sponsor during the period of time during which such Person was also performing services for the Subject Companies related to the Company Owned Intellectual Property; and (b) to the Company’s Knowledge, no IP Sponsor has any claim or right in or to any Company Owned Intellectual Property.

3.14 Permits. Each of the Subject Companies holds all Permits that are necessary for the conduct of the Defense Business and the ownership, lease, operation and use of the Assets of the Subject Companies and the Transferred Assets. Schedule 3.14 sets forth a true and complete list of all such Permits that are material to the Defense Business. All such Permits held by the Subject Companies are valid and in full force and effect, and none of the Subject Companies is (whether with or without notice, lapse of time or both) in default or violation in any material respect of any material Permit to which such Subject Company is a party. There are no Actions pending, or, to the Company’s Knowledge, threatened with respect to any violation or non-compliance with any Permit material to the Defense Business or that seek the revocation, cancellation, modification or suspension of any such Permits.

3.15 Environmental Matters. Except as set forth on Schedule 3.15, (a) each Subject Company is, and has since November 1, 2015 been, in compliance in all material respects with all Environmental Laws, (b) each Subject Company maintains, and has since November 1, 2015 maintained, all Permits required under Environmental Laws for its operations and is, and has since November 1, 2015 been, in compliance in all material respects with the respective requirements of such Permits, (c) there is no Action pending or threatened in writing against a Subject Company concerning, and no Subject Company, nor to the extent related to the Defense Business, to the Company’s Knowledge, Navistar or any Affiliate, has received any written notice or report (the subject matter of which is unresolved) in respect of, any (i) past or present material noncompliance or material liability with respect to any Environmental Law or (ii) material release into the environment of any Hazardous Substances on or from any real property owned, leased, operated or used by a Subject Company, that would give rise to any material Liability of any Subject Company under Environmental Laws and (d) there has been no release, treatment, storage, handling, transporting, or disposal of or arranging for or permitting the disposal of, or exposure of any Person to, Hazardous Substances by any Subject Company (including on or from any real property currently or formerly owned, leased, operated or used by a Subject Company), and no Subject Company or their respective predecessors has owned, leased, operated or used any property or facility that is contaminated by any Hazardous Substances, in each case as would give rise to any material Liability of any Subject

Company under Environmental Laws. The Company has made available to Investor all non-privileged material documents in the Company’s possession or reasonable control relating to the compliance of the Subject Companies with, or the Liability of the Subject Companies under, Environmental Laws or to the environmental condition of any Leased Real Property.

3.16 Material Company Contracts.

3.16.1 Except as disclosed on Schedule 3.16.1, as of the date of this Agreement, none of the Subject Companies and, to the extent related to the Defense Business, none of Navistar or its Affiliates (other than the Subject Companies) is party to:

(a) any Contract relating to the acquisition or disposition since November 1, 2015 of (i) any current or former Subsidiary, division or business of any Subject Company (whether by merger, consolidation or other business combination, sale of securities, sale of Assets or otherwise) or (ii) any material Assets (other than sales of inventory in the ordinary course of business);

(b) any partnership, limited liability company, strategic alliance, joint venture agreement or similar agreements;

(c) any Contract providing for the employment or engagement of an officer, director, employee, individual consultant or individual service provider to perform services for the Defense Business with an annual base compensation in excess of one hundred fifty thousand dollars ($150,000) per annum;

(d) any employee leasing agreement, staffing agreement, or other Contract pursuant to which the services of contingent workers are currently engaged;

(e) any Contract under which any Subject Company is or may become obligated to incur any severance pay, transaction bonus, change in control bonus, retention bonus or similar compensation to any officer, director, employee, consultant or individual service provider of a Subject Company by reason of this Agreement or the Contemplated Transactions;

(f) any Contract related to (i) the licensing or development of any Intellectual Property (whether from or by a third party or to a third party) or (ii) the ownership or development of any Intellectual Property owned or used by the Defense Business (in each case excluding (A) Off-the-Shelf Software Licenses and (B) non-exclusive licenses granted by or to customers or suppliers in the ordinary course of business);

(g) any Contract that contains a covenant by a Subject Company that (i) limits or purports to limit the right of such Subject Company to engage or compete in any line of business, solicit any customers or strategic partners, compete with any Person or operate in any location or geographic area or (ii) provides for “most favored nation” pricing provisions or establishes an exclusive sale or purchase obligation with respect to any product or geographic area or (iii) contains exclusivity or non-circumvention or similar provisions binding on any Subject Company or gives any Subject Company the exclusive right to produce or supply;

(h) any collective bargaining agreement or any other Contract with a labor organization;

(i) any Contract entered into since November 1, 2015 involving any resolution, settlement or conciliation of any actual or threatened Action (i) with a value greater than one hundred thousand dollars ($100,000), or (ii) which imposes any material (monetary or non-monetary) obligations upon the Subject Company after the date of this Agreement;

(j) any Contract (or group of related Contracts) with a Governmental Authority (i) under which a Subject Company or, to the extent related to the Defense Business, Navistar or its Affiliates made or received payments in excess of two hundred fifty thousand dollars ($250,000) during the fiscal year ending October 31, 2017 or expects to receive payments in excess of two hundred fifty thousand dollars ($250,000) in the fiscal year ending October 31, 2018, or (ii) that provides for annual payments to or by a Subject Company or, to the extent related to the Defense Business, Navistar or its Affiliates in excess of two hundred fifty thousand dollars ($250,000);

(k) any Shared Contract;

(l) any Contract (or group of related Contracts) pursuant to which any Subject Company or, to the extent related to the Defense Business, Navistar or its Affiliates has an existing obligation in respect of indemnification obligations to any Person (other than agreements with customers, vendors, lenders or lessors entered into in the ordinary course of business) or that provides for the assumption of any material environmental Liability;

(m) any Contract (or group of related Contracts) requiring any capital commitment or capital expenditure (or series of capital expenditures) by any Subject Company after the date of this Agreement that individually is greater than one hundred twenty-five thousand dollars ($125,000) or in the aggregate is greater than five hundred thousand dollars ($500,000);

(n) any Contract in respect of Indebtedness of the type contemplated in clause (a) of the definition thereof;

(o) any Contract under which any Subject Company has advanced or loaned an amount to any Person, other than trade credit in the ordinary course of business;

(p) every letter of credit, performance bond, guaranty and similar arrangement which is held by the Navistar Group for benefit of the Subject Companies or the Defense Business (collectively the “Credit Support Obligations”);

(q) any Contract that grants any rights of first refusal, rights of first offer or other similar rights to any Person with respect to any material Asset of the Defense Business;

(r) any Contract with any Top Customer or Top Vendor;

(s) any Contract relating to any Affiliate Transaction;

(t) any lease or agreement under which any Subject Company or, to the extent related to the Defense Business, Navistar or its Affiliates is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed fifty thousand dollars ($50,000);

(u) any Contract to purchase or sell real property or granting any option with respect to the sale or purchase of real property; or

(v) any Contract (or group of related Contracts) not required to be disclosed pursuant to any of the other subsections of this Section 3.16.1 (i) under which a Subject Company or, to the extent related to the Defense Business, Navistar or its Affiliates made or received payments in excess of five hundred thousand dollars ($500,000) during the fiscal year ending October 31, 2017 or expects to receive payments in excess of five hundred thousand dollars ($500,000) in the fiscal year ending October 31, 2018, or (ii) that provides for annual payments to or by a Subject Company in excess of five hundred thousand dollars ($500,000) or aggregate payments to or by a Subject Company in excess of five hundred thousand dollars ($500,000), in each case except for Contracts that are terminable on less than ninety (90) days’ notice without material penalty or are Plans.

The Company has made available to Investor true, accurate and complete copies of each Contract listed, or required to be listed, on Schedule 3.16.1, in each case, as amended or otherwise modified and in effect.

3.16.2 Each Contract disclosed or required to be disclosed (whether or not so disclosed) on Schedule 3.9.2, Schedule 3.9.3 or Schedule 3.16.1 (each, together with any amendments thereto, the UAE MRAP Agreement, the UAE Offset Agreement, and the Israeli Offset Agreement, a “Material Company Contract”) (a) is in full force and effect and (b) is a legal, valid and binding obligation of the Subject Company (or, if applicable, the member of the Navistar Group) party thereto and, to the Company’s Knowledge, each other party thereto, enforceable against the Subject Company (or, if applicable, the member of the Navistar Group) party thereto and, to the Company’s Knowledge, each other party thereto in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

3.16.3 Neither the Subject Company (or, if applicable, the member of the Navistar Group) party to any Material Company Contract, nor, to the Company’s Knowledge, any other party thereto is (with or without notice, lapse of time, or both) in material breach or material violation of, or material default under, any Material Company Contract, and, to the Company’s Knowledge, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default or permit the termination, modification or acceleration of any obligation or right under any Material Company Contract. Since November 1, 2015, none of the Subject Companies or, to the extent related to the Defense Business, Navistar or its Affiliates have received any written notice (or, to the Company’s Knowledge any oral notice) of material breach or termination of, or a counterparty’s intent to terminate, not renew, put up for auction or materially change the terms of, any Material Company Contract or the amount, quantity or level of business conducted under any Material Company Contract. To the Company’s Knowledge, no event exists and no circumstance has occurred that would (with or without notice or lapse of time or both) reasonably be expected to result in any of the foregoing.

3.17 Transactions with Affiliates. Except as set forth on Schedule 3.17, no Affiliate (other than the Subject Companies), officer, director or, to the Company’s Knowledge, Affiliate or family member of any officer or director of a Subject Company, Navistar or Navistar Parent (collectively “Related Persons”) (a) is a party to any Contract with a Subject Company or that, at Closing, will be a Contract with a Subject Company or (b) since November 1, 2015 has been party to a transaction or Contract with a Subject Company or with a member of the Navistar Group and otherwise related to the Defense Business (each, an “Affiliate Transaction”), in either case, other than (i) with respect to the payment of customary compensation and other consideration to officers, directors and employees in the ordinary course of business, (ii) employment agreements with a Subject Company or a member of the Navistar Group, and (iii) participation in Plans. Except as set forth on Schedule 3.17, no Related Person (A) owns any material Asset which is used by the Subject Companies or in the conduct of the Defense Business by the Subject Companies or the Navistar Group or (B) is involved in any material business arrangement or other material relationship with any Subject Company or the Defense Business conducted by the Subject Companies or the Navistar Group (other than their relationships as officers, directors or employees of a Subject Company).

3.18 Litigation; Governmental Orders. Except as set forth on Schedule 3.18 (a) there is no, and since November 1, 2015 there has not been any Action pending or, to the Knowledge of Company, threatened (i) to which a Subject Company is a party or that otherwise relates to the Defense Business (A) seeking equitable or injunctive relief as its principal remedy, (B) alleging criminal wrongdoing by any Subject Company or the Defense Business or (C) related to the Contemplated Transactions or the Reorganization, or (ii) against any director, officer or, to the Company’s Knowledge, employee of any Subject Company or the Business Employees in such Person’s capacity as such (in each case, other than Actions which, individually or in the aggregate, are not material), (b) there is no, and since November 1, 2015 there has not been any, other material Action pending or, to the Knowledge of Company, threatened against any Subject Company or the Defense Business and (c) no Subject Company is, nor are any Assets of the Defense Business, subject to any Governmental Order.

3.19 International Trade and Anti-Corruption Matters.

3.19.1 None of the Subject Companies, nor any of their or the Defense Business’s respective officers or directors, nor to the Company’s Knowledge, any employee, agent, or other third party representative acting on behalf of the Subject Companies is currently, or has been since November 1 2013: (a) a Sanctioned Person, (b) organized, resident or located in a Sanctioned Country, (c) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions Laws, or (d) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Control Laws”).

3.19.2 The Subject Companies have adopted and maintain policies, procedures and internal controls reasonably designed to ensure compliance with Trade Control Laws and Anti-Corruption Laws.

3.19.3 The Subject Companies and their and the Defense Business’s respective officers and directors, and to the Company’s Knowledge, any employee, agent or other third party representative acting on behalf of the Subject Companies, since November 1, 2015, have not, (i) made, directly or indirectly, any payment, loan or gift (or any offer, promise or authorization of any such payment, loan or gift), of any money or anything of value to a Government Official in violation of Anti-Corruption Laws; or (ii) directly or indirectly violated any applicable Anti-Corruption Law.

3.19.4 Since November 1, 2015, none of the Subject Companies has, received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

3.19.5 The Subject Companies have in effect an active registration under the ITAR that will continue to be held in the name of the Subject Companies Post-Closing.

3.20 Insurance. Schedule 3.20 sets forth, as of the date hereof, all insurance policies covering (a) the Subject Companies, (b) the employees, officers or directors (or equivalent) of the Subject Companies or the Defense Business, and (c) the Defense Business or the Assets used or held for use in the Defense Business. All such insurance policies are in full force and effect and are, to the Company’s Knowledge, the valid and binding obligation of the insurer named therein. No Subject Company is (with or without notice, the lapse of time, or both) in material breach or material violation of, or material default under, any such insurance policy, and all premiums due and payable for such policies have been paid or accrued in all material respects. No Subject Company has received written notice of nonrenewal, cancellation or termination of any such insurance policies. All material claims made under such policies with respect to the Defense Business have been, in all material respects, properly and timely filed. Schedule 3.20 sets forth a list of all claims, if any, made in respect of the Defense Business in the past twelve (12) months against an insurer in respect of coverage under any insurance policy, none of which have been denied by the insurance carrier or been subject to a reservation of rights letters, and, to the Knowledge of the Company, none of which are reasonably expected to result in a denial of coverage with respect to any material amount of coverage. For each of the policies set forth on Schedule 3.20, (i) no pre-closing limits have been exhausted, (ii) to the Company’s Knowledge, each fact, circumstance or occurrence that may give rise to a claim (other than claims that are not material or for which the Company has not historically sought coverage) has been reported to the appropriate insurance carrier, and (iii) no insurance carrier has issued a reservation of rights with regard to any claims disclosed. Each Subject Company has all material insurance coverage required by the terms of the Material Company Contracts.

3.21 Labor Matters. Schedule 3.21(a) sets forth a list of all (i) Business Employees and (ii) employees of the Subject Companies. Schedule 3.21(b) sets forth a list of all employees of any member of the Navistar Group who devote fifty percent (50%) or more of their time to the Defense Business and who are not as of the date hereof, or will not become prior to Closing, Business Employees. Each of the Business Employee’s and the employees of the Subject Companies’ job duties are primarily dedicated to operation of the Defense Business. Except as set forth on Schedule 3.21(c), each of the Subject Companies is, and since November 1, 2015 has been, in material compliance with all applicable Laws respecting employment and employment practices, including those relating to terms and conditions of employment, immigration, collective bargaining, anti-discrimination, workplace safety, mass layoffs, plant closings, employee and worker classification, and wages and hours. To the Company’s Knowledge, each employee leasing agency, staffing agency, and other provider of contingent workers to the Defense Business is and since November 1, 2015 has been in compliance in all material respects with all such Laws to the extent they relate to such contingent workers providing services to the Defense Business. Except as would not result in material Liability for the Subject Companies, no Subject Company is delinquent in any material respect in the payment of any wages, salaries, bonuses, commissions, wage premiums or any other compensation that has become due and payable to its employees, independent contractors or other individual service providers providing services to the Defense Business pursuant to any law, contract or Subject Company policy. Except as would not result in material Liability for the Subject Companies, each individual who is providing or since November 1, 2015 has provided services to the Defense Business and is or was treated and classified as an independent contractor, leased employee, or other non-employee service provider is and was properly treated and classified as such for all applicable purposes. There are no work slowdowns, lockouts, stoppages, picketing, strikes or similar material labor disputes pending, initiated, or, to the Company’s Knowledge, threatened against any Subject Company, nor has there been any such dispute since November 1, 2015. Except as set forth on Schedule 3.21(c), no Business Employee or employee of any Subject Company is represented by a labor union or any labor organization or other employee representative body, and no Subject Company is party to or bound by any collective bargaining agreement, collective bargaining relationship, or other similar labor union contract. To the Company’s Knowledge, there is no organizational activity or similar representational activity underway or threatened by or on behalf of any labor union with respect to any employee of any of the Subject Companies, nor has any such organizational activity occurred since November 1, 2015. No Subject Company has any outstanding Liability under the WARN Act.

3.22 Brokers. Except as set forth on Schedule 3.22, there are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions or the Reorganization based on any Contract made by or on behalf of the Subject Companies. The Company has made available to Investor accurate and complete copies of the Contracts listed on Schedule 3.22. No Contract listed on Schedule 3.22 will impose any obligation on the Subject Companies following the Closing.

3.23 Top Customers. Schedule 3.23 lists the twenty (20) largest customers of the Defense Business (based on aggregate purchases made by the Defense Business for the fiscal year ended October 31, 2017 and the twenty (20) largest customers of the Defense Business expected for the eleven month period ending September 30, 2018) (each, a “Top Customer”). None of the Top Customers has provided any notice in writing, or to the Company’s Knowledge, orally that it intends to terminate, put up for auction, materially decrease or change or not renew its relationship with the Subject Companies or the Defense Business, whether pursuant to a non-renewal or termination of any Contract or otherwise and whether as a result of the Contemplated Transactions or otherwise. To the Company’s Knowledge, no event exists and no circumstance has occurred within the past twelve (12) months that would (with or without notice or lapse of time or both) reasonably be expected to cause any Top Customer to, terminate, put up for auction materially decrease or change or not renew its relationship with the Subject Companies or the Defense Business.

3.24 Top Vendors. Schedule 3.24 lists the twenty (20) largest vendors of the Defense Business (based on aggregate purchases made by the Defense Business for the fiscal year ended October 31, 2017 and the twenty (20) largest vendors of the Defense Business expected for the eleven month period ending September 30, 2018) (each, a “Top Vendor”). None of the Top Vendors has provided any notice in writing, or to the Company’s Knowledge, orally that it intends to terminate, materially decrease or change or not renew its relationship with the Subject Companies or the Defense Business, whether pursuant to a non-renewal or termination of any Contract or otherwise and whether as a result of the Contemplated Transactions or otherwise. To the Company’s Knowledge, no event exists and no circumstance has occurred within the past twelve (12) months that would (with or without notice or lapse of time or both) reasonably be expected to cause any Top Vendor to, terminate, materially decrease or change or not renew its relationship with the Subject Companies or the Defense Business.

3.25 Entire Business. Except (a) as set forth on Schedule 3.25, (b) for the rights granted to Navistar Defense under the Transition Services Agreement, the License Agreements, the Supply Agreement and the Employee Leasing Agreement and (c) for the Shared Contracts, the Assets of the Subject Companies (including the Transferred Assets) are all of the Assets (i) used in the Defense Business to produce the operating results depicted in the Most Recent Financial Statements and (ii) necessary and sufficient to conduct the Defense Business immediately following the Closing in the same manner in all material respects as the Defense Business is conducted as of the date hereof or as of immediately prior to the Closing and has been conducted during the last twelve (12) months. Except as set forth on Schedule 3.25 and except for the Transferred Assets, the Shared Contracts, the Assets used to provide services under the Transition Services Agreement, the Intellectual Property licensed under the License Agreements, the Assets (other than Intellectual Property) used to manufacture products under the Supply Agreement and the Assets used to perform the Employee Leasing Agreement, none of Navistar or its Affiliates (other than the Subject Companies) owns or has any right to use, or has any interest in, any of the Assets used or held for use in the Defense Business. The Subject Companies have not engaged in any business other than the Defense Business. Without limiting the generality of the foregoing, except for the rights granted to Navistar Defense under the Transition Services Agreement, the employees to be made available to the Subject Companies under the Employee Leasing Agreement, together with the employees employed by the Subject Companies, constitute all material personnel who are engaged in or necessary to the conduct of the Defense Business immediately following the Closing in the same manner in all material respects as conducted during the twelve month period immediately preceding the date hereof.

3.26 Product Warranties.

3.26.1 Except as set forth on Schedule 3.26, (a) each product designed, manufactured, sold or installed by the Subject Companies at any time Since November 1, 2015 (each, a “Product”) has been designed, manufactured, sold or installed in compliance in all material respects with all Contracts to which any Subject Company or, to the extent related to the Defense Business, Navistar or its Affiliates is a party and all regulatory and other Laws applicable thereto, and (b) since November 1, 2015 (i) no Subject Company nor, to the extent related to the Defense Business, Navistar or its Affiliates has received written notice or, to the Company’s Knowledge oral notice, of any alleged noncompliance with any such Contract or Law and (ii) there has not been any product recall or similar action conducted with respect to any Product.

3.26.2 No Product is subject to any guaranty, warranty, or other indemnity by any Subject Company beyond the applicable standard terms and conditions of sale or as set forth in any applicable Law or written Contract (a copy of which written Contract has been provided to Investor). No Subject Company has any Liability for replacement or repair of any Products or other damages in connection with any Products, subject only to the reserve for product warranty claims or other applicable reserves set forth on the face of the Most Recent Balance Sheet, which reserve has been established in accordance with GAAP.

3.27 UAE Offset Agreement. All material economic terms of the UAE Offset Agreement are contained in the “Tawazun Economic Program Guidelines” provided in the Data Room. The UAE Supplemental Agreement has not been entered into as of the date hereof. Neither the Company nor any of its Subsidiaries has provided to the Tawazun any business plan or other document or proposal detailing how the Company intends to comply with the UAE Supplemental Agreement.

3.28 Transferred Assets. Schedule 1.2(f) contains all assets of the Navistar Group primarily related to, or primarily used in, the Defense Business as conducted as of the date hereof or as of immediately prior to the Closing, other than the assets which are the subject of the Transition Services Agreement, the License Agreements, the Supply Agreements or the Shared Contracts.

4 REPRESENTATIONS AND WARRANTIES OF NAVISTAR.

Except as otherwise disclosed in the corresponding section of the Disclosure Schedules (subject to Section 11.15) (which have been prepared in accordance with, and qualify the representations and warranties contained in, this Article 4), Navistar represents and warrants to Investor as follows:

4.1 Organization. Navistar is duly organized, validly existing and in good standing under the laws of Delaware.

4.2 Authority. Navistar has all requisite entity power and authority to own, lease or license all of its Assets and to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to timely consummate the Contemplated Transactions. Navistar has taken all actions and proceedings required to be taken by or on the part of it to authorize and permit the execution and delivery by it of this Agreement and the Ancillary Agreements and the instruments required to be executed and delivered by it pursuant hereto and thereto and the performance by it of its obligations hereunder and thereunder and the consummation by it of the Contemplated Transactions.

4.3 Authorization. This Agreement has been, and the Ancillary Agreements will be, duly executed and delivered by Navistar and, assuming the due authorization, execution and delivery of each of the other parties hereto or thereto, constitutes (or in the case of the Ancillary Agreements, will constitute) the legal, valid and binding obligation of Navistar, enforceable against Navistar in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). No vote, consent or approval of the equity holders of Navistar is required under applicable Law, Navistar’s Organizational Documents, or under any Contract between Navistar and its equity holders to authorize or approve this Agreement, the Ancillary Agreements or the Contemplated Transactions.

4.4 No Violation or Approval; Consents. Neither the execution and delivery by Navistar of this Agreement or the Ancillary Agreements nor the consummation of the Contemplated Transactions will, and the Reorganization did not, in each case, with or without notice or lapse of time or both:

4.4.1 require any consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, other than (a) required filings under the HSR Act and (b) consents, waivers, approvals, orders, authorizations or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay either (i) the ability of Navistar to timely consummate the Contemplated Transactions or (ii) perform its obligations under this Agreement or any Ancillary Agreement;

4.4.2 except as would not reasonably be expected to prevent, materially impair or materially delay the ability of Navistar to either (a) timely consummate the Contemplated Transactions or (b) perform its obligations under this Agreement and the Ancillary Agreements, result in a breach or violation of, or default under, or acceleration of the time for performance of any obligations under, or require the consent of any third party under, any Contract to which Navistar is party; or

4.4.3 except as would not reasonably be expected to prevent, materially impair or materially delay the ability of Navistar to either (a) timely consummate the Contemplated Transactions or (b) perform its obligations under this Agreement and the Ancillary Agreements, result in a breach or violation of any Law or Governmental Order to which Navistar or any of its Affiliates is subject; or

4.4.4 result in a breach or violation of the Organizational Documents of Navistar, if applicable.

4.5 Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions or the Reorganization based on any Contract made by or on behalf of Navistar or any of its Affiliates other than such fees (if any) that will be paid by Navistar or its Affiliates and for which the Company, Investor, and each of their respective Affiliates (other than Navistar) will have no responsibility to pay.

4.6 Litigation; Governmental Orders. There are no Actions pending to which Navistar (or any other member of the Navistar Group) is a party or, to the Company’s Knowledge, any Actions threatened against Navistar (or any other member of the Navistar Group) at law or in equity, and no Actions have been initiated or, to the Company’s Knowledge, threatened against Navistar (or any other member of the Navistar Group) which (a) would reasonably be expected to have a material impact on the Defense Business or (b) would prevent, materially impair or materially delay the ability of Navistar to timely consummate the Contemplated Transactions or perform its obligations under this Agreement and the Ancillary Agreements. Neither Navistar nor any other member of the Navistar Group is subject to any Governmental Order that (i) would reasonably be expected to have a material impact on the Defense Business or (ii) prohibits or otherwise restricts, or that would, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay the ability of Navistar to timely consummate the Contemplated Transactions and perform its obligations under this Agreement and the Ancillary Agreements.

4.7 Title to Interests. Navistar is the sole owner of record of, and legally and beneficially owns, all of the Purchased Units and, at the Closing, Navistar shall deliver to Investor good and valid title to the Purchased Units, free and clear of all Encumbrances (other than Permitted Encumbrances). Except for this Agreement, there are no agreements, arrangements, warrants, options, puts, calls, subscriptions, rights, claims, commitments, plans or understandings of any character assigned or granted by Navistar or to which Navistar is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any of the Purchased Units.

5 REPRESENTATIONS AND WARRANTIES OF INVESTOR.

Investor represents and warrants to the Company as follows:

5.1 Organization, Power and Standing. Investor is duly organized, validly existing and in good standing under the laws of Delaware. Investor has all requisite entity power and authority to own, lease or license all of its Assets, and to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to timely consummate the Contemplated Transactions. Investor has taken all actions and proceedings required to be taken by or on the part of it to authorize and permit the execution and delivery by it of this Agreement and the Ancillary Agreements and the instruments required to be executed and delivered by it pursuant hereto and thereto and the performance by it of its obligations hereunder and thereunder and the consummation by it of the Contemplated Transactions.

5.2 Authorization. This Agreement has been, and the Ancillary Agreements will be, duly executed and delivered by Investor and, assuming the due authorization, execution and delivery of each of the other parties hereto or thereto, constitutes (or in the case of the Ancillary Agreements, will constitute) the legal, valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). No vote, consent or approval of the equity holders of Investor is required under applicable Law, Investor’s Organizational Documents, or under any Contract between Investor and its equity holders to authorize or approve this Agreement, the Ancillary Agreements or the Contemplated Transactions.

5.3 No Violation or Approval; Consents. Neither the execution and delivery by Investor of this Agreement or the Ancillary Agreements nor the consummation of the Contemplated Transactions will:

5.3.1 require any consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, other than (a) required filings under the HSR Act and (b) consents, waivers, approvals, orders, authorizations or filings that, if not obtained or made, would not, in the aggregate, reasonably be expected to prevent or materially impair the ability of Investor to either (i) timely consummate the Contemplated Transactions or (ii) perform its obligations under this Agreement or any Ancillary Agreement;

5.3.2 except as would not reasonably be expected to prevent or materially impair or materially delay the ability of Investor to either (a) timely consummate the Contemplated Transactions or (b) perform its obligations under this Agreement and the Ancillary Agreements, result in a breach or violation of, or default under, or acceleration of the time for performance of any obligations under, or require the consent of any third party under, any Contract to which Investor is party; or

5.3.3 except as would not reasonably be expected to prevent or materially impair or materially delay the ability of Investor to either (a) timely consummate the Contemplated Transactions or (b) perform its obligations under this Agreement and the Ancillary Agreements, result in a breach or violation of any Law or Governmental Order to which Investor or any of its Affiliates is subject; or

5.3.4 result in a breach or violation of the Organizational Documents of Investor.

5.4 Financing and Availability of Funds.

5.4.1 The aggregate proceeds contemplated by the Commitment Letters are sufficient (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Debt Commitment Letter) to enable Investor to pay the amounts required to be paid to Navistar on the Closing Date pursuant to Section 2.2, including the Pre-Closing Equityholder Distribution (the “Required Amount”).

5.4.2 Investor has delivered to Navistar complete, true and correct copies of (a) the Debt Commitment Letter (and the commitment thereunder, the “Debt Financing Commitment”) and the Fee Letter (subject to customary redactions in respect of fee, “flex” provisions, amounts and other economic terms), which obligate certain parties thereto (the “Debt Financing Sources”) to provide debt financing (the “Debt Financing”), and (b) the commitment letter for equity financing (the “Equity Commitment Letter” and the commitment thereunder, the “Equity Financing Commitment” (together with the Debt Financing Commitment, the “Financing Commitments”)), pursuant to which Sponsor has committed to invest the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). As of the date hereof, the Debt Financing Commitment is a legal, valid and binding obligation of Investor, and to the knowledge of Investor, is a legal, valid, and binding obligation of the other parties thereto (in each case, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies) (provided that the foregoing knowledge qualifier shall not be applicable to Sponsor under the Equity Commitment Letter). As of the date hereof, the Debt Financing Commitment is, to the knowledge of the Investor, in full force and effect and has not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and as of the date hereof no such withdrawal, rescindment, termination, amendment or modification is contemplated by Investor or, to the knowledge of Investor, any other party thereto. As of the date hereof, there are no conditions precedent to the funding of the Debt Financing, other than as set forth in the Debt Commitment Letters. As of the date hereof, except for the Fee Letter, there are no other agreements, side letters or arrangements in respect of the Debt Financing Commitment. Assuming (i) the accuracy of the representations and warranties of the Company and Navistar set forth in Article 3 and Article 4, (ii) the performance by Navistar and the Subject Companies of the applicable covenants contained in this Agreement and the Ancillary Documents, and (iii) satisfaction of the conditions set forth in Section 6.1 and the satisfaction of the other conditions precedent to Investor’s obligations to effect the Closing hereunder, as of the date hereof, to the knowledge of the Investor, no event or circumstance exists that, with or without notice, lapse of time or both, would, or would reasonably be expected to cause, any portion of the Debt Financing to be unavailable as of the Closing.

5.4.3 Investor acknowledges that the obligations of Investor under this Agreement are not contingent upon or subject to any conditions or contingencies with respect to the Financing. At the Closing, the aggregate proceeds from the Financing constitutes all of the financing required for the consummation of the transactions contemplated in this Agreement and are in sufficient amount necessary to pay or cause the payment of the Required Amount. Without limiting Section 9.3, Investor’s obligations under this Agreement are not subject to any conditions regarding Investor’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

5.5 Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Investor or any of its Affiliates other than such fees (if any) that will be paid by Investor or its Affiliates and for which the Company and each of their respective Affiliates will have no responsibility to pay.

6 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF INVESTOR.

The obligations of Investor to consummate the Closing are subject to the satisfaction (or waiver by Investor) on, or prior to and as of, the Closing Date of each of the following conditions:

6.1 Bring-Down of Representations and Warranties. (a) The Fundamental Representations of the Company and of Navistar shall be true and correct in all respects at and as of the Closing with the same effect as though made at and as of such time (except for those Fundamental Representations of the Company and of Navistar that are made expressly as of a specific date, which representations and warranties shall have been true and correct in all respects as of such date), (b) the Capitalization Representations shall be true and correct in all respects (other than any de minimis failures to be true and correct in all respects) at and as of the Closing with the same effect as though made at and as of such time (except for those Capitalization Representations that are made expressly as of a specific date, which representations and warranties shall have been true and correct in all respects (other than any de minimis failures to be true and correct in all respects) as of such date) and (c) all other representations and warranties of the Company and Navistar in this Agreement (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct as of the Closing with the same effect as though made at and as of such time (except for any such representations and warranties that are made expressly as of a specific date, which representations and warranties shall have been true and correct as of such date), except, in the case of this clause (c) only, for such failures to be so true and correct as shall not have had, and would not reasonably be expected to have, a Material Adverse Effect.

6.2 Performance of Obligations. The Company and Navistar shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by them prior to the Closing.

6.3 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

6.4 Compliance Certificate. Navistar shall have delivered to Investor a certificate dated as of the Closing Date to the effect that each of the conditions specified above in Sections 6.1, 6.2 and 6.3 has been satisfied.

6.5 No Legal Restraint. There shall be in effect no Law or Governmental Order that has the effect of prohibiting or making illegal the consummation of the Contemplated Transactions.

6.6 HSR Clearance. All necessary filings pursuant to the HSR Act or any applicable foreign antitrust and competition laws with respect to the Contemplated Transactions shall have been made and the applicable waiting periods thereunder shall have expired or been terminated.

6.7 Other Deliveries. The Company shall have delivered to Investor the following:

6.7.1 a certificate of an authorized officer of each Subject Company certifying as to (a) the limited liability company agreement (or equivalent) of such Subject Company and (b) the written resolutions duly adopted by the board of managers or managing member or similar governing body of such Subject Company approving this Agreement and the Ancillary Agreements and the consummation of the Contemplated Transactions;

6.7.2 a copy of the Supply Agreement, duly executed by Navistar and Navistar Defense;

6.7.3 a copy of the License Agreements, duly executed by each of the parties thereto;

6.7.4 a copy of the Transition Services Agreement, duly executed by Navistar and Navistar Defense;

6.7.5 a copy of the Employee Leasing Agreement, duly executed by Navistar and Navistar Defense;

6.7.6 (a) certificates, dated as of the Closing Date, and prepared in accordance with Treasury Regulation Section 1.1445-2(b)(2) and IRS Notice 2018-29, certifying that Navistar is not a foreign person for purposes of Section 1445 of the Code and (b) a properly completed and duly executed Internal Revenue Service Form W-9 from Navistar;

6.7.7 evidence that ownership of the Intellectual Property set forth on Schedule 6.7.7 has been assigned to Navistar Defense effective as of no later than the Closing; and

6.7.8 evidence that the agreements set forth on Schedule 6.7.8 have been terminated.

7	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY, NAVISTAR DEFENSE AND NAVISTAR.

The obligation of the Company and Navistar to consummate the Closing is subject to the satisfaction (or waiver by the Company and Navistar) on, or prior to and as of, the Closing Date of each of the following conditions:

7.1 Bring-Down of Representations and Warranties. (a) The Fundamental Representations of Investor shall be true and correct in all respects at and as of the Closing with the same effect as though made at and as of such time (except for those Fundamental Representations of Investor that are made expressly as of a specific date, which representations and warranties shall have been true and correct in all respects as of such date) and (b) all other representations and warranties of Investor contained in this Agreement (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct at and as of the Closing with the same effect as though made at and as of such time (except for any such representations and warranties that are made expressly as of a specific date, which representations and warranties shall have been true and correct as of such date), except, in the case of this clause (b), for such failures to be so true and correct as shall not, and would not reasonably be expected to, prevent or materially impair or materially delay the ability of Investor to consummate the Contemplated Transactions and fulfill its obligations hereunder.

7.2 Performance of Obligations. Investor shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by it prior to the Closing.

7.3 Compliance Certificate. Investor shall have delivered to the Company a certificate of Investor dated as of the Closing Date to the effect that each of the conditions specified above in Sections 7.1 and 7.2 has been satisfied.

7.4 No Legal Restraint. There shall be in effect no Law or Governmental Order that has the effect of prohibiting or making illegal the consummation of the Contemplated Transactions.

7.5 HSR Clearance. All necessary filings pursuant to the HSR Act or any applicable foreign antitrust and competition laws with respect to the Contemplated Transactions shall have been made and the applicable waiting periods thereunder shall have expired or been terminated.

8 COVENANTS OF THE PARTIES.

8.1 Access to Premises and Information. Prior to the earlier of the Closing or the valid termination of this Agreement in accordance with Article 9, the Company and Navistar will permit Investor and its Representative Parties to have reasonable access to the books and records of the Subject Companies or the Defense Business and to the premises, properties, facilities and offices of any Subject Company or the Defense Business, in each case during normal business hours and upon reasonable notice; provided that Investor and its Representative Parties shall not unreasonably disrupt the personnel and operations of the Subject Companies. All information provided pursuant to this Section 8.1 shall be subject to that certain confidentiality agreement between Cerberus Capital Management, L.P. and Navistar, dated January 21, 2018 (the “Confidentiality Agreement”). Notwithstanding anything to the contrary contained in this Section 8.1, the Company may withhold any document (or portions thereof) or information to the extent (a) that disclosure thereof would violate any Material Company Contract in effect on the date hereof to which any Subject Company is a party or is subject, (b) that it may constitute privileged attorney-client communications or attorney work product, the transfer of which, or the provision of access to which, as determined in good faith by the Company, would reasonably be expected to risk a waiver of such privilege, (c) that the provision of access to such document (or portion thereof) or information, as determined by the

Company (after consultation with outside counsel) in good faith, would reasonably be expected to conflict with applicable Laws or Governmental Orders or (d) that it relates solely to Taxes or Tax Returns of Navistar or any of its Affiliates, other than the Subject Companies; provided that the Company shall give Investor notice of any information so withheld and the parties shall cooperate in seeking to find a way to allow and will use commercially reasonable efforts to allow disclosure of such information to the extent doing so would not be reasonably likely (after consultation with outside counsel) to cause such privilege to be waived with respect to such information or to conflict with such applicable Laws or Governmental Orders. From and after the date hereof, Navistar and the Subject Companies shall use commercially reasonable efforts to cooperate with Investor in arranging for calls and/or meetings with representatives of each of the customers of the Defense Business set forth on Schedule 8.1.

8.2 Conduct of Business Prior to Closing. From the date hereof until the Closing or the earlier termination of this Agreement in accordance with Article 9, except as otherwise contemplated by this Agreement, as otherwise expressly consented to in writing by the Investor or as set forth on Schedule 8.2, the Company shall, and shall cause the other Subject Companies to, and Navistar and its Affiliates shall (a) conduct the Defense Business in the ordinary course of business, (b) use commercially reasonable efforts to preserve, in all material respects, the Defense Business, the Leased Real Property, the Assets of the Defense Business and the business organization and goodwill of the Subject Companies and the Defense Business, (c) use commercially reasonable efforts to preserve intact the Defense Business’s relationships with its customers, vendors, partners, employees, consultants and other material business relations, and (d) timely make in the ordinary course all capital and internal research and development expenditures in accordance with the Company Budget for periods following the date hereof (as provided to Investor prior to the date hereof). Without limiting the generality of the foregoing, from the date hereof until the Closing or the earlier valid termination of this Agreement in accordance with Article 9, without the express prior written consent of Investor, and except as expressly permitted by this Agreement or as set forth on Schedule 8.2, the Company shall not, and shall not cause or permit any other Subject Company to and, to the extent related to the Defense Business, Navistar and its Affiliates shall not:

8.2.1 increase the compensation (including bonuses or severance) payable on or after the date hereof to any employee, consultant, officer or director of any Subject Company or the Defense Business whose annual base compensation exceeds one hundred twenty-five thousand dollars ($125,000), except, in each case, for increases required pursuant to any Contracts or Plans in effect on the date hereof (and previously made available to Investor);

8.2.2 adopt or amend any Plan that increases the benefits or accelerates the time of funding, vesting or payment of any compensation or benefits to any employee, officer or director of a Subject Company or the Defense Business, other than in the ordinary course of business or as may be required by applicable Laws;

8.2.3 issue, sell, transfer, subject to an Encumbrance, deliver or otherwise dispose of any Equity Interests or grant or become a party to any subscriptions, warrants, rights, options convertible securities or other Contracts or commitments of any character relating to any issued or unissued Equity Interests of any Subject Company (other than this Agreement and Ancillary Agreements);

8.2.4 redeem, purchase or otherwise acquire any Equity Interests of a Subject Company or declare or pay any dividend or make any other distribution to any Person, other than distributions of Cash (other than Restricted Cash) prior to the Effective Time;

8.2.5 (a) make any changes in its methods of accounting or accounting practices (including with respect inventory or to any other working capital procedures or practices or reserves), except to the extent required to conform with GAAP or (b) change its fiscal year;

8.2.6 change any current cash management practices and policies or practices and policies of the Defense Business with respect to the collection of accounts receivables, establishment of reserves for uncollectible accounts, and payment of trade accounts payable and Indebtedness;

8.2.7 sell or transfer any obsolete or no-book-value inventory or parts, except in the ordinary course of business;

8.2.8 (a) modify or amend or propose to modify or amend its Organizational Documents, (b) effect any equity split, equity combination, equity dividend, adjustment, redemption, reclassification, repurchase or similar action with respect to the Equity Interests of any Subject Company or (c) create any Subsidiary or controlled Affiliate of any Subject Company;

8.2.9 acquire, sell, divest, transfer, lease, license or otherwise dispose of any business or material investment or any material Assets (excluding Intellectual Property, which is the subject of Section 8.2.14), other than sales of inventory in the ordinary course of business;

8.2.10 (a) merge, combine or consolidate with, or purchase Equity Interests in any business or Person, or a substantial portion of the Assets of any Person, by merger or consolidation, purchase of Assets or stock, membership or partnership interests or other Equity Interests or by any other manner, in a single transaction or a series of related transactions or (b) enter into any joint venture, strategic alliance, co-marketing, co-promotion, co-packaging, teaming agreement, joint development or similar arrangement with respect to the Defense Business;

8.2.11 make, change or revoke any material Tax election, change any material method of Tax accounting, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, or enter into any closing agreement with respect to any Tax;

8.2.12 take any action with respect to, or adopt a plan of complete or partial, merger, consolidation, reorganization, liquidation, dissolution, restructuring or recapitalization file a petition in bankruptcy under any provisions of federal or state bankruptcy law on behalf of the Subject Companies or consent to the filing of any bankruptcy petition against the Subject Companies under similar applicable Law;

8.2.13 (a) hire or otherwise enter into any employment or consulting agreement or arrangement with any Person or terminate any Person (i) outside of the ordinary course of business or (ii) whether or not in the ordinary course of business, whose total annual base compensation would exceed one hundred twenty-five thousand dollars ($125,000);

8.2.14 sell, assign, transfer, abandon, surrender, waive, release, cancel, permit to lapse or otherwise dispose of any material Company Owned Intellectual Property or license any Company Owned Intellectual Property, in each case, other than non-exclusive licenses to Intellectual Property granted in the ordinary course of business;

8.2.15 incur or commit to incur any capital expenditures that are in excess of fifty thousand dollars ($50,000) individually or one hundred thousand dollars ($100,000) in the aggregate, except for any capital expenditure (or series of related capital expenditures) consistent with the Defense Business’s annual capital expenditure budget for periods following the date hereof, as provided to Investor prior to the date hereof;

8.2.16 (a) incur any Indebtedness pursuant to clauses (a) of the definition thereof in an amount that will not be repaid in full at the Closing (excluding loans incurred by the Subject Companies or the Navistar Group under their existing credit facilities, which amounts shall be repaid at Closing), (b) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans and advances in the ordinary course of business by any Subject Company to any other Subject Company or any employee in connection with travel, entertainment and related business expenses or other customary out-of-pocket expenses, or (c) cancel or forgive any Indebtedness pursuant to clause (a) of the definition thereof owed to, or claims held by, any Subject Company, waive any rights of substantial value, grant any concessions or discounts outside the ordinary course of business or materially delay or postpone the payment of accounts payable or other obligations or liabilities, or accelerate the collection of accounts receivable;

8.2.17 (a) except under customer contracts in the ordinary course of business or as required by applicable Law, amend, restate, supplement, not renew, cancel, waive any provision under or terminate (excluding any non-voluntary amendments and non-voluntary termination upon expiration, each in accordance with the terms of such Material Company Contract), or accelerate or delay payment or delivery under, grant any material waiver or concession under or otherwise modify, any Material Company Contract or Permit, (b) enter into any Contract that, if existing on the date of this Agreement, would be a Material Company Contract or (c) take any action which would trigger any most favored nation provisions under a Material Contract; provided, that with respect to the foregoing clauses (a) and (b) with respect to the Afghani Contract, such consent of the Investors shall not be unreasonably withheld, conditioned or delayed;

8.2.18 enter into, renew, cancel, amend, restate, supplement, not renew, cancel, modify, terminate or waive the UAE MRAP Agreement or the UAE Offset Agreement ;

8.2.19 enter into the UAE Supplemental Agreement;

8.2.20 institute, commence, cancel, compromise, settle, agree to settle or waive any Action involving (a) potential payments to or by the Subject Companies of more than one hundred thousand dollars ($100,000) individually or two hundred fifty thousand dollars ($250,000) in the aggregate or (b) an admission of liability on the part of the Subject Companies or the Defense Business or involving any non-monetary relief (other than with respect to any Specific Matter, but subject to Section 10.3.4);

8.2.21 terminate, modify, waive any rights under or cancel any insurance policy if such insurance policy is not replaced with a substantially equivalent insurance policy;

8.2.22 cause or knowingly permit any officers, directors or employees to become a Government Official, or an agent, representative or consultant to, a Government Official;

8.2.23 change the nature or scope of the Defense Business or enter into a new line of business; or

8.2.24 agree, resolve or commit to do any of the things referred to elsewhere in Section 8.2.1 through Section 8.2.23 above.

8.3 Confidentiality.

8.3.1 Confidentiality Agreement. The provisions of the Confidentiality Agreement are hereby ratified, confirmed and agreed to by Investor. The Confidentiality Agreement shall remain in effect until the Closing, at which point it shall terminate. Notwithstanding the foregoing, Investor will be permitted to disclose information subject to the Confidentiality Agreement to any Debt Financing Sources or prospective financing sources that are or may become Debt Financing Sources and/or rating agencies (and, in each case, to their respective counsel and auditors) so long as each such Person acknowledges the confidential nature of such obligations in the manner contemplated by the Confidentiality Agreement, and such Persons shall be “Representatives” (as defined in the Confidentiality Agreement) of Investor and Cerberus Capital Management, L.P.

8.3.2 Announcements. Any public announcements, reports, statements or press releases by any party or any of its Affiliates regarding the Contemplated Transactions must be approved in advance (as to form, content, timing and manner of distribution) by each of Investor and Navistar, which approval shall not be unreasonably withheld, conditioned or delayed; provided that any party may issue a press release or make a public announcement (or other disclosure) to the extent necessary for such party to comply with applicable securities laws and, to the extent practicable, shall provide a copy of any such release or announcement to Navistar (if such party is Investor or the Company) or Investor (if such party is Navistar or the Company); provided, that Investor and its Affiliates shall be entitled to communicate with and may disclose the terms and the existence of this Agreement and the Contemplated Transactions to their respective investors and other financing sources (including the Debt Financing Sources) and in connection with customary fundraising activities, whether prior to or following the consummation of the Contemplated Transactions (so long as such Persons agree to, or are bound by contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as such Party shall be responsible to the other Parties for breach of this Section 8.3 or such confidentiality obligations by the recipients of its disclosure). Furthermore, between the date hereof and the Closing Date, Navistar shall not, and shall cause each Subject Company not to, make any broad-based announcements or disclosures regarding the Contemplated Transactions which are targeted to any Subject Company’s, or any of the Defense Business’s, employees, customers, suppliers or other business relationships without the prior written consent of Investor.

8.3.3 Confidentiality. Navistar hereby acknowledges that the success of the Subject Companies after the Closing depends upon the continued preservation of the confidentiality of certain information about the Subject Companies possessed by the Navistar Group, that the preservation of the confidentiality of such information by the Navistar Group is an essential premise of the bargain between Navistar and Investor, and that Investor would be unwilling to enter into this Agreement in the absence of this Section 8.3.3. Accordingly, following the Closing for a period of five (5) years, Navistar will, and will cause the other members of the Navistar Group to, hold in confidence and not disclose (other than to monitor its investment in the Company) any confidential, proprietary or non-public information involving or relating to any Subject Company or the Defense Business in Navistar’s possession as of the Closing; provided, that the information subject to this Section 8.3.3 will not include any information that (a) is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation hereof), (b) is received by any member of the Navistar Group from a third party on a non-confidential basis (and that, to Navistar’s knowledge, is not bound by a confidentiality obligation with respect to such information) after the Closing, (c) is independently developed by the Navistar Group after the Closing without use or reference to Confidential Information or (d) to the extent such information was not provided by the Subject Companies and is with respect to products supplied by the Navistar Group to the Subject Companies before or after the Closing.

8.3.4 Each of the parties hereto agrees that this Section 8.3.3 is not intended to supersede or limit any confidentiality obligations between the parties which may be set forth in any other agreement (including, without limitation, the A&R LLC Agreement, the Supply Agreement, the License Agreements or the Employee Leasing Agreement (collectively such agreements the “Other Agreements”). The terms of each of this Section 8.3.3 and the confidentiality obligations in the Other Agreement shall be in effect in accordance with their terms. In the event of any conflict or inconsistency between this Section 8.3.3 and the confidentiality obligations set forth in the Other Agreements, the more restrictive terms shall control.

8.4 Preparation for Closing. Subject to the terms and conditions hereof, each of the Company, Investor and Navistar agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to satisfy the conditions set forth in Article 6 and Article 7 and to timely consummate the Contemplated Transactions as promptly as practicable, including preparing and filing as promptly as practicable with the applicable Governmental Authorities all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to timely consummate the Contemplated Transactions. In furtherance (and not in limitation) of the foregoing:

8.4.1 Antitrust Matters. Each of the Company, Investor and Navistar agrees to file all appropriate notifications and filings pursuant to the HSR Act or any applicable foreign antitrust and competition laws with respect to the Contemplated Transactions as soon as reasonably practicable, but in any event within seven Business Days after the date hereof with respect to filings pursuant to the HSR Act, and to supply as promptly as is reasonably practicable any additional information and documentary material that may be requested of such party by the relevant Governmental Authorities in connection with the HSR Act. Each such party, as applicable, shall cause (and shall cause its “ultimate parent entity” as that term is defined in the HSR Act to cause) the filings under the HSR Act to be considered for grant of “early termination” and make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith. Each of the Company, Investor and Navistar agrees to use, and to cause its Subsidiaries to use, reasonable best efforts to avoid or eliminate as soon as possible each and every impediment under the HSR Act or any applicable foreign antitrust and competition laws that may be asserted by any United States or foreign governmental antitrust authority so as to enable the parties to expeditiously consummate the Contemplated Transactions; provided that, notwithstanding the foregoing, none of the Company, Investor, Navistar or any of their respective Affiliates or Subsidiaries shall be required to, (a) commit to or effect, by consent decree, hold separate order or otherwise, the sale or disposition of any Assets, securities, facilities or other properties or agree to any other behavioral remedy (and the Subject Companies and, to the extent related to the Defense Business, Navistar and its Affiliates will not, without Investor’s consent, take any such action) or (b) institute or defend any litigation or proceeding, in each case for the purpose of facilitating the expiration or termination of the HSR Act waiting period, avoiding litigation pursuant to any other U.S. Antitrust Law or otherwise obtaining applicable merger control clearances under the HSR Act or any applicable foreign antitrust and competition laws. The filing fees associated with the HSR filings and any applicable foreign antitrust and competition laws shall be Shared Transaction Expenses. Each of the Company, Investor and Navistar agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any United States or foreign governmental antitrust authority in connection with the Contemplated Transactions unless such party consults with the other parties in advance, if at all possible, and, to the extent not prohibited by such governmental antitrust authority, gives the other parties the opportunity to attend and participate. Each of the Company, Investor and Navistar will supply the other parties with copies of all correspondence, filings or communications with governmental antitrust authorities, with respect to the Contemplated Transactions; provided that to the extent any of the documents or information are commercially or competitively sensitive, such party may satisfy its obligations by providing such documents or information to the other parties’ outside antitrust counsels, with the understanding that such antitrust counsels shall not share such documents and information with their respective client (although such antitrust counsels may use such documents and information in advocating on behalf of their respective clients with any governmental antitrust authority); provided, further, however, that the parties shall not be required to share filings made under the HSR Act; provided, further, that, notwithstanding the foregoing, such documents and information may be redacted (i) to remove references concerning the valuation of Navistar, the Company, the Defense Business and the Agreement, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns. Notwithstanding anything herein to the contrary, nothing in this Agreement shall require the Company, Investor or Navistar or any of their respective Affiliates to take or agree to take any action with respect to their business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing. This Section 8.4.1 (and not any other provision) provides the parties’ sole and exclusive obligations with respect to the subject matter hereof (i.e., the HSR Act and other Antitrust Laws).

8.4.2 ITAR. Each of the Company, Investor and Navistar shall make the required filings with the U.S. Department of State Directorate of Defense Trade Controls in accordance with ITAR within five (5) days of Closing. The Parties will reasonably cooperate with each other with respect to such filings.

8.4.3 Certain Filings, Etc. Each of the Company, Investor and Navistar shall cooperate with one another in and use commercially reasonable efforts with respect to (a) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any action, consent, approval, notice, filing or waiver (however called) is required (or the absence of which would result in the acceleration of any right or obligation thereunder) to be obtained, made, given, filed or sought from any third party that is party to any Contract related to the Defense Business, in connection with the consummation of the Contemplated Transactions and (b) taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain, make, give or file any such actions, consents, approvals, notices, filings and waivers (however called); provided, that none of Navistar or its Affiliates (including the Subject Companies) shall enter into any Contract, amend or terminate any Contract, make any payment or grant any concession or waiver (or permit any Subject Company to take any of the foregoing actions), in each case in connection with obtaining any consent, waiver or approval, without the prior written consent of Investor (such consent, with respect to Upfront Consent Costs, not to be unreasonably withheld, conditioned or delayed); provided, further, that the obtaining, making, giving or filing of any such consent, approval, notice, filing or waiver (however called) shall not be deemed to be a condition to the obligations of the parties to consummate the Closing, except to the extent contemplated by Section 6.7. Navistar shall bear (x) 100% of all Upfront Consent Costs incurred in connection with, or arising out of, the transfer, conveyance or assignment of the Transferred Assets or as a result of the Reorganization and (y) 100% of the first $1,000,000 of the Upfront Consent Costs incurred in connection with obtaining, making, giving, filing or seeking any such consents, approvals, notices, filings or waivers (however called) which are not subject to clause (x); provided that if such Upfront Consent Costs (together with any Upfront Consent Costs borne by Navistar pursuant to Section 8.11) would exceed $1,000,000 in the aggregate, and the Investor consents thereto (such consent not to be unreasonably withheld, conditioned or delayed), Navistar shall bear 28.57% of such Upfront Consent Costs to the extent in excess of $1,000,000 in the aggregate (together with any Upfront Consent Costs borne by Navistar pursuant to Section 8.11) and the Company shall bear the remainder of the Upfront Consent Costs to the extent in excess of $1,000,000 in the aggregate (together with any Upfront Consent Costs borne by Navistar pursuant to Section 8.11); provided, that, for the avoidance of doubt, the

Company shall bear 100% of (1) any other costs, fees or expenses under such Contracts, including any maintenance, ongoing, operational or similar fees, costs or expenses and (2) the fees, costs or expenses of a Subject Company entering into a Contract or license to obtain services or products provided under a Contract or license that is not being assigned to a Subject Company at or prior to Closing and for which the counterparty requires such Subject Company to have its own Contract or license. Notwithstanding the foregoing, in the event of any inconsistency between this Section 8.4.3 and Section 8.11, Section 8.11 shall govern all procedures with respect to Shared Contracts.

8.5 Directors and Officers Insurance. Beginning on the Closing, and for a period of six (6) years thereafter, Navistar shall maintain without any lapse in coverage the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Navistar Group for the benefit of the directors and officers and other fiduciaries of the Subject Companies as of immediately prior to the Closing, or purchase comparable policies for such six (6)-year period with benefits and levels of coverage at least as favorable as those provided under the Navistar Group’s existing policies as of the date hereof, in each case, with respect to matters occurring prior to the Closing.

8.6 Tax Matters.

8.6.1 Transfer Taxes. All Transfer Taxes incurred in connection with the Contemplated Transactions shall be borne equally by Navistar and Investor (other than Transfer Taxes incurred as a result of the Reorganization, which shall be borne one hundred percent (100%) by Navistar) and paid when due, and the Company shall prepare and file all necessary Tax Returns and other documentation with respect to such Taxes, except to the extent required to be filed by another Person, and all parties shall cooperate to the extent reasonably required in connection with such filings.

8.6.2 Cooperation on Tax Matters. Navistar and Investor will cooperate to the extent reasonably requested in writing by the other party in connection with the filing of any Tax Return of or with respect to any Subject Company or any Tax audit or any other Tax proceeding of any Subject Company. Such cooperation shall include providing records and information that are reasonably relevant to any such matter, making employees available on a mutually convenient basis to provide additional information and explaining any materials provided pursuant to this Section 8.6.2. Notwithstanding any other provision of this Agreement, Navistar shall not be required to provide Investor or any Subject Company with any affiliated, consolidated, combined, unitary or other Tax Return (or any related work papers and documentation) that include Navistar or any of its Affiliates (other than a Tax Return that includes solely Subject Companies) (“Consolidated Tax Returns”); provided that at the request of the Company, Navistar shall use commercially reasonable efforts to provide the Company with a pro forma Tax Return (or the underlying information with which such pro forma Tax Return could be prepared, in a form reasonably acceptable to the Company) relating to the operations of the Subject Companies that are necessary for the preparation of any Tax Return prepared by or with respect to any Subject Company after the Closing.

8.6.3 Tax Returns. The Company shall prepare (or cause to be prepared) all Tax Returns of the Subject Companies for any Pre-Closing Tax Period that are to be filed after the Closing Date, other than any Consolidated Tax Returns (“Pre-Closing Tax Returns”). Each Pre-Closing Tax Return shall be prepared on a basis consistent with past practice of the applicable Subject Company (provided that such past practice is “more likely than not” to be upheld under applicable Law) and shall be submitted to Navistar for Navistar’s review and comment at least thirty (30) days prior to the due date for filing such Tax Return. The applicable Subject Company shall incorporate all reasonable comments to such Pre-Closing Tax Returns that are income Tax Returns and consider in good faith all reasonable comments to all other Pre-Closing Tax Returns as are provided by Navistar in writing at least five (5) days prior to the applicable due date for such Tax Return, and shall timely file the applicable Pre-Closing Tax Returns with the applicable Taxing Authority. Tax deductions (if any) with respect to the Seller Transaction Expenses (the “Seller Expense Deductions”) shall, to the extent permitted on a “more likely than not” basis under applicable Law (i) be allocated to the Pre-Closing Tax Period and (ii) to the extent not allocated to the Pre-Closing Tax Period, be treated as “§ 1.752-7 liabilities” as defined in Treasury Regulation Section 1.752-7(b)(3) or otherwise allocated to Navistar under the principles of Section 704(c) of the Code.

8.6.4 Tax Contests.

(a) If any Subject Company receives from a Taxing Authority a notice of its intent to audit or conduct any other proceeding, or notice of deficiency, in each case with respect to a Pre-Closing Tax Period and in respect of which could reasonably be expected to affect an amount of Taxes (including any right to refunds of Taxes) (i) for which Navistar is responsible pursuant to Section 10.1 or (ii) with respect to any Consolidated Tax Return for any Pre-Closing Tax Period (collectively, a “Pre-Closing Tax Claim”), the Company shall notify Navistar in writing of the Pre-Closing Tax Claim, which notice will include sufficient detail to apprise Navistar of the nature of the Pre-Closing Tax Claim; provided, however, that no failure or delay by the Company to provide notice of a Pre-Closing Tax Claim shall reduce or otherwise affect the obligation of Navistar hereunder except to the extent the defense of such Pre-Closing Tax Claim is actually prejudiced thereby.

(b) Navistar, at its sole cost and expense, may elect to control all proceedings taken in connection with any Pre-Closing Tax Claim and, without limiting the foregoing, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may either pay any Taxes imposed by a Taxing Authority relating to the Pre-Closing Tax Claim and make a claim for a refund where applicable Laws permit such refund claim or contest such Pre-Closing Tax Claim in any permissible manner; provided that, except with respect to any Pre-Closing Tax Claim relating to any Consolidated Tax Return, (i) Navistar shall pay all costs and expenses incurred in connection with any such administrative appeals, proceedings, hearings or conferences with any Taxing Authority, (ii) the Company may fully participate, at its own expense, in the conduct of such Pre-Closing Tax Claim, (iii) Navistar shall keep the Company informed as to the status of such administrative appeals, proceedings, hearings or conferences with any Taxing Authority (including by providing copies of all written materials received from or submitted to the relevant Taxing Authority), (iv) Navistar shall consider in good faith the reasonable comments of the Company on any submissions to the relevant Taxing Authority prior to submission of such correspondence to the Taxing Authority and (v) Navistar shall not settle or otherwise compromise any such Pre-Closing Tax Claim on behalf of the Subject Company without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) If Navistar elects not to control any proceedings relating to a Pre-Closing Tax Claim for any Pre-Closing Tax Period, the Company shall control such proceedings; provided, however, that (i) Navistar may participate, at its own expense, in the conduct of such Pre-Closing Tax Claim, (ii) the Company shall keep Navistar informed as to the status of such proceedings (including by providing copies of all written materials received from or submitted to the relevant Taxing Authority), (iii) the Company shall consider in good faith the reasonable comments of Navistar on any submissions to the relevant Taxing Authority prior to submission of such correspondence to the Taxing Authority and (iv) the Company shall not settle or otherwise compromise such Pre-Closing Tax Claim without Navistar’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

8.6.5 Post-Closing Actions. The Company shall not (and shall not cause or permit any other Subject Company to) file, amend, re-file or otherwise modify any Tax Return or Tax election relating in whole or in part to any Subject Company or initiate any voluntary disclosure with any Taxing Authority, in each case with respect to any Pre-Closing Tax Period and in each case outside the ordinary course of business, if such action would have the effect of increasing the liability of Navistar under this Agreement (including any indemnification obligation with respect to Taxes pursuant to Section 10.1 or under the A&R LLC Agreement), without the prior written consent of Navistar (which consent shall not be unreasonably withheld, conditioned or delayed).

8.6.6 Agreement on Certain Tax Matters. Investor, Navistar and the Company intend for U.S. federal (and all applicable state and local) income tax purposes as follows: (a) the Pre-Closing Equityholder Distribution shall be governed by Section 731 of the Code and result in an adjustment to the tax basis of partnership property under Section 734(b) of the Code to the extent of any gain realized by Navistar and ITEI as a result of such distribution, (b) the acquisition by Investor of the Purchased Units from Navistar in exchange for the Purchase Price plus any assumed liabilities and other items required to be treated as purchase consideration for U.S. federal income tax purposes (the “Purchase Consideration”), constitutes a purchase and sale of partnership interests resulting in an increase in the adjusted basis of the Company’s assets under Section 743 of the Code, (c) the recapitalization of the outstanding Units of the Company shall be a non-taxable modification of the partnership agreement of the Company pursuant to Section 761(c) of the Code, and (d) the items set forth on Schedule 8.6.6 shall be treated in the manner described therein, and, to the extent any such items are stipulated to constitute “§ 1.752-7 liabilities” as defined in Treasury Regulation Section 1.752-7(b)(3) on Schedule 8.6.6, the Company shall provide Navistar with timely notice of the satisfaction of any such liability in accordance with Treasury Regulation Section 1.752-7(e)(1). All items of income, gain, loss, deduction and credit of the Company for the taxable year that includes the Closing Date shall be allocated pursuant to Section 706 of the Code based on a closing of the books on the Closing Date. Investor, Navistar and the Company agree to file all Tax Returns in a manner consistent with the treatment set forth in this Section 8.6.6 and Section 3.1(f) of the A&R LLC Agreement and not to take any position inconsistent with such treatment in any Tax audit or other Tax proceedings (unless required by a final determination of a Taxing Authority within the meaning of Section 1313(a) of the Code).

8.6.7 Purchase Price Allocation. Within sixty (60) days following the determination of the Final Adjustment Amount, the Company shall deliver to Navistar (a) a balance sheet of the Company, as of the Closing Date, that sets out the tax basis of the Assets then owned by the Company on the Closing Date and the amount of the liabilities of the Company on the Closing Date (the “Tax Basis Balance Sheet”) and (b) a balance sheet of the Company, as of the Closing Date, that sets out the fair market value of the Assets owned by the Company on the Closing Date and the amount of the liabilities of the Company on the Closing Date (the “Fair Market Value Balance Sheet,” and, together with the Tax Basis Balance Sheet, the “Partnership Balance Sheets”). The Fair Market Value Balance Sheet shall (x) be prepared in accordance with Section 1060 of the Code and the applicable Treasury Regulations, and any analogous provisions of state, local or foreign Law, and the principles set forth on Schedule 8.6.7 and (y) contain sufficient detail to permit the parties to make the computations and adjustments required under Section 743(b), Section 751 and

Section 755 of the Code. If Navistar objects to the Partnership Balance Sheets within thirty (30) days after receipt thereof from the Company, then Navistar and the Company shall negotiate in good faith to resolve promptly any such objection. If Navistar and the Company do not obtain a final resolution within thirty (30) days after Navistar has so objected, then the dispute shall be resolved by the Arbitrator in accordance with the procedural principles set forth in Section 2.4.3. Except to the extent otherwise required by applicable Law, the parties shall file or cause to be filed all Tax Returns in a manner consistent with the Partnership Balance Sheets and shall not make any inconsistent statement or adjustment on any Tax Return or during the course of any Tax related matter, or otherwise take any Tax position inconsistent with the Partnership Balance Sheets. If the Purchase Consideration is adjusted pursuant to this Agreement, the Partnership Balance Sheets shall be adjusted in a manner consistent with the procedures set forth in this Section 8.6.7 and Navistar, Investor and the Company shall cooperate in good faith in making any such adjustments.

8.6.8 Refunds. Except to the extent taken into account in the calculation of Working Capital or Indebtedness and any refunds (or credits in lieu of refunds) with respect to which the Company is under obligation to pay over any amounts to a third party, Navistar shall be entitled to any Tax refunds (or credits in lieu of refunds) that are attributable to Taxes paid by any Subject Company with respect to any Pre-Closing Tax Period. The Company shall provide prompt written notice of the receipt of any such refund (or credits in lieu of refund) (such notice to specify in reasonable detail the nature and amount of such refund) to Navistar and, within fifteen (15) Business Days after receipt of any such refund (or credits in lieu of such refund), pay over the amount of any such refund (or credits in lieu of such refund) to Navistar, less any reasonable third-party fees and expenses or Taxes incurred in connection with obtaining such refund. After the Closing, Investor shall cause the Subject Companies to work in good faith and use their commercially reasonable efforts to diligently prosecute any Tax refund claims in order to legally maximize and obtain any such Tax refunds or credits. To the extent permitted by applicable Law and to the extent not adverse to the interests of Investor, the Company or any of its Subsidiaries, as determined by Investor in its reasonable discretion, Investor shall request, and shall cause the Subject Companies to request, a refund (rather than a credit in lieu of a refund) with respect to all Pre-Closing Tax Periods.

8.6.9 Tax Indemnity, Tax Sharing and Tax Allocation Agreements. Any Tax indemnity, Tax sharing or Tax allocation agreements between any member of the Navistar Group, on the one hand, and any Subject Company, on the other hand (excluding, for the avoidance of doubt, the A&R LLC Agreement) will terminate as of the Closing Date and shall have no further effect for any taxable year.

8.6.10 Section 754 Election. Each Tax Return of the Company that includes the Closing Date shall include an election under Section 754 of the Code (and any equivalent election under state, local or foreign Tax Law) with respect to the taxable year in which the Closing occurs.

8.6.11 Straddle Periods. In the case of any Straddle Period, real, personal and intangible property Taxes and other Taxes imposed on a periodic basis and related Tax items determined on a periodic basis or by reference to the level of an item during a period (“Property Taxes”) allocated to the portion of such period that is a Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period through the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and Taxes and related non-periodic Tax items (other than Property Taxes) allocated to the portion of such period that is a Pre-Closing Tax Period shall be computed as if such taxable period ended as of the end of the day on the Closing Date and, in the case of any Taxes attributable to the ownership of any equity interest in any partnership, other “flow-through” entity, “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any similar provision of Law) or “passive foreign investment company” (within the meaning of Section 1297 of the Code) as if the taxable period of such partnership, other “flow-through” entity, controlled foreign corporation or passive foreign investment company ended as of the end of the day on the Closing Date (whether or not such Taxes arise in a Straddle Period of the applicable owner). All exemptions, allowances or deductions that are calculated on an annual basis (including credits and depreciation and amortization deductions) shall be allocated between the portion of the period ending on the Closing Date and that portion of the period beginning after the Closing Date in proportion to the number of days in each such portion of the period.

8.7 Exclusivity. From the date of this Agreement until the Closing or the earlier valid termination of this Agreement in accordance with Article 9, neither the Company nor Navistar shall, and each of the Company and Navistar shall cause its Affiliates and its and their Representative Parties and the other Subject Companies not to, directly or indirectly, (a) take any action to encourage, solicit, facilitate or initiate the submission of, or engage in any discussions or negotiations with respect to, any proposal or offer from, or provide any information to, any Person relating to, or enter into, negotiate, engage in discussions or negotiations regarding, or consummate, any transaction relating to, or which could reasonably be expected to lead to (i) the direct or indirect sale, disposition, acquisition or transfer of all or a material portion of the Assets of the Defense Business or Equity Interests of the Subject Companies (including through an asset sale, lease, license, equity sale, equity issuance, merger or otherwise, but excluding the sale of inventory in the ordinary course of business), or (ii) any other restructuring, recapitalization or other modification of any Subject Company’s or the Defense Business’s structure or ownership (each, an “Acquisition Transaction”) or participate in any discussions or negotiations regarding, furnish any information with respect to, knowingly facilitate, or assist in any manner, or participate in any effort or attempt by, any Person to do or seek any of the foregoing. The Company and Navistar shall, and shall each cause its Affiliates and its and their Representative Parties and the Subject Companies to, cease and terminate any existing discussions with any Person (other than Investor) that relate to any Acquisition Transaction. Subject to any confidentiality obligations in effect on the date hereof, in the event that any Subject Company or Navistar or its Affiliates or any of their respective Representative Parties receives an inquiry, contact, proposal, request for non-public information or offer with respect to an Acquisition Transaction on or after the date hereof and prior to the Closing, whether unsolicited or as a result of prior solicitations or discussions, the Company or Navistar shall provide Investor with prompt notice thereof, which notice shall include the identity of the person making such inquiry, contact, proposal, request or offer and the material terms of such inquiry, proposal, contact, request or offer. Navistar and the Company shall, and shall cause their respective Affiliates and the other Subject Companies and its and their Representative Parties to immediately terminate the access of any Person (other than Investor, its Affiliates or its or their Representative Parties) to the Data Room and any other data room (virtual or actual) containing non-public information concerning the Subject Companies or the Defense Business.

8.8 Financing Efforts.

8.8.1 Investor shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to obtain, or cause to be obtained, the proceeds of the Financing on the terms and conditions described in the Commitment Letters (including, as necessary, the “flex” provisions contained in the Fee Letter), including using its reasonable best efforts with respect to (a) maintaining in effect the Commitment Letters and complying with all obligations thereunder, (b) negotiating, executing and delivering definitive agreements with respect to the Debt Financing (the “Financing Agreements”) on terms no less favorable than the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in the Fee Letter), (c) satisfying on a timely basis all conditions applicable to

Investor to obtaining the Financing that are within Investor’s control, and (d) enforcing in a commercially reasonable manner Investor’s rights under the Debt Commitment Letter; provided, that, in no event shall Investor be required to threaten or pursue legal proceedings against the Debt Financing Sources in connection with enforcing such rights. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (including any “flex” provisions applicable thereto), Investor shall use reasonable best efforts to arrange to obtain as promptly as practicable, on terms (taking into account any “flex” provisions applicable to such Alternative Debt Financing (as defined below)) that are not less favorable to Investor than the Debt Financing contemplated by such Debt Commitment Letters (including any “flex” provisions applicable thereto), as applicable, alternative sources of financing in an amount sufficient, when added to the portion of the Financing that is available, to pay the Required Amount (“Alternative Debt Financing”) and to obtain, and, when obtained, to provide Navistar and the Company with a copy of, a new financing commitment that provides for such Alternative Debt Financing (the “Alternative Debt Financing Commitment Letter”). For the purposes of this Agreement, the terms “Debt Commitment Letter” and “Fee Letter” shall be deemed to include any Alternative Debt Financing Commitment Letter or any fee letter referred to in such Alternative Debt Financing Commitment Letter with respect to any Alternative Debt Financing arranged in compliance with this Section 8.8.1 and term “Debt Financing” shall be deemed to include any such Alternative Debt Financing. In no event shall Investor be required to request or seek equity in excess of that set forth in the Equity Commitment Letter, and in no event shall Investor be required to request or seek equity from any Person other than Sponsor.

8.8.2 Investor shall provide Navistar and the Company with prompt notice of (a) any material breach or threatened material breach by any party of the Commitment Letters and/or the Financing Agreements of which Investor becomes aware, (b) any termination or threatened termination of the Commitment Letters and/or the Financing Agreements or any refusal by the Lender or any other Debt Financing Source to provide the full financing contemplated by the Debt Commitment Letters or (c) any material developments or material adverse change with respect to such Debt Financing, in each case, that would reasonably be expected to materially and adversely affect the timely availability or amount of the Financing at the Closing or the Company’s ability to make Earnout Payments. If and when requested in writing by the Navistar, Investor shall keep the Navistar reasonably informed on a reasonably current basis in reasonable detail of all material developments concerning the status of the Debt Financing, including its efforts to arrange the Debt Financing and provide the Company copies of the material definitive agreements for the Debt Financing and such other information available to them as shall be reasonably requested by the Navistar or the Company for purposes of monitoring the progress of the financing activities. Investor shall not permit any amendment, modification or supplement to be made to, any waiver of, any provision or remedy under or any replacement of any Commitment Letter and/or the Financing Agreements, if applicable, that (i) expands on the conditions precedent or adds new conditions to the funding on the Closing Date, as set forth in such agreements in each case, to the extent such would reasonably be expected to affect the availability or amount of the Debt Financing at Closing , (ii) reduces the aggregate amount of Financing to an amount below the Required Amount or (iii) could otherwise reasonably be expected to materially impair, delay or prevent the transactions contemplated by this Agreement (including the Closing or the availability of the Debt Financing) or the Company’s ability to make Earnout Payments, in each case without Navistar’s prior written consent (it being understood and agreed that, in any event, Investor may (A) amend the Debt Commitment Letter to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement and (B) obtain a replacement Financing to the extent the foregoing conditions are satisfied). Upon any such amendment, modification, supplement, waiver or replacement of the Debt Commitment Letter, the term “Debt Commitment Letter” shall mean the Debt Commitment Letter as so amended, modified, supplemented, waived or replaced and Investor shall provide a copy of any such material amendment to Navistar.

8.8.3 For purposes of this Agreement (other than with respect to representations made by Investor as of the date hereof), references to (a) “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented, restated, replaced or substituted by this Section 8.8, (b) “Debt Commitment Letters” shall also include the Fee Letter or other fee letters and any amendment, modification or restatement of, or supplement to, the Fee Letter or such other fee letters, in each case, permitted by this Section 8.8, and (c) “Financing Sources” shall include lenders and other financing sources (including underwriters, placement agents and initial purchasers) providing the Debt Financing pursuant to any amendment, modification, restatement, supplement and replacement permitted by this Section 8.8

8.8.4 From the date of this Agreement until the Closing or the earlier valid termination of this Agreement in accordance with Article 9, the Company shall, and shall cause each of its Subsidiaries to, and shall use commercially reasonable efforts to cause the officers and employees of the Subject Companies to, at Investor’s sole expense, use reasonable best efforts to cooperate with Investor as reasonably requested by Investor in connection with the arrangement of the Financing limited to the following: (a) to cause the participation by members of management of the Subject Companies in a reasonable number of meetings, conference calls, presentations or due diligence sessions with the Debt Financing Sources in connections with the Debt Financing; (b) to assist Investor, the Lender and any other Debt Financing Sources in the preparation of customary lender presentations and other materials customarily used to arrange financings of the type contemplated by the Debt Commitment Letter; (c) to furnish Investor, the Lender and any other Debt Financing Sources with customary and reasonably available financial information and other pertinent information regarding the Subject Companies as may be reasonably requested in writing by Investor to consummate the Debt Financing (provided that, for the avoidance of doubt, the Subject Companies shall not be required to deliver any projections or pro forma financial statements (it being agreed that the Company shall provide reasonable assistance with the preparation of such financial information by Investor)), including (x) within thirty (30) days after the filing of the Navistar Parent consolidated audited financial statements of Navistar Parent for the 2018 fiscal year with the SEC, furnishing to the Investor, the Lender and any other Debt Financing Sources with a reconciliation of the Navistar Defense balance sheet and income statement for fiscal year 2018 to the corresponding financial statements of Navistar Inc. North America Truck business included in such SEC filing, utilizing and providing to all parties, the consolidating trial balance reports for all entities or companies within such business in substantially the form previously provided by Navistar with respect to the 2017 fiscal year and (y) unaudited balance sheet and the related unaudited consolidated statements of income of Navistar Defense for each month ending after the date hereof and not less than thirty (30) days prior to the Closing Date; (d) reasonably cooperating with Investor in the preparation of the Financing Agreements; (e) at least five (5) Business Days prior to the Closing Date, providing all documentation and other information about the Subject Companies as is reasonably requested in writing by Investor at least seven (7) Business Days prior to the Closing Date which relates to applicable “know your customer” and anti-money laundering rules and regulations; (f) to facilitate substantially concurrently with the Closing (subject to the occurrence of the Closing) all organizational actions by the Subject Companies as may be reasonably requested by Investor that are necessary in order to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Subject Companies; (g) to facilitate the pledging of collateral substantially concurrently with the Closing (subject to the occurrence of the Closing), including executing and delivering any customary pledge and security documents, control agreements, mortgages or similar customary definitive financing documents as may be reasonably requested by Investor; (h) executing all documentation necessary in connection with the Financing, including all Financing Agreements, certificates and related documents and (i) otherwise providing commercially reasonable cooperation and assistance to the Investor to facilitate the satisfaction of the conditions precedent to the Debt Financing (to the extent such assistance or cooperation is within the control of the Company or its Subsidiaries); provided, that such documentation shall not be effective until the Closing. Notwithstanding the foregoing or anything else in this Agreement, (i) no Subject Company shall be required to execute and deliver any agreement, pledge, security document, certificate, legal opinion or other document, or take any action under any Financing Agreements, in connection with the Financing that is effective prior to the Closing (other than representation letters and authorization letters as contemplated by clause (b) of this Section 8.8.4), (ii) no Liability (including any Lien) or obligation (including any Liability or obligation to pay any commitment or other similar fee) of the Subject Companies under any certificate, document or instrument related to the Financing shall be effective until the Closing Date, (iii) no Person who is a director or manager of the Subject Companies shall be required, prior to the Closing, to pass resolutions or consents or approve or authorize the execution of the Debt Financing, other than such resolutions, consents, approvals or authorizations in connection with the Debt Financing which are held in escrow pending the Closing, (iv) nothing hereunder shall require the approval, execution or delivery of any document or certificate that is not contingent upon the Closing (and such execution, in the case of execution by employees, directors, officers or managers of the Subject Companies, shall be limited to execution by employees, directors, officers or managers who shall continue with the Subject Companies following the Closing), (v) nothing hereunder shall require the Subject Companies to take any action that the Company reasonably believes could result in a violation of any confidentiality arrangement, Contract or law, or the loss of any legal or other applicable privilege, cause the Subject Companies or any of their respective Agents to incur any actual or potential Liability in connection with the Debt Financing or such assistance, or conflict with, violate or result in a breach of or default under any organizational documents of the Subject Companies and (vi) subject to the limitations and procedures set forth in Article 10, Investor shall indemnify, defend and hold harmless Navistar, the Subject Companies and their respective pre-Closing directors, officers, employees and representatives, from and against any Liability or obligation to providers of the Financing in connection with the Financing and any information provided in connection therewith. If this Agreement is validly terminated in accordance with Article 9, then Investor shall promptly reimburse Navistar and the Subject Companies for all reasonable out-of-pocket costs incurred by Navistar or the Subject Companies in connection with this Section 8.8. All non-public or other confidential information provided by Navistar, the Company or their respective Affiliates and representatives pursuant to this Section 8.8 shall be kept confidential in accordance with Section 8.3; provided, however, that Investor shall be permitted to disclose such information to any financing source or prospective financing source that is or may become party to the Debt Financing in accordance with the Confidentiality Agreement.

8.8.5 The Parties agree that the covenants and agreements contained in this Section 8.8 are the only covenants and agreements set forth in this Agreement with respect to the Investor’s or Company’s obligations with respect to the Debt Financing.

8.9 Employment Matters.

8.9.1 Navistar Defense shall offer employment commencing on the “Term End Date” (as such term is defined in the Employee Leasing Agreement) (the “Hire Date”) to all Business Employees who remain employed by Navistar as of immediately prior to the Hire Date (such Business Employees who accept and actually commence employment with Navistar Defense, the “Transferred Employees”), including those on vacation, military leave or leave of absence (whether paid or unpaid). Notwithstanding anything in this Section 8.9 to the contrary, each

Transferred Employee who is not actively at work and is receiving or eligible to receive long-term disability benefits under a Plan as of the Hire Date shall remain (as applicable) an employee of Navistar or one of its Affiliates (other than a Subject Company) until the employee presents himself or herself to Navistar Defense for active employment within one hundred eighty (180) days following the Hire Date. To the extent permitted by applicable Law, following the Hire Date, Navistar will transfer to the Company the personnel files and other employment-related records of the Transferred Employees who accept employment with Navistar Defense pursuant to the preceding sentence; provided, however, that Navistar may retain copies of such personnel files and other employment-related records.

8.9.2 Beginning on the Hire Date and ending twelve (12) months thereafter, the Company shall provide (or shall cause another Subject Company to provide) to each Transferred Employee, and beginning on the Closing Date and ending twelve (12) months thereafter, the Company shall provide (or shall cause another Subject Company to provide) to each employee who remains employed by a Subject Company immediately following the Closing (together with the Transferred Employees, the “Continuing Employees”) with base salary and bonus opportunity that is no less favorable in the aggregate than each such Continuing Employee’s base salary and bonus opportunity immediately prior to the Closing Date.

8.9.3 Except as otherwise required by applicable Law or the terms of the Employee Leasing Agreement, effective on the Hire Date, (a) the Subject Companies shall cease to participate in the Plans (other than the Assumed Plans that are sponsored by the Subject Companies), and (b) the Continuing Employees shall cease to be active participants in or accrue further benefits under the Plans (other than the Assumed Plans that are sponsored by the Subject Companies). Notwithstanding anything to the contrary in this Agreement, beginning on the Hire Date and ending twelve (12) months thereafter, (i) the Company shall maintain (or shall cause another Subject Company to maintain) a severance pay program for the benefit of each Continuing Employee that is no less favorable to the severance pay program in effect immediately prior to the Closing with respect to such Continuing Employee and (ii) the Company shall offer (or shall cause another Subject Company to offer) other material employee benefits, including, without limitation, health and welfare, retirement and vacation and paid time off benefits (but specifically excluding defined benefit plan benefits, retiree health or other welfare benefits, long-term incentive compensation and equity based compensation) to each Business Employee that are substantially similar in the aggregate to the employee benefits (excluding defined benefit plan benefits, retiree health or other welfare benefits, long-term incentive compensation and equity based compensation) provided to such Business Employee under the Plans as of the Closing Date. The Subject Companies shall recognize all service of the Continuing Employees with Navistar and its Affiliates for purposes of eligibility and vesting and level of benefits for vacation and paid time off and severance under any benefit plans maintained by the Subject Companies during the twelve months following the Hire Date (other than any defined benefit pension plan or any equity or equity-based plan or arrangement) (the “New Company Plans”) to the same extent and for the same purpose that such service was recognized under similar Plans immediately prior to the Hire Date, provided that no such service will be credited to the extent it results in a duplication of benefits or compensation for the same period of service; provided, further, that after the Closing, except to the extent such amounts are paid or reimbursed by the Subject Companies pursuant to the Employee Leasing Agreement, the Subject Companies shall pay or cause to be paid (which requirement shall not be a requirement to pay or cause to be paid earlier than the date or dates on which such annual incentive compensation is paid to employees in the ordinary course of business consistent with past practice) annual incentive compensation in respect of the 2018 fiscal year in accordance with such plan or policy as in effect as of immediately prior to Closing.

8.9.4 With respect to any New Company Plan that is a group health plan in which Continuing Employees are eligible to participate immediately following the termination of the Continuing Employees’ coverage under the corresponding Plan that is group health plan, the Company shall, or shall cause its Affiliates to, use commercially reasonable efforts to (a) cause to be waived any pre-existing condition limitations or actively-at-work requirements to the same extent such requirements were satisfied or not applicable under the corresponding Plan during such Plan year, and (b) give effect, in determining any deductible and maximum out-of-pocket limitations under the New Company Plan, to claims incurred and amounts paid by, and amounts reimbursed to, any Continuing Employee under the corresponding Plan during such Plan year.

8.9.5 Except as specifically set forth in the Employee Leasing Agreement or as set forth on Schedule 8.9.5, Navistar and its Affiliates (other than the Subject Companies) shall retain the sponsorship of and shall be solely responsible for all Liabilities at any time arising under or with respect to the Plans (other than the Assumed Plans) and any other benefit or compensation plan, program, policy, scheme, Contract, agreement or arrangement at any time maintained, sponsored, contributed to or required to be contributed to by Navistar, any of its Affiliates or any ERISA Affiliate or with respect to which Navistar, any of its Affiliates or any ERISA Affiliate has any Liability. To the extent allowed under applicable Law, Navistar shall, or shall cause its applicable Affiliate to, have taken all actions necessary to fully vest, as of the Hire Date, each Continuing Employee in his or her benefits under the Plans that are defined contribution plans intended to be qualified under Section 401(a) of the Code.

8.9.6 Navistar shall make such payments with respect to the portion of such equity or equity-based awards (including options, restricted equity, equity appreciation rights or similar equity-based awards) held by such Transferred Employee as of the Hire Date in such amounts and at such times consistent with the historical practice of Navistar in its discretion (provided, that no additional equity or equity-based awards shall be granted for the 2019 fiscal year).

8.9.7 Nothing in this Section 8.9 (a) shall confer upon any of the Business Employees, Transferred Employees, Continuing Employees or any other Person any rights or remedies of any nature or kind whatsoever, including any right to employment or engagement, or continued employment or engagement, or any particular term or condition of employment or engagement, (b) shall be considered or deemed to establish, amend, modify or terminate any Plan or any other benefit or compensation plan, program, policy, scheme, agreement, arrangement or Contract, (c) prohibit or limit the ability of the Subject Companies or any of their Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, scheme, agreement, arrangement or Contract at any time assumed, established, sponsored or maintained by any of them, (d) shall constitute a promise or commitment to any Person under any Plan or any benefit or compensation plan, program, policy, scheme, agreement, arrangement or Contract, or (e) is intended to confer on any Person other than the parties hereto and their respective successors and assigns any rights, remedies, or benefits (including any third-party beneficiary rights).

8.10 Insurance. The parties acknowledge and agree that (a) all of the insurance policies and programs maintained by Navistar Group (including any internal self-insurance policies) prior to or as of the Closing shall be terminated with respect to the Subject Companies effective as of the Closing and (b) upon such termination, the Subject Companies shall cease to be covered under such policies and programs and the Company will have to obtain, for itself and the other Subject Companies, replacement insurance coverage for any and all liabilities arising on or after the Closing. Notwithstanding the foregoing, the Subject Companies shall be entitled to the benefit and receipt of, and Navistar agrees to and to cause the Navistar Group to, use their respective reasonable best efforts to pursue and remit to the Subject Companies, any claims and/or recoveries under any occurrence-based insurance policy (including but not limited to stop loss, excess liability, umbrella, workers’ compensation, automobile and product liability coverage) with respect to the Defense Business covering periods through the Closing Date provided by third party or captive insurers and maintained by Navistar or the Navistar Group or any of their respective predecessors (the “Business Insurance Policies”) with respect to any events, occurrences, omissions, matters, losses, injuries or illnesses that occurred prior to the Closing (and in each case, whether known or unknown on or prior to the Closing) that remain insured losses thereunder, subject, in each case, to the deductibles, limits and terms of such policies. During the period which begins on the Closing Date and ends on the five (5) year anniversary thereof, Navistar shall periodically (and no less often than quarterly) provide the Company with updated claims runs in respect of the Business Insurance Policies. Navistar shall use commercially reasonable efforts to provide advance notice to the Company if any member of the Navistar Group intends to voluntarily relinquish, terminate, buy out or reduce the benefits of the Business Insurance Policies. Navistar shall retain all rights to control the Business Insurance Policies, including the right to settle or otherwise resolve disputes with respect to any of the Business Insurance Policies or claims made thereunder; provided, that, the foregoing shall not apply to claims made under the Business Insurance Policies that otherwise primarily relate to the Defense Business, with respect to which Investor or the applicable Subject Company shall have the right of control; provided, further, that Investor shall obtain the written consent of Navistar prior to entering into any settlement of any such claim with the applicable insurer (such consent not to be unreasonably withheld, conditioned or delayed). Navistar shall use, and shall cause its Affiliates to use, commercially reasonable efforts at all times to cooperate with reasonable requests (including requests for information) by Investor or any Subject Company relating to the subject matter of this Section 8.10. From and after the Closing, Navistar shall not, and shall cause the Navistar Group not to, make any adjustments to any premium or loss allocations in respect of the Defense Business without the prior consent of Investor (not to be unreasonably withheld, conditioned or delayed).

8.11 Shared Contracts. Navistar and the Company acknowledge that certain Contracts, which are identified on Schedule 8.11 (the “Shared Contracts”), are utilized by one or more Subject Companies and one or more members of the Navistar Group but are held by (and, following the Closing, will continue to be held by) the Navistar Group (excluding any Contracts relating to goods, products or services that are contemplated to be provided to the Company and its Subsidiaries under the Transition Services Agreement or the Supply Agreement and identified as such on Schedule 8.11). From the Closing Date until the fifth (5th) anniversary of the Closing Date, (a) the Parties shall cooperate with each other (i) in any reasonable and lawful arrangements designed to provide to the Subject Companies the benefits and Liabilities of use and ownership of such Shared Contract to the same extent that the Defense Businesses derived a benefit or incurred Liabilities therefrom as of the Closing Date (including with respect to the protection of the Navistar Group in the event of a breach of any Shared Contract by a Subject Company following the Closing), and/or (ii) to obtain any consents that are reasonably necessary to permit the Subject Companies to continue to derive the benefits from, and assume the obligations under, each Shared Contract on an independent basis following the Closing, (b) if such Shared Contract is with a third party, without the prior written consent of the Investor (not to be unreasonably withheld, conditioned or delayed), the Navistar Group shall not voluntarily terminate or amend, modify or supplement in any manner materially adverse to the applicable Subject Company (or that would have been materially adverse to the Defense Business had the Contemplated Transactions not occurred) and shall (and shall use commercially reasonable efforts to cause any counter-party to) renew such Shared Contract upon its expiration on substantially similar terms, (c) the Navistar Group shall continue to perform the obligations under any Shared Contract with a third party in the ordinary course of business consistent with past practice, (d) the Navistar Group shall give prompt written notice to the Company of any event, fact or circumstance that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default of or breach under any such Shared Contract and (e) Investor and the Navistar Group shall reasonably cooperate to find a solution with respect to such Shared Contract reasonably promptly following the Closing Date (which shall, in any event require that the Navistar Group use commercially reasonable efforts to assist Navistar Defense in any efforts Navistar Defense may undertake to enter into new agreements in substitution for the Shared Contracts provided, that none of Navistar or its Affiliates (including the Subject Companies) shall enter into any Contract, amend or terminate any Contract, make any payment or grant any concession or waiver (or permit any Subject Company to make take any of the foregoing actions), in each case for the purpose of obtaining any consent, waiver or approval, without the prior written consent of Investor (such consent, with respect to Upfront Consent Costs, not to be unreasonably withheld, conditioned or delayed). Navistar will bear 100% of the first $1,000,000 of Upfront Consent Fees incurred in connection with obtaining, making, giving, filing or seeking any such consents, approvals, notices, filings or waivers (however called) (other than in connection with the provision of any services under the Transition Services Agreement, which shall be governed by the Transition Services Agreement, or the Supply Agreement, which shall be governed by the Supply Agreement, in each case, which shall not be taken into account in determining such $1,000,000 threshold); provided that any upfront license fees with respect to the Shared Contracts that are not fees payable to obtain the consent or waiver or approval (however called) with respect to the Shared Contract arrangement (e.g. upfront license fees payable based on the counterparty’s contracting terms) shall be borne by the Subject Companies and not Navistar; provided, further, that if such Upfront Consent Costs (together with any Upfront Consent Costs to be borne by Navistar pursuant to Section 8.4.3) would exceed $1,000,000 in the aggregate, and the Investor consents thereto, Navistar shall bear 28.57% of such Upfront Consent Costs to the extent in excess of $1,000,000 in the aggregate (together with any Upfront Consent Costs to be borne by Navistar pursuant to Section 8.4.3) and the Company shall bear the remainder of such Upfront Consent Costs to the extent in excess of $1,000,000 in the aggregate (together with any Upfront Consent Costs borne by Navistar pursuant to Section 8.4.3). Notwithstanding the foregoing, and for the avoidance of doubt, the Company shall bear (other than in connection with the provision of any services under the Transition Services Agreement, which shall be governed by the Transition Services Agreement, or the Supply Agreement, which shall be governed by the Supply Agreement) 100% of (1) subject to the allocation of benefits and Liabilities in the second sentence of this Section 8.11, any other costs, fees or expenses under such Contracts, including any maintenance, ongoing, operational or similar fees, costs or expenses and (2) the fees, costs or expenses of a Subject Company entering into a Contract or license to obtain services or products provided under a Contract or license that is not being assigned to a Subject Company at Closing and for which the counterparty requires such Subject Company to have its own Contract or license. Notwithstanding the foregoing, in the event of any inconsistency between this Section 8.11 and Section 8.20, Section 8.20 shall govern all procedures with respect to the Israeli Offset Agreement.

8.12 Release.

8.12.1 Release of the Subject Companies. Effective upon and as of Closing, Navistar (on its own behalf and on behalf of the Navistar Group and their respective Affiliates, officers, directors, employees, managers, agents, representatives, successors and assigns) (collectively, the “Navistar Releasors”) hereby unconditionally and irrevocably acquits, remises, waives, releases and forever discharges the Subject Companies and their respective officers, directors, employees, managers, agents, representatives, successors and assigns (collectively, the “Company Releasees”) from any and all Liabilities, losses and obligations of every kind or nature whatsoever relating to the conduct of the Subject Companies’ business prior to the Closing, the Transferred Employees, the Retained Assets and/or the Excluded Liabilities, whether accrued or fixed, liquidated or unliquidated, known or unknown, absolute or contingent, matured or unmatured, or determined or determinable, including those arising under any Law, Contract, arrangement, commitment, transaction or undertaking, whether written or oral (except for claims pursuant to the express provisions of this Agreement and the Ancillary Agreements) (the “Navistar Released Claims”). Navistar (on its own behalf and on behalf of the other Navistar Releasors) agrees that, from and after the Closing, the Navistar Releasors shall not seek to recover any amounts in connection with any Navistar Released Claim from any Company Releasee. In no event shall any Company Releasee have any Liability whatsoever to any Navistar Releasor for any Navistar Released Claim

from and after the Closing. Notwithstanding anything contained in this Section 8.12.1 to the contrary, the release set forth in this Section 8.12.1 shall not affect or release, and the Navistar Released Claims shall not include, the obligations of the Company Releasees under this Agreement, any Ancillary Agreement, or any other agreement entered into pursuant to the terms of this Agreement. In no event shall the Subject Companies have any Liabilities whatsoever to any Navistar Releasors from and after the Closing for any breach by the Company of its (a) representations and warranties contained in this Agreement or (b) covenants or other agreements contained in this Agreement to the extent required to be performed prior to Closing. This Section 8.12.1 shall be for the benefit of, and shall be enforceable by, each Company Releasee and their respective successors, assigns, heirs, executors, administrators and estates, and such Persons shall be express third party beneficiaries of this Agreement for such purposes.

8.12.2 Release of Navistar. Effective upon and as of Closing, the Company (on its own behalf and on behalf of the other Subject Companies and their respective Affiliates, officers, directors, employees, managers, agents, representatives, successors and assigns) (collectively, the “Company Releasors”) hereby unconditionally and irrevocably acquits, remises, waives, releases and forever discharges Navistar and its Affiliates and its and their respective officers, directors, employees, managers, agents, representatives, successors and assigns (collectively, the “Navistar Releasees”) from any and all Liabilities, losses and obligations of every kind or nature whatsoever relating to the conduct of the Subject Companies’ business prior to the Closing, the Transferred Assets and/or the Assumed Liabilities, in each case, whether accrued or fixed, liquidated or unliquidated, known or unknown, absolute or contingent, matured or unmatured, or determined or determinable, including those arising under any Law, Contract, arrangement, commitment, transaction or undertaking, whether written or oral (except for claims pursuant to the express provisions of this Agreement and the Ancillary Agreements) (the “Company Released Claims”). The Company (on its own behalf and on behalf of the other Company Releasors) agrees that, from and after the Closing, the Company Releasors shall not seek to recover any amounts in connection with any Company Released Claim from any Navistar Releasee. In no event shall any Navistar Releasee have any Liability whatsoever to any Company Releasor for any Company Released Claim from and after the Closing. Notwithstanding anything contained in this Section 8.12.2 to the contrary, the release set forth in this Section 8.12.2 shall not affect or release the obligations of the Company Releasees under this Agreement, any Ancillary Agreement, or any other agreement entered into pursuant to the terms of this Agreement. This Section 8.12.2 shall be for the benefit of, and shall be enforceable by, each Navistar Releasee and their respective successors, assigns, heirs, executors, administrators and estates, and such Persons shall be express third party beneficiaries of this Agreement for such purposes.

8.13 UAE Bank Guarantee. If, at any time after the date hereof, the Bank Guarantor requires collateral to backstop the guarantee provided by the Bank Guarantor pursuant to the UAE Offset Agreement (such guarantee, the “UAE Bank Guarantee”), Navistar (or such member of the Navistar Group as is agreeable to the Bank Guarantor) shall promptly provide such collateral (the “Navistar Collateral”), which shall be in the form acceptable to the Bank Guarantor. Neither the UAE Bank Guarantee nor the Navistar Collateral shall be put in place until and unless required pursuant to the Offset Agreement or any supplemental agreement(s) thereto (such time as the UAE Bank Guarantee is put in place, the “Guarantee Date”). Within thirty (30) days of each of the Guarantee Date and within thirty (30) days of each three-month anniversary thereafter, until such time as the UAE Bank Guarantee is no longer in place, the Company shall make a payment to Navistar equal to, in each case, $250,000. From and after such date as the Navistar Collateral is in place, if the Navistar Collateral is drawn upon in connection with the UAE Bank Guarantee then the Company shall promptly reimburse Navistar for any amounts drawn thereunder; provided that in the event the Company fails to fully reimburse Navistar for any amounts drawn under the Navistar Collateral within thirty (30) days of such amounts being drawn, interest shall accrue on the amount required to be reimbursed to by the Company in an amount equal to ten percent (10%) per annum from the date drawn. Each of Navistar and the Company agree that neither the Navistar Collateral nor the UAE Bank Guarantee shall be used to backstop offset obligations other than those obligations which arise pursuant to the UAE Offset Agreement (as in effect as of the date hereof, the “Original Offset Obligations”) or any supplemental agreement(s) thereto (it being agreed, for the avoidance of doubt, that (x) to the extent the Original Offset Obligations are incorporated or rolled into a successor Contract to the UAE Offset Agreement or to the extent a supplemental agreement is entered into with respect to the UAE Offset Agreement and any other Contract, the UAE Bank Guarantee and the Navistar Collateral shall remain in place until such time as the Original Offset Obligations have been satisfied in full and (y) all offset credits (whether earned pursuant to the UAE Offset Agreement or any successor Contract to the UAE Offset Agreement) shall be deemed to satisfy the Original Offset Obligations first, to the extent applicable. Navistar, at its sole cost and expense, shall be entitled to control all negotiations with the Bank Guarantor with respect to the UAE Bank Guarantee and the Navistar Collateral, including with respect to the form that the Navistar Collateral will take; provided, that (z) the Company will be provided with advance notice of any meetings or negotiations with the Bank Guarantor, (y) the Company shall have a reasonable opportunity to attend and participate in any meetings (including by telephone) with the Bank Guarantor (at its sole cost and expense), and (z) Navistar shall consider in good faith any reasonable comments that the Company has with respect to the UAE Bank Guarantee and the Navistar Collateral. For all purposes hereunder, “Bank Guarantor” shall mean one of the four Persons set forth on Exhibit G as may be approved in writing by Navistar in its reasonable discretion; provided, that Navistar shall consult with the Company prior to approving such Person and shall consider in good faith the Company’s preference with respect thereto. In no event shall Navistar or any member of the Navistar Group put in place or cause to be put in place the UAE Bank Guarantee or the Navistar Collateral prior to the Closing without the prior written consent of the Investor. For the avoidance of doubt, in no event shall the UAE Offset Agreement be amended or modified or any supplemental agreement be entered into with respect thereto that will increase the amount of the UAE Bank Guarantee or the amount the Navistar Collateral without the consent of Navistar (in its reasonable discretion).

8.14 Algeria Cash.

8.14.1 Algeria Cash. From the Closing until the eighteen (18) month anniversary of the Closing Date, (i) on a monthly basis, the Company shall reimburse Navistar for any actual, documented out of pocket interest expense, letter of credit fees and local bank fees with respect to such Algeria Existing LC not to exceed $6,758.08 per month; and (ii) the Company shall reimburse Navistar for any amount by which the amount of Algeria Cash actually released to the Navistar Group after the Closing is less than the aggregate amount of Algeria Cash as of immediately prior to the Closing, to the extent such shortfall (x) arises from actions taken or not taken by the Company and/or its Subsidiaries after the Closing (and provided such actions, or failure to act, did not result from, relate to, or arise from Navistar’s failure to perform its obligations under any Ancillary Agreement) or (y) was actually taken into account as a reduction to Working Capital, as finally determined in accordance with this Agreement.

8.14.2 Algeria Follow-On Order. In the event prior to Closing Navistar or its Affiliates are required to, and actually do, put in place the Algeria Follow-On LC, (i) at the Closing, the Company shall reimburse Navistar for any actual, documented, out-of-pocket fees, costs or expenses with respect to such Algeria Follow-On LC accrued prior to Closing not to exceed an amount equal to the product of (a) $23,343 multiplied by (b) the number of days from the date such Algeria Follow-On LC is put in place and the Closing divided by (c) thirty (30) or thirty-one (31), as applicable based on the number of days for such month, (ii) after the Closing, on a monthly basis, the Company shall reimburse Navistar for any actual, documented, out-of-pocket fees or expenses (including interest expense) with respect to such Algeria Follow-On LC not to exceed $23,343 per month and (iii) from and after the Closing until the Algeria Follow-On LC is released, the Company shall reimburse Navistar for any amount by which the amount of Algeria Follow-On Cash actually released to the Navistar Group after the Closing is less than the aggregate amount of Algeria Follow-On Cash as of immediately prior to the Closing, to the extent such shortfall (x) arises from actions taken or not taken by the Company and/or its Subsidiaries after the Closing (and provided such actions, or failure to act, did not result from, relate to, or arise from Navistar’s failure to perform its obligations under any Ancillary Agreement) or (y) was actually taken into account as a reduction to Working Capital, as finally determined in accordance with this Agreement.

8.15 West Point Lease. Prior to the Closing, with respect to West Point Lease, the Subject Companies shall, and Navistar shall cause the Subject Companies to, use commercially reasonable efforts to: (a) provide Investor with advance notice of any meetings or negotiations with the West Point Lessor, (b) provide Investor with a reasonable opportunity to attend and participate in any meetings (including by telephone) with the West Point Lessor, (c) consider in good faith any reasonable comments that Investor has with respect to any amendment, termination or modification of the West Point Lease, and (d) not enter into or propose any amendment, termination or modification to the West Point Lease without the consent of the Investor

8.16 Misdirected Payments. If, on or after the Closing Date, the Subject Companies shall receive any refund, remittance or other payment from any Person in respect of the, Excluded Business or an Excluded Asset, then the Subject Companies shall endorse such remittance to the order of Navistar and forward it to Navistar promptly following receipt thereof. If, on or after the Closing Date, the Navistar Group shall receive any refund, remittance or other payment from any Person in respect of the Defense Business which has become due and payable after the Closing Date, then the Navistar Group shall endorse such remittance to the order of the Company and forward it to the Company promptly following receipt thereof. If, on or after the Closing Date, the Parties reasonably determine that an Excluded Asset or Excluded Liability was not transferred to the Navistar Group, then such Subject Company shall transfer such Excluded Asset or Excluded Liability to Navistar (or such member of the Navistar Group as Navistar indicates in writing), and Navistar (or such member of the Navistar Group) shall accept such Excluded Asset or Excluded Liability (at no cost, and at no Liability to the Subject Companies or Investor) promptly following notice thereof. The Parties shall cooperate with each other in connection with the foregoing and to facilitate the transition of collections as promptly as practicable. The Parties acknowledge and agree there is no right of offset regarding such payments and a Party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under any agreement to which they are a party.

8.17 Restrictive Covenants.

8.17.1 Non-Solicitation of Employees.

(a) Navistar Non-Solicitation of Employees. During the Restricted Period, Navistar will not, and it will cause each other member of the Navistar Group not to, on its behalf or on behalf of any other Person, directly or indirectly: (i) solicit, entice or encourage any ND Restricted Employee to leave the employment of any Subject Company or the Defense Business or to accept employment or engagement with any other Person; or (ii) solicit, entice, encourage, hire, engage, contract with or make an offer of employment or engagement to any ND Restricted Employee to perform services in any capacity (including but not limited to employment, independent contracting or consulting); provided, that the foregoing restrictions shall not preclude Navistar or any other member of the Navistar Group from soliciting (but in no case employing, contracting or engaging) any ND Restricted Employee through any general solicitation for employment, including through a recruitment or executive search firm, in each case, where the solicitation is not specifically directed at employees or individual independent contractors of the Subject Companies or the Defense Business and/or individuals engaged or providing services to the Subject Companies or the Defense Business through a staffing agency or similar provider of contingent workers.

(b) Company Non-Solicitation of Employees. During the Restricted Period, the Company will not, and it will cause each of its Subsidiaries not to, on its behalf or on behalf of any other Person, directly or indirectly: (i) solicit, entice or encourage any Navistar Restricted Employee to leave the employment of any member of the Navistar Group or to accept employment or engagement with any other Person; or (ii) solicit, entice, encourage, hire, engage, contract with or make an offer of employment or engagement to any Navistar Restricted Employee to perform services in any capacity (including but not limited to employment, independent contracting or consulting); provided, that the foregoing restrictions shall not preclude the Company or any of its Subsidiaries from soliciting (but in no case employing, contracting or engaging) any Navistar Restricted Employee through any general solicitation for employment, including through a recruitment or executive search firm, in each case, where the solicitation is not specifically directed at employees or individual independent contractors of the Navistar Group and/or individuals engaged or providing services to the Navistar Group through a staffing agency or similar provider of contingent workers.

8.17.2 Non-Solicitation of Customers.

(a) Non-Solicitation of Defense Customers. During the Restricted Period, Navistar will not, and will cause each other member of the Navistar Group not to, directly or indirectly, anywhere in the world, for its own behalf, or on behalf of any other Person, solicit, offer, or knowingly encourage (collectively, “Solicit”) any Defense Customer (other than an Excluded Customer), (i) to the extent such Solicitation is with respect to the provision of any products, parts or services competitive with, in whole or in part, the products, parts or services of the Defense Business or (ii) to divert or attempt to divert away from any Subject Company all or any portion of any sales of any products, parts or services of the Defense Business.

(b) Non-Solicitation of Commercial Customers. During the Restricted Period, the Company will not, and will cause its Subsidiaries not to, directly or indirectly, anywhere in the world, for its own behalf, or on behalf of any other Person, Solicit any customer of the Commercial Business (other than a Defense Customer), (i) to the extent such Solicitation is with respect to the provision of products, parts or services (other than Defense Products) competitive with, in whole or in part, the products, parts or services of the Commercial Business; or (ii) to divert or attempt to divert away from the Navistar Group all or any portion of any sales of any products, parts and services (other than Defense Products) of the Commercial Business.

8.17.3 Non-Competition.

(a) Navistar Non-Competition. During the Restricted Period, Navistar will not and will cause each other member of the Navistar Group not to, directly or indirectly, anywhere in the world: (i) conduct, engage in, or manage or control, any Competing Defense Business; or (ii) acquire or otherwise own (of record or beneficially), directly or indirectly, a financial or equity interest in, or otherwise become actively involved in the management of, any Competing Defense Business or any Defense Competitor.

(b) ND Non-Competition. During the Restricted Period, the Company will not and will cause its Subsidiaries not to, directly or indirectly, anywhere in the world: (i) conduct, engage in, or manage or control, any Competing Commercial Business; or (ii) acquire or otherwise own (of record or beneficially), directly or indirectly, a financial or equity interest in, or otherwise become actively involved in the management of, any Competing Commercial Business or any Commercial Competitor.

(c) Exceptions to Non-Compete. Notwithstanding the foregoing, the terms of this Section 8.17.3, shall not preclude any Person from:

(i) owning (of record or beneficially) Equity Interests in the Company pursuant to and in accordance with the terms of the A&R LLC Agreement (and exercising their respective rights, including with respect to governance, thereunder);

(ii) performing their respective obligations pursuant to this Agreement or the Ancillary Documents (subject to the terms and conditions set forth herein and therein);

(iii) indirectly selling any parts, products or services through a non-Affiliated distributor or dealer; provided, that the exception in this clause (iii) only applies to the extent the Navistar Group or the Subject Companies, as applicable, did not direct or knowingly encourage such sales; provided, further, that once such sales become known to the Navistar Group or the Subject Companies, respectively, (x) such Person shall promptly notify the other of the existence of such sales, the parts or services in question, the distributor(s) or dealer(s) in question, the customer(s) in question, the amount of revenue generated by such Person or its Affiliates in respect of such sales (when known) and the amount of profits generated by such Person or its Affiliates in respect of such sales (when known), and (y) such Person shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause such distributor or dealer to cease sales that but for this clause (iii) would have been in breach of this Section 8.17.3 as promptly as practicable (it being understood and agreed that for purposes of this clause (y) “commercially reasonable efforts” shall not require such Person to commence formal legal proceedings against such distributor(s) or dealer(s)); provided, further, however, that at the request of the Company (in the case of sales by a distributor of the Navistar Group) or Navistar (in the case of sales by a distributor of the Subject Companies), any profits generated (to the extent the applicable consideration has been actually received by the Navistar Group or the Subject Companies, as applicable) as a result of such sales shall be promptly remitted to the other Party;

(iv) owning (directly or indirectly), solely as a passive investment, securities of any Defense Competitor or Commercial Competitor which are publicly traded on a national securities exchange, but only if (1) such Person does not control, and is not a member of a group which controls, such Defense Competitor or Commercial Competitor, (2) such Person does not have the right to appoint any member of the board of directors (or similar governing body) of such

Defense Competitor or Commercial Competitor, as applicable, or any of its parent companies, (3) such Person does not have information rights with respect to, or rights to access management of, such Defense Competitor or Commercial Competitor, as applicable, that would not be available to any other equityholder thereof, and (4) such Person together with (x) any other member of the Navistar Group, in the case such Person is a member of the Navistar Group, or (y) any other Subject Company, in the case such Person is a Subject Company, do not, directly or indirectly, collectively own 5% or more of any class of securities of such Defense Competitor or Commercial Competitor;

(v) acquiring (whether structured as a stock sale, asset sale, merger or otherwise, whether in a single transaction or a series of related transactions) any Person, any equity securities (or securities convertible or exchangeable into equity securities) of any Person, or any business or assets comprising a business, in each case, that is (or directly or indirectly engages in) a Competing Defense Business (in the case a member of the Navistar Group is the acquiror) or Competing Commercial Business (in the case a Subject Company is the acquiror) (such acquired Person, securities, business or assets, together with all other Persons, securities, businesses or assets acquired in such transaction or related transactions, collectively, the “Acquired Competing Business”, and the date on which such Acquired Competing Business is acquired, the “Acquisition Date”) and subsequently owning, holding, managing or controlling any Acquired Competing Business (and for such Acquired Competing Business (and only such Acquired Competing Business) to take any of the actions that are prohibited by Section 8.17.2 or Section 8.17.3), but only if Navistar (in the case the acquisition was by any member of the Navistar Group) or the Company (in the case the acquisition is by a Subject Company) (such Party, the “Acquiring Party” and, the other Party, the “Protected Party”) (x) provides to the Protected Party written notice promptly after the entry into any agreement to acquire an Acquired Competing Business and at least ten (10) days prior to the consummation of such acquisition, which notice shall identify the Acquired Competing Business being acquired and the amount of revenue derived by the Acquired Competing Business from the Competing Defense Business or Competing Commercial Business, as applicable, for the twelve-month period ending as of the most recent quarter-end prior to such acquisition and for which financial statements are available (together with reasonably supporting documentation thereof) and (y) on or prior to the first anniversary of the date of consummation of such acquisition (provided that such date shall be automatically extended for up to ninety (90) days to the extent necessary to obtain any regulatory approvals for the applicable transaction (such date, the “Separation Date”)), the Acquiring Party or its applicable Affiliate either (A) disposes of the Acquired Competing Business (or the portion thereof that derived revenue from a Competing Defense Business or Competing Commercial Business, as applicable) to a Person that is not an Affiliate of the Acquiring Party or (B) causes the Acquired Competing Businesses to cease to engage in the Competing Defense Business or Competing Commercial Business (collectively, the “Mandatory Disposition of an Acquired Competing Business”), as the case may be, in each case, such that the total consolidated revenue that is attributable to the Competing Defense Business or Competing Commercial Business, as applicable, is zero (0) on a pro forma annual basis as of the end of the first calendar quarter following the first anniversary of the consummation of such acquisition; provided, that the Acquired Competing Business shall be entitled to perform its obligations under and receive the benefits under executory contracts in effect on the Acquisition Date or under binding bids submitted prior to the Acquisition Date or under non-binding bids that were submitted prior to Acquisition Date that were subsequently accepted and as a result thereof became binding (it being understood and agreed that if the Acquiring Party or its applicable Affiliate elects to pursue a Mandatory Disposition of an Acquired Competing Business pursuant to clause (B), it shall use commercially reasonable efforts to promptly withdraw any non-binding bid not accepted); provided, that prior to taking any of the actions contemplated by clause (A) or (B), the Acquiring Party shall comply with Section 8.17.4;

(vi) being acquired (whether structured as a stock sale, asset sale, merger or otherwise), in whole or in part (including the acquisition of some, but not all, of the equity securities or assets of such Person), by any Person who is (or whose Affiliates are) a Defense Competitor (in the case of the Navistar Group) or a Commercial Competitor (in the case of the Subject Companies) (a “Competitor Acquiror”) and for such Competitor Acquiror or any of its Affiliates (other than the Navistar Group or the Subject Companies, as applicable) taking any of the actions that are prohibited by Section 8.17.2 or Section 8.17.3; provided, that this clause (f) shall not affect any Party’s rights, obligations or liabilities under any other provision of this Agreement, the A&R LLC Agreement or any other Ancillary Agreement (including the provisions set forth in the A&R LLC Agreement that are triggered by such an acquisition and termination and other rights in the Supply Agreement); or

(vii) selling products, parts or services under current co-development or contract manufacturing arrangements to which Navistar Group is a party set forth on Schedule 8.17.3(c)(vii) in accordance with the terms thereof as in existence on the date hereof; provided, that in the event any member of the Navistar Group sells to General Motors Company or any of its Affiliates any vehicles classified (based on the U.S. Department of Transportation, Federal Highway Administration guidelines or successor U.S. federal guidelines) as Gross Vehicle Weight Range classes 6-8 with a gross weight in excess of 23,500 pounds, or any parts with respect thereto, or providing services with respect thereto, and General Motors Company or its Affiliates sells MilCOTS Trucks and Buses or Defense Parts incorporating such vehicles, parts or services to Defense Customers, then Navistar shall provide notice to the Company thereof, including the amount of Navistar revenue generated by such such sales (when known) and the amount of Navistar profits generated by such sales (when known), and two-thirds (2/3) of any Navistar profits generated (to the extent the applicable consideration has been actually received by the Navistar Group) as a result of such sales shall be promptly remitted to the Company and, at the Company’s request, Navistar shall reasonably cooperate with the Company to determine whether any such sales are occurring and the Navistar profits therefrom.

8.17.4 ROFO for Mandatory Disposition of an Acquired Competing Business. In the event an Acquiring Party is required to effect a Mandatory Disposition of an Acquired Competing Business, then promptly, and in any event within thirty (30) days, after the requirement to effect a Mandatory Disposition of an Acquired Competing Business arose, the Acquiring Party shall deliver a written notice thereof (the “Disposition ROFO Notice”) to the Protected Party and, at the Protected Party’s request, shall promptly make available to the Protected Party all material information with respect to the portion of the Acquired Competing Business that generated revenue from a Competing Defense Business or Competing Commercial Business, as applicable, as is reasonably requested by the Protected Party; provided, that, the Acquiring Party will be permitted to redact or withhold only that information which (x) is required to be redacted or withheld by applicable Law (as determined by outside counsel) or (y) it reasonably determines in good faith is competitively sensitive and would result (if disclosed) in material harm to the Acquiring Party; provided, further, that the Acquiring Party shall use commercially reasonable efforts to provide such competitively sensitive information through a “clean team” arrangement or such other means as would not result in material harm thereto. The Protected Party may (but is not obligated to) offer to purchase all (but not less than all) of the portion of the Acquired Competing Business subject to such Disposition ROFO Notice that generated revenue from a Competing Defense Business or Competing Commercial Business, as applicable, at the price and on other terms set forth in a written notice (a “Disposition ROFO Acceptance Notice”) delivered within sixty (60) days after delivery of the Disposition ROFO Notice (such sixtieth (60th) day, the “Disposition ROFO Date”). Until the Disposition ROFO Date, the Acquiring Party shall promptly provide to the Protected Party all material information with respect to the Acquired Competing Business reasonably requested by the Protected Party; provided, that in the event the Acquiring Party does not timely deliver all material information with respect thereto, the Acquiring Party and Protected Party shall negotiate in good faith a reasonable extension to the Disposition ROFO Date; provided, further, that, the Acquiring Party will be permitted to redact or withhold only that information which (x) is required to be redacted or withheld by applicable Law (as determined by outside counsel) or (y) it reasonably determines in good faith is competitively sensitive and would result (if disclosed) in material harm to the Acquiring Party; provided, further, that the Acquiring Party shall use commercially reasonable efforts to provide such competitively sensitive information through a “clean team” arrangement or such other means as would not result in material harm thereto. The Disposition ROFO Notice, if delivered, shall be a legally binding and irrevocable offer to purchase such Acquired Competing Business at the price and on the terms set forth in the Disposition ROFO Notice, capable of being accepted within the time frame set forth in this Section 8.17.4. The Protected Party will have twenty (20) Business Days from the receipt of a Disposition ROFO Notice to respond with its acceptance or rejection of the offer to purchase the Acquired Competing Business; provided, that such twenty (20) Business Day period shall be tolled for so long as the Acquiring Party and the Protected Party are negotiating in good faith the terms of such purchase. Failure by the Protected Party to timely deliver a notice shall be deemed a rejection of the Acquiring Party’s offer. If the Acquiring Party rejects (or is deemed to reject) the Protected Party’s offer or the Protected Party fails to timely deliver a Disposition ROFO Notice, then the Acquiring Party may sell Acquired Competing Business to an unaffiliated third-party for a price greater than the price set forth in the Disposition ROFO Notice (or any price, if a Disposition ROFO Notice was not timely delivered). If the Protected Party has offered to purchase the Acquired Competing Business, and the Acquiring Party has accepted such offer, then such purchase shall be consummated as soon as practicable after the delivery of the Disposition ROFO Notice to the Acquiring Party.

8.17.5 Excluded Customers. The Subject Companies may request in writing from Navistar a waiver from Section 8.17.2(b) and/or Section 8.17.3(b) with respect to any Excluded Customer. If and solely to the extent Navistar consents in writing to any waiver with respect to such Excluded Customer (which such consent may be withheld, conditioned or delayed by Navistar in its sole discretion), then after receiving such written consent, the Subject Companies may conduct such activities that would otherwise be prohibited by Section 8.17.2(b) and/or Section 8.17.3(b) with respect to such Excluded Customer (solely to the extent so consented to by Navistar; provided, that any Confidential Information disclosed by the Subject Companies to any member of the Navistar Group or any of its representatives in connection with such request (solely to the extent such Confidential Information is with respect to the specific matter for which waiver is sought pursuant to this Section 8.17.5) shall not be disclosed or used by the Navistar Group including in accordance with Section 5.4 of the LLC Agreement notwithstanding and disregarding the exception in clause (x)(2) therein; provided, further, that the foregoing proviso shall not limit or restrict any member of the Navistar Group from conducting the Commercial Business with respect to opportunities (including bidding on any opportunities or providing services or products to any Person) that become publicly known or that the Navistar Group also learns about from another third party (whether before or after receiving Confidential Information from the Subject Companies related thereto) without prior disclosure of such opportunity in violation hereof. For the avoidance of doubt, unless and to the extent Navistar so consents to such waiver in writing, the provisions of Section 8.17.2(b) and/or Section 8.17.3(b) shall remain in full force and effect.

8.17.6 Restricted Opportunities. Subject to Section 8.17.2, in the event Navistar or any member of the Navistar Group becomes aware of any opportunity that it is prohibited to undertake in accordance with Section 8.17.3, or the Company or any Subject Company becomes aware of any particular opportunity that it is prohibited to undertake in accordance with Section 8.17.3 (such particular opportunity, as applicable, a “Restricted Opportunity”), in each case, that such Party nonetheless wishes to undertake, such Party (the “Requesting Party”) may provide notice to the other Party (the “Beneficiary Party”) of such Restricted Opportunity, which notice shall identify and describe such Restricted Opportunity in reasonable detail (including all direct or indirect customers of such Restricted Opportunity and, if applicable, any underlying opportunity of such Restricted Opportunity (e.g., a bid to provide products for which a Party would be providing parts or services), and seek an exception from the operation of Section 8.17.3. In the event the Beneficiary Party elects not to pursue such Restricted Opportunity (or such underlying opportunity, if applicable), it shall promptly after its decision to do so notify the Requesting Party thereof and the Requesting Party or its Affiliates may pursue such Restricted Opportunity notwithstanding anything else in Section 8.17.3, but subject to such reasonable restrictions imposed by the Beneficiary Party; provided, that the Beneficiary Party may request that the Requesting Party pursue such Restricted Opportunity jointly with the Beneficiary Party and, if the Requesting Party elects not to pursue such Restricted Opportunity jointly with the Beneficiary Party, then the Restricted Party shall not be permitted to pursue such Restricted Opportunity without the Beneficiary Party’s prior written consent (which may be granted or denied in the Beneficiary Party’s sole discretion); provided, further, that if the Beneficiary Party has elected and/or pursued such Restricted Opportunity or underlying opportunity and was unsuccessful for any reason, the Beneficiary Party shall have a right to grant or reject the Requesting Party’s request in its sole discretion. For clarity, the right to pursue a Restricted Opportunity shall not give rise to any right with respect to any other Restricted Opportunity, including any similar, follow-on or ancillary Restricted Opportunity, and the applicable Party will be obligated to again comply with this Section 8.17.6 with respect thereto.

8.17.7 Enforcement.

(a) Sixty (60) calendar days following Navistar’s receipt of written notice claiming a breach in any material respect of Section 8.17.3, which claim is not disputed by Navistar in writing during such sixty (60) day period, or, if such claim is so disputed, upon a Chosen Court determining that a member of the Navistar Group has breached in any material respect Section 8.17.3, which determination becomes final and non-appealable, in addition to any other rights or remedies available at law, in contract, in equity or otherwise, to the extent such breach remains uncured and for so long as such breach remains uncured from and after the expiration of such period or the date of such judicial determination, as applicable, (i) a Triggering Event (as defined in the A&R LLC Agreement) shall be deemed to have occurred and be continuing, and (ii) the rights set forth in Sections 2.4, 8.4 (other than 8.4(b)(iii)), 9.1(a), 9.1(c), 10.2, 10.3 and 10.10 of the A&R LLC Agreement shall be suspended.

(b) In the event of a Change of Control of Navistar (as defined in the A&R LLC Agreement), Navistar shall provide written notice to the Person that would, together with its Affiliates, control Navistar after giving effect to such Change of Control of Navistar (or, if known, the ultimate parent thereof), other than a Person (together with its Affiliates) who currently has designated a member of the board of directors of Navistar Parent as of the date hereof, prior to such Change of Control of Navistar to the effect that the Navistar Group is subject to the provisions set forth in this Section 8.17. As promptly as practicable after the Closing, each of the Company and Navistar shall notify each of their distributors and/or dealers of the limitations set forth in this Section 8.17 as applicable to distributors and/or dealers and shall remind such distributors and/or dealers of such limitations on at least an annual basis and affirmatively inquire whether such distributor and/or dealer has taken any action that would result in a violation of this Section 8.17 but for the exception in Section 8.17.3(c)(iii).

(c) If an executive officer of the Company or Navistar becomes aware of any breach in any material respect of this Section 8.17 by the Subject Companies (in the case of the Company) or the Navistar Group (in the case of Navistar), the Company or Navistar (as applicable) shall promptly notify the other party of such breach.

(d) Whenever possible, each provision of this Section 8.17 shall be interpreted in such a manner as to be effective and valid under applicable Law. In the case that any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction or with respect to the Navistar Group, or the Subject Companies (as applicable), such provision or provisions shall be ineffective to the extent, and only to the extent, of such invalidity, illegality or unenforceability and shall not affect the enforceability of any other provision in such jurisdiction or the enforcement of the entirety of this Agreement in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction and with respect to the Navistar Group, or the Subject Companies (as applicable), as if such invalid, illegal or unenforceable provision had never been contained herein. Notwithstanding the foregoing, if any court determines that any of the covenants or agreements set forth in this Section 8.17 are overbroad under applicable Law in time, geographical scope or otherwise, the parties hereto specifically agree and authorize such court to rewrite this Agreement to reflect the maximum time, geographical and/or other restrictions permitted under applicable Law to be reasonable and enforceable. If such court will not rewrite this Agreement to reflect the maximum time, geographical and/or other restrictions permitted under applicable Law to be reasonable and enforceable, the parties hereto specifically agree to rewrite this Agreement to reflect the maximum time, geographical and/or other restrictions permitted under applicable Law to be reasonable and enforceable.

(e) Navistar acknowledges, on behalf of itself and the Navistar Group, that the foregoing restrictions and definitions are designed and intended to protect the Subject Companies’ legitimate business interests including effort and monetary expenditures devoted to developing goodwill, confidential information, clients and customers and to training and developing employees, that the restrictions are reasonable with respect to duration and geographic scope, and are no more restrictive than is necessary to protect the legitimate business interests of the Subject Companies in preserving the value of their respective goodwill, confidential information, customer relationships and employee relationships.

(f) The Company acknowledges, on behalf of itself and its Subsidiaries, that the foregoing restrictions and definitions are designed and intended to protect the Navistar Group’s legitimate business interests including effort and monetary expenditures devoted to developing goodwill, confidential information, clients and customers and to training and developing employees, that the restrictions are reasonable with respect to duration and geographic scope, and are no more restrictive than is necessary to protect the legitimate business interests of the Navistar Group in preserving the value of their respective goodwill, confidential information, customer relationships and employee relationships.

(g) The Parties acknowledge and agree that the covenants contained in this Section 8.17 are integral to this Agreement and are being granted, executed and delivered to maintain or preserve the goodwill, confidential information, customer and employee relationships of the Defense Business and the Commercial Business (as applicable).

(h) The Parties acknowledge and agree that the amount of actual damages suffered by the non-breaching Party in the event of an actual or threatened breach of this Section 8.17 would be difficult or impossible to accurately calculate and there may be irreparable damages to the non-breaching Party in the event of such an actual or threatened breach. Consequently, the Parties agree that in addition to any other remedy or relief to which it may be entitled, in the event of a breach or threatened breach of this Section 8.17, the non-breaching Party and its successors and assigns shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first Party, and each Party hereby agrees to waive the defense in any suit that the other Party has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agree to waive any requirement to post any bond in connection with obtaining such relief.

(i) Each of the parties hereto agrees that this Section 8.17 is not intended to supersede or limit any restrictive covenants between any of the parties hereto which may be set forth in any other agreement (including, without limitation, the the A&R Limited Liability Company Agreement or the Supply Agreement) (collectively such agreements the “Other Agreements”). The terms of each of this Section 8.17 and the restrictive covenants in the Other Agreement shall be in effect in accordance with their terms. In the event of any conflict or inconsistency between this Section 8.17 and the restrictive covenants set forth in the Other Agreements, the more restrictive terms shall control (to the extent then in effect).

8.18 Further Assurances. From and after the Closing, and subject to the terms and conditions set forth in this Agreement and the Ancillary Agreements, the parties hereto shall use commercially reasonable efforts to fully give effect to this Agreement and the Contemplated Transactions. From and after the Closing, Navistar shall use commercially reasonable efforts to refer to the Company all inquiries relating to the Defense Business. Navistar and the Subject Companies shall cooperate with Investor in its efforts to bind the R&W Insurance Policy. Investor agrees that, from and after the date hereof, it shall not amend, modify, supplement or restate Section VIII(B) of the R&W Insurance Policy in any manner or respect which is adverse to Navistar, without Navistar’s prior written consent.

8.19 Intercompany Accounts. Prior to the Effective Time, Navistar shall, and shall cause each of its Affiliates to, settle, terminate or cancel, in a manner to be mutually agreed to by the Parties, (a) each Contract or other obligation (including accounts receivable, accounts payable or any other or balance) between any Subject Company, on the one hand, and any member of the Navistar Group, on the other hand, that is set forth or described on Schedule 6.7.8 and (b) each Contract or other obligation (including accounts receivable, accounts payable or any other balance) between any Subject Company, on the one hand, and any other Subject Company, on the other hand, that is set forth or described on Schedule 8.18, in each case, without any Liability to the Subject Companies.

8.20 Israeli Offset. Navistar shall, and shall cause the other members of the Navistar Group to (a) transfer to the Company, to the extent permitted by applicable Law and the Israeli Offset Agreement (as interpreted by the Industrial Cooperation Authority at the Ministry of Economy and Industry (the “ICA”)), the greater of (x) 50% of the Israeli Offset Credits and (y) 100% of the first $75 million worth of the Israeli Offset Credits, (the amount of credits equal to the greater of clause (x) and (y) being referred to as the “ND Israeli Offset Credits”), (b) to the extent any Israeli Offset Credits cannot be transferred to the Company, to make such ND Israeli Offset Credits available for use by the Company, to the extent permitted by applicable Law and the Israeli Offset Agreement (as interpreted by the ICA), (c) refrain from utilizing, permitting other Persons to utilize, or transferring any ND Israeli Offset Credits, except as contemplated by the foregoing clauses (a) and (b), and (d) provide, on a quarterly basis, the Company and Investor with Navistar’s good faith estimate (with supporting documentation in respect of such estimate) of the number of Israeli Offset Credits held by Navistar as of the last Business Day of such preceding quarter. All Israeli Offset Credits, other than the ND Israeli Offset Credits (which may only be utilized by, or as directed by, the Company), may be utilized by Navistar and/or the Company (after it has utilized the ND Israeli Offset Credits) on a “first-come, first-served” basis and, if requested by the Company, Navistar shall either (x) transfer such Israeli Offset Credits to the Company or its applicable Subsidiary or (y) to the extent such Israeli Offset Credits cannot be so transferred, otherwise make them available for use by the Company or its Subsidiaries, in each case, at the time the applicable Subject Company is ready to use them (which shall include such time as a Subject Company submits a binding bid or a bid that is capable of being accepted; provided, that if such bid does not result in a binding Contract, the applicable Subject Company shall return such transferred Israeli Offset Credits to Navistar or Navistar may cease to make such Israeli Offset Credits available, with respect to such bid), in each case, to the extent permitted by applicable Law and the Israeli Offset Agreement (as interpreted by the ICA). From and after the date hereof, Navistar shall provide the Investor (and, after Closing, the Company) with (i) a reasonable opportunity to review and comment on all correspondence, notices, agreements, and other documents relating to the Israeli Offset Credits or the Israeli Offset Agreement prior to submission to any Governmental Authority; (ii) copies of all correspondence, notices, agreements or other documents received from any Governmental Authority relating to the Israeli Offset Credits or the Israeli Offset Agreement and copies of any other material documents relating thereto; (iii) the opportunity to attend and participate in any meetings (including by telephone) relating to the Israeli Offset Credits or the Israeli Offset Agreement, in each case with respect to the foregoing clauses (i), (ii) and (iii), at the Investor’s sole cost and expense, subject to applicable law and the protection of attorney-client or similar privilege; and (iv) a consent right (at Investor’s (and, and after Closing, the Company’s) reasonable discretion) on any amendment, modification, extension, waiver of any right under or termination of the Israeli Offset Agreement to the extent relating to the Israeli Offset Credits or the entry into (or the amendment, modification, extension or waiver of any right under, or the termination of) any other Contract that relates to the Israeli Offset Credits.

8.21 Griffin Agreement. On and after the date hereof the Company shall take, and prior to the Closing Navistar shall cause the Company to take, commercially reasonable efforts to obtain from Griffin West Point (“Griffin”) such documentation in a form reasonably acceptable to Investor, as is reasonably necessary to evidence both the present and retroactive assignment to the Company of all Intellectual Property created, conceived or developed by Griffin that Griffin is required to assign to the Company pursuant to the Master Agreement, which is undated, between Griffin and the Company (as successor to International Military and Government LLC) (the “Griffin Master Agreement”), including all Intellectual Property created, conceived or developed by Griffin and related to the Company’s 7000 Series products and armored cabs to the extent Griffin is required to assign to the Company pursuant to the Griffin Master Agreement; provided that obtaining such documentation shall not be a condition to the obligations of the parties to consummate the Closing.

9 TERMINATION.

9.1 Termination. The parties may not terminate this Agreement other than as follows:

9.1.1 This Agreement may be terminated at any time prior to the Closing by mutual written consent of Investor and Navistar.

9.1.2 Investor may terminate this Agreement by delivering written notice to Navistar and the Company at any time prior to the Closing in the event (a) the Company or Navistar is in breach of this Agreement and such breach would result in the failure of any condition set forth in Section 6.1 or 6.2 to be satisfied, (b) Investor has notified Navistar and the Company of the breach in writing and (c) such breach is incapable of cure or, if capable of cure, has continued without cure for a period of thirty (30) days after delivery of such notice of breach; provided that Investor shall not have the right to terminate this Agreement pursuant to this Section 9.1.2 if Investor is then in breach of this Agreement such that any condition set forth in Section 7.1 or 7.2 would not be satisfied.

9.1.3 Navistar may terminate this Agreement by delivering written notice to Investor at any time prior to the Closing in the event (a) Investor is in breach of this Agreement and such breach would result in the failure of any condition set forth in Section 7.1 or 7.2 to be satisfied, (b) Navistar has notified Investor of the breach in writing and (c) such breach is incapable of cure or, if capable of cure, has continued without cure for a period of thirty (30) days after delivery of such notice of breach; provided that Navistar shall not have the right to terminate this Agreement pursuant to this Section 9.1.3 if the Company or Navistar is then in breach of this Agreement such that any condition set forth in Section 6.1 or 6.2 would not be satisfied.

9.1.4 Investor, on the one hand, or Navistar, on the other hand, may terminate this Agreement by providing written notice to the other at any time on or after 5:00 p.m. (Eastern time) on February 28, 2019 (the “Drop Dead Date”) if the Closing shall not have occurred by such Drop Dead Date; provided that Investor shall not have the right to terminate this Agreement pursuant to this Section 9.1.4 if Investor is then in breach of this Agreement such that any condition set forth in Section 7.1 or 7.2 would not be satisfied and Navistar shall not have the right to terminate this Agreement pursuant to this Section 9.1.4 if the Company or Navistar is then in breach of this Agreement such that any condition set forth in Section 6.1 or 6.2 would not be satisfied.

9.1.5 by Investor or Navistar if, prior to the Drop Dead Date, any Governmental Authority of competent jurisdiction shall have issued or entered any order after the date of this Agreement or any Law shall have been enacted or promulgated after the date of this Agreement that has the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and in the case of such an order, such order shall have become final and nonappealable; provided that Investor shall not have the right to terminate this Agreement pursuant to this Section 9.1.5 if Investor is then in breach of this Agreement such that any condition set forth in Section 7.1 or 7.2 would not be satisfied and Navistar shall not have the right to terminate this Agreement pursuant to this Section 9.1.5 if the Company or Navistar is then in breach of this Agreement such that any condition set forth in Section 6.1 or 6.2 would not be satisfied;

9.1.6 by Navistar if (a) each of the conditions set forth in Article 7 have been satisfied or waived, (b) Navistar and the Company have each confirmed by irrevocable written notice delivered to Investor that (i) Navistar and the Subject Companies stand ready, willing and able to consummate the Contemplated Transactions and (ii) all conditions set forth in Article 6 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at such time) or any unsatisfied conditions in Article 6 have been irrevocably waived, and (c) Investor shall have not consummated the Contemplated Transactions (including the Closing) within two (2) Business Days following the later of (i) the date the Investor is required to effect the Closing pursuant to Section 2.1 and (ii) the delivery of such notice.

9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party; provided that (a) the rights and obligations of the parties under the second to last sentence of Section 8.8.4, this Section 9.2 and Article 11 shall survive termination of this Agreement, (b) if Navistar terminates this Agreement pursuant to Section 9.1.3 or 9.1.6, such termination shall not relieve Investor from its obligations under Section 9.3, (c) nothing herein will relieve any party hereto from any liability for Fraud (subject, in the case of the Investor, to Section 9.3) and (d) in the case of any other termination pursuant to Section 9.1 (other than as described in clause (b)), such termination shall not release any party from any liability for any material and willful breach by such party of a covenant contained in this Agreement prior to such termination (subject, in the case of Investor, to Section 9.3). In addition, no termination of this Agreement will affect the obligations contained in the Confidentiality Agreement, all of which obligations will survive termination of this Agreement in accordance with their terms.

9.3 Reverse Termination Fee.

9.3.1 Investor shall pay to the Company a termination fee of $12,500,000 (the “Reverse Termination Fee”) in the event that this Agreement is terminated by the Company pursuant to Section 9.1.3 or 9.1.6. The Reverse Termination Fee shall be paid within ten (10) Business Days of the date of such termination by wire transfer of same day funds to the accounts designated by the Company, and upon such payment in full, there shall be no further Liability or obligation on the part of Investor or its Affiliates under this Agreement or any Ancillary Agreement (other than the Confidentiality Agreement).

9.3.2 Investor acknowledges that in the event that Investor shall fail to pay the Reverse Termination Fee when due, Investor shall reimburse Navistar and its Affiliates for all reasonable and documented out-of-pocket costs and expenses actually incurred or accrued by Navistar and/or its Affiliates (including reasonable and documented out-of-pocket fees and expenses of counsel) in connection with any Action (including the filing of any lawsuit) taken to collect payment of such amount in an amount not to exceed five hundred thousand dollars ($500,000) (the “Expense Reimbursement”).

9.3.3 The Parties acknowledge that (a) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without such agreements, the parties would not enter into this Agreement and (b) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement and after payment in full of the Reverse Termination Fee and, if payable, the Expense Reimbursement, pursuant to Section 9.3, the right to such payment constitutes a reasonable estimate of the losses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty).

9.3.4 Notwithstanding anything to the contrary set forth herein, the Company may pursue the remedies permitted pursuant to Section 11.11 at any time prior to a valid termination of this Agreement pursuant to Section 9.1, and any election to pursue such remedies shall in no way modify or amend the obligations of Investor to pay the Reverse Termination Fee, provided that in no event shall the Company be entitled to both the Reverse Termination Fee (and, if applicable, the Expense Reimbursement) and equitable relief under Section 11.11 to consummate the Contemplated Transactions and in no event shall the Reverse Termination Fee be payable following the Closing. Notwithstanding anything to the contrary contained in this Agreement and except for the right of the Company to seek an injunction, specific performance or other equitable relief as contemplated by Section 11.11, in the event that the Reverse Termination Fee is payable pursuant to Section 9.3.1, the Company’s right to receive the Reverse Termination Fee and, if applicable, the Expense Reimbursement, in full, as well as reimbursement of expenses under the second to last sentence of Section 8.8.4, shall be the sole and exclusive remedy (whether in law, equity, contract, tort, or otherwise) of the Company, the Subject Companies, Navistar, the Navistar Group and their respective Affiliates against Investor and its Affiliates (including Sponsor), and former, current and future general or limited partners, directors, managers, officers, employees, counsel, financial advisors, auditors, agents, other authorized representatives, stockholders, Affiliates and assigns (collectively, but excluding Investor, the “Investor Related Parties”) for any Damages suffered as a result of or related to this Agreement, including the failure of the Contemplated Transactions to be consummated or for any breach of failure to perform under or termination or abandonment of (or any matter forming the basis of such termination or abandonment) this Agreement or any other Ancillary Agreement (other than the Confidentiality Agreement), whether knowing, willful, intentional or otherwise, and upon payment of the Reverse Termination Fee and, if applicable, the Expense Reimbursement, neither Investor nor any Investor Related Party shall have any further Liability or obligation relating to or arising out of this Agreement, the Ancillary Agreements (other than the Confidentiality Agreement) or the Contemplated Transactions and the amount of the Reverse Termination Fee and, if applicable, the Expense Reimbursement, shall serve as a limit on the maximum aggregate Liability of Investor and the Investor Related Parties in the event of such a termination. Upon payment of the Reverse Termination Fee and, if applicable, the Expense Reimbursement, in full, as well as reimbursement of expenses, if any, under the second to last sentence of Section 8.8.4, (a) none of the Subject Companies, Navistar, the Navistar Group and their respective Affiliates, directors, officers, employees, partners, managers, stockholders, advisors, agents, other representatives, successors or assigns shall be entitled to bring or maintain (and each hereby waives any rights to bring) any Action against Investor or any Investor Related Party arising out of, related to or in connection with this Agreement, the Ancillary Agreements (other than the Confidentiality Agreement), any contract or agreement executed in connection herewith (including the Debt Financing Commitment Letter) or therewith or any of the Contemplated Transactions (or the abandonment or termination thereof) or any matters forming the basis for such termination or abandonment and (b) the Subject Companies, Navistar, the Navistar Group and their respective Affiliates, directors, officers, employees, partners, managers, stockholders, advisors, agents, other representatives, successors or assigns, shall cause any Action pending in connection with this Agreement, any contract executed in connection herewith (including the Debt Financing Commitment Letter) or therewith or any of the Contemplated Transactions (or the abandonment or termination thereof or any matters forming the basis for such termination or abandonment), to the extent maintained by any of the Subject Companies, Navistar, the Navistar Group or any of their respective Affiliates against Investor or any Investor Related Party, to be dismissed with prejudice promptly. From and after the termination of this Agreement, in no event shall any of the Subject Companies, Navistar or any member of the Navistar Group seek, on its own behalf or on behalf of any of its Affiliates, directors, officers, employees, partners, managers, members, stockholders, advisors, agents, other representatives, successors or assigns, any Damages from, or otherwise bring any Action against, Investor or any Investor Related Party in connection with this Agreement, the Ancillary Agreements (other than the Confidentiality Agreement) or the Contemplated Transactions (including any Action related to the Debt Financing or the Debt Financing Commitment Letter), whether by or through (i) attempted piercing of the “corporate veil,” (ii) a claim by or on behalf of Investor or one of its Affiliates against another Investor Related Party or (iii) any legal or equitable proceeding, whether at law, in equity, in contract, in tort or otherwise, in each case, other than an Action against Investor to recover payment of the Reverse Termination Fee and, if applicable, the Expense Reimbursement, as well as reimbursement of expenses under the second to last sentence of Section 8.8.4 (or against Sponsor pursuant to and in accordance with the Limited Guarantee to the extent the Reverse Termination Fee and, if applicable, the Expense Reimbursement, as well as reimbursement of expenses under the second to last sentence of Section 8.8.4, is not paid when due pursuant to this Agreement, or against the parties thereto pursuant to and in accordance with the Confidentiality Agreement) or for specific performance, injunction or other equitable remedy in accordance with Section 11.11. In no event shall Investor and the Investor Related Parties be obligated to pay the Reverse Termination Fee on more than one occasion.

9.3.5 In no event shall the aggregate Liability of Investor for breach of this Agreement or failure to consummate the Contemplated Transactions (whether knowing, intentional, willful or otherwise) exceed an amount equal to the amount of the Reverse Termination Fee and, if applicable, the Expense Reimbursement, and neither Navistar nor any of its Affiliates shall seek or accept monetary damages in connection with this Agreement in excess of an amount equal to the Reverse Termination Fee and, if applicable, the Expense Reimbursement,.

9.3.6 This Section 9.3 shall be for the benefit of, and shall be enforceable by, the Investor Related Parties and their respective successors, assigns, heirs, executors, administrators and estates, and such Persons shall be express third party beneficiaries of this Agreement for such purposes.

10 INDEMNIFICATION.

10.1 Indemnification by Navistar. Subject to the other provisions of this Article 10, from and after the Closing, Navistar shall indemnify, defend and hold harmless Investor, its Affiliates (including the Subject Companies) and its and their current, former or future respective officers, directors, employees, agents, representatives, successors and permitted assigns (the “Investor Indemnified Parties”) from and against any and all Damages incurred or suffered by the Investor Indemnified Parties, to the extent resulting from, related to or arising from:

10.1.1 any misrepresentation, inaccuracy or breach of any representation or warranty made by the Company in Article 3 or by Navistar in Article 4 or in any certificate delivered by the Company or Navistar under this Agreement at the Closing;

10.1.2 any failure by Navistar to perform any covenant or agreement contained in this Agreement, or any failure by the Company to perform any covenant or agreement contained in this Agreement to the extent by its terms it is to be performed prior to the Closing;

10.1.3 any Closing Indebtedness or Seller Transaction Expenses to the extent not accounted for in the computation of the Purchase Price (as finally determined pursuant to and in accordance with Section 2.4);

10.1.4 any Excluded Liabilities; and

10.1.5 any Pre-Closing Taxes.

10.2 Indemnification by Investor, the Company and Navistar Defense.

10.2.1 Subject to the other provisions of this Article 10, from and after the Closing, Investor shall indemnify, defend and hold harmless Navistar and its Affiliates and its and their current, former or future respective officers, directors, employees, agents, representatives, successors and permitted assigns (the “Navistar Indemnified Parties” and together with the Investor Indemnified Parties, the “Indemnified Parties”) from and against any and all Damages incurred or suffered by the Navistar Indemnified Parties, to the extent resulting from, related to or arising from:

(a) any misrepresentation, inaccuracy or breach of any Fundamental Representation of the Investor or in any certificate delivered by Investor under this Agreement at the Closing;

(b) any failure by Investor, the Company or Navistar Defense to perform any covenant or agreement contained in this Agreement to the extent it is to be performed following the Closing; or

(c) the Assumed Liabilities.

10.3 Claims for Indemnification. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures.

10.3.1 Third-Party Claims. An Indemnified Party shall deliver a Third-Party Claim Notice within thirty (30) days after receipt by the Indemnified Party of notice of any Third-Party Action, and shall describe in reasonable detail (to the extent then known by the Indemnified Party) the facts constituting the basis for such Third-Party Action and the amount of the claimed Damages; provided, that the failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Within thirty (30) days after delivery of such Third-Party Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party irrevocably acknowledging in writing that the applicable Indemnified Parties shall have full rights of indemnification hereunder with respect to any Damages resulting from such Third-Party Action (subject to the limitations on indemnification contained in this Article 10), without any reservation of rights hereunder or otherwise, assume control (at the Indemnifying Party’s sole cost and expense) of the defense of such Third-Party Action with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party may not assume control of the defense of such Third-Party Action if (i) a part of such Third-Party Action seeks equitable relief, (ii) the Third-Party Action relates to, or arises in connection with, any criminal proceeding, (iii) the Indemnified Party reasonably believes that an adverse determination with respect to the Third-Party Action giving rise to such claim for indemnification would be detrimental to, or injure, the Indemnified Party’s reputation or future business prospects or adversely affect the Indemnified Party’s relationship with any of its customers or vendors in any material respect, (iv) the Indemnified Party reasonably believes that a conflict of interest exists between the Indemnifying Party and the Indemnified Party (v) the portion of the Damages related to or arising out of such Third-Party Action that would reasonably be expected to be paid by the Indemnified Party would exceed the portion of the Damages that are indemnifiable by the

Indemnifying Party as of such date (after taking into account any deductible or any other limitations hereunder and proceeds reasonably expected to be received under the R&W Insurance Policy), or (vi) a Governmental Authority is a party to such claim. If the Indemnifying Party does not (or is not entitled to) assume control of such defense, the Indemnified Party shall control such defense (at the Indemnifying Party’s cost and expense). The Party not controlling such defense may participate therein at its own expense (including by retaining separate counsel to monitor and consult with respect to, and participate in but not direct, such defense); provided, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests or differing or additional defenses with respect to such Third-Party Action, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be reimbursed by the Indemnifying Party (subject to the limitations on indemnification contained in this Article 10). For the avoidance of doubt, it shall be assumed that the conduct and control of any Third-Party Claim includes posting bonds or other security required by the court or adjudicative body before which such proceeding is taking place. The Party controlling such defense shall keep the other Party reasonably apprised of the status of such Third-Party Action and the defense thereof. The Indemnified Party shall not agree to any settlement or compromise of such Third-Party Action without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If the Indemnifying Party controls the defense of any Third-Party Action, then the Indemnifying Party shall not be entitled to settle such Third-Party Action without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed); provided, that the Indemnifying Party may enter into a settlement of such Third-Party Action without the consent of the Indemnified Party if (i) pursuant to or as a result of such settlement, no injunctive or other equitable relief will be imposed against any Indemnified Party and the settlement involves only payment of monetary damages; (ii) such settlement expressly, irrevocably and unconditionally releases the Indemnified Parties from all liabilities and obligations with respect to such claim, without prejudice and without any admission of wrongdoing or liability on the part of any Indemnified Party, and (iii) no Indemnified Party shall have to pay for, or otherwise have any Liability or obligation with respect to, any portion of the amounts to be paid in settlement of such Third-Party Action. Each Party shall provide reasonable assistance to the Party controlling the defense of such Third-Party Action. This Section 10.3.1 shall not apply to claims for indemnification relating to, arising out of or resulting from, a Specific Matter (which shall be governed by Section 10.3.4).

10.3.2 Claims Not Involving Third Parties. An Indemnified Party wishing to assert a claim for indemnification under Article 10 that does not involve a Third-Party Action shall deliver to the Indemnifying Party a written notice of such claim.

10.3.3 Taxes. In the event of any conflict between this Section 10.3 and Section 8.6, Section 8.6 shall govern with respect to Taxes.

10.3.4 Specific Matters. Notwithstanding anything to the contrary contained in Section 10.1, no Third-Party Claim Notice shall be required to be given with respect to any Specific Matter and Navistar shall be deemed to have assumed the defense thereof from and after the Closing (at its sole cost and expense). Notwithstanding anything to the contrary contained in Section 10.1, Navistar shall control and conduct the prosecution and defense of, and shall pay directly the costs and expenses (including court costs, attorney’s fees and any costs of settlement, judgement or other resolution thereof) associated with, the Specific Matters; provided that (a) Navistar shall keep the Subject Companies (and, prior to the Closing, the Investor) reasonably informed as to the status of the Specific Matters and shall provide the Subject Companies (and, prior to the Closing, the Investor) and their representatives with reasonable opportunity to review and comment on any settlement offers made with respect to, or material court filings associated with, the Specific Matters, (b) the Subject Companies (and, prior to the Closing, the Investor) shall be entitled to participate in such defense at the Subject Companies’ (or, if applicable, the Investor’s) expense (not to be indemnified by Navistar pursuant hereto) with counsel of their choice, (c) the Subject Companies (and, prior to the Closing, the Investor) shall have the right to consent (not to be unreasonably withheld, conditioned or delayed) to any settlement of, or Navistar’s consent to the entry of any judgement with respect to, the Specific Matters if such settlement or judgement would result in the imposition of equitable remedies on, or would require an admission of liability (other than solely with respect to the obligation to pay a monetary remedy funded by the Navistar Group) by, the Subject Companies or would impose any obligation, liability or remedy on the Defense Business (other than a monetary remedy that is paid by the Navistar Group) and (d) the Subject Companies shall use commercially reasonable efforts to make their employees reasonably available to Navistar in connection with Navistar’s prosecution and defense of the Specific Matters.

10.3.5 Plasan. Any Plasan IP Claim shall be treated as a Third Party Action for purposes of, and shall be subject to, this Section 10.3. For the avoidance of doubt, neither the Company nor any of its Affiliates shall agree to any royalty or other payment obligation to Plasan or its Affiliates with respect to which Navistar would be liable without Navistar’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

10.4 Survival.

10.4.1 The Parties, intending to contractually specify the applicable statute of limitations, agree that:

(a) the representations and warranties of the Company and Navistar set forth in this Agreement, other than the Capitalization Representations and the Fundamental Representations (and any representation or warranty with respect to the Capitalization Representations and the Fundamental Representations set forth in the certificate delivered pursuant to Section 6.3) shall survive the Closing and the consummation of the Contemplated Transactions and shall continue until the one (1) year anniversary of the Closing Date;

(b) the Fundamental Representations and the Capitalization Representations of the Company and Navistar (and the representations and warranties with respect to the Capitalization Representations and the Fundamental Representations of the Company and Navistar set forth in the certificate delivered pursuant to Section 6.3) shall survive the Closing and the consummation of the Contemplated Transactions and shall continue until the six (6) year anniversary of the Closing Date;

(c) the Specified Representations (and the representations and warranties with respect to the Specified Representations set forth in the certificate delivered pursuant to Section 6.3) shall survive the Closing and the consummation of the Contemplated Transactions and shall continue until the three (3) year anniversary of the Closing Date;

(d) the Fundamental Representations of Investor shall survive the Closing and the consummation of the Contemplated Transactions and shall continue until the six (6) year anniversary of the Closing Date;

(e) the covenants or other agreements of the Company, Navistar, Navistar Defense and Investor contained in this Agreement to the extent required to be performed prior to the Closing shall survive the Closing and the consummation of the Contemplated Transactions and shall continue until the one (1) year anniversary of the Closing Date; and

(f) the covenants and other agreements of the Company, Navistar, Navistar Defense and Investor contained in this Agreement to the extent required to be performed at or following the Closing shall survive the Closing until fully performed; provided, that the provisions of Article 10, including the obligations pursuant to Sections 10.1.3, 10.1.4, and 10.1.5 shall survive indefinitely.

10.4.2 If a claim for indemnification is made in writing pursuant to Section 10.1 prior to the expiration provided in this Section 10.4 of the underlying representation, warranty, covenant or agreement that is the basis for such claim, then such claim (and the representation, warranty, covenant and/or agreement that is the basis for such claim) shall survive such expiration until the final resolution of such claim. Notwithstanding anything herein to the contrary, nothing in this Agreement, including any survival period set forth in this Section 10.3, shall limit the remedies of the Parties hereto with respect to any claim arising out of Fraud.

10.5 Limitations.

10.5.1 Notwithstanding anything to the contrary contained in this Agreement, except in the case of Fraud:

(a) Navistar shall not be obligated to provide for indemnification pursuant to Section 10.1.1 (other than with respect to Fundamental Representations, Capitalization Representations or the Specified Representations) for any claim unless the total amount of Damages that would otherwise be recoverable pursuant to Section 10.1.1 with respect to such claim or series of related claims (but for this Section 10.5.1) exceeds twenty-five thousand dollars ($25,000) (and any claim or series of related claims that does not satisfy such threshold amount shall be ignored for purposes of determining whether the deductible set forth in Section 10.5.1(b) has been satisfied);

(b) Navistar shall not be obligated to provide for indemnification pursuant to Section 10.1.1 (other than with respect to Fundamental Representations, Capitalization Representations or the Specified Representations) until the total amount of Damages that would otherwise be recoverable pursuant to Section 10.1.1 (but for this Section 10.5.1) exceeds on a cumulative basis an amount equal to $1,012,500 and then only to the extent of any such excess;

(c) the aggregate amount of Damages for which Navistar is obligated to provide indemnification pursuant to Section 10.1.1 with respect to the Specified Representations shall not exceed twenty five percent (25%) of the Purchase Price;

(d) the aggregate amount of Damages for which Navistar is obligated to provide indemnification pursuant to Section 10.1.1 (other than with respect to Fundamental Representations or Capitalization Representations or Specified Representations) shall not exceed $1,012,500 (the “Cap”); and

(e) the aggregate amount of Damages for which Navistar or the Investor is obligated to provide indemnification pursuant to this Agreement shall not exceed the Purchase Price (as ultimately determined pursuant to Section 2.4); provided, that this clause (e) shall not limit any Damages with respect to a breach of Section 8.17.

10.5.2 The amount of any Damages for which indemnification is provided under this Article 10 shall be reduced by any recoveries to which the Indemnified Party receives under insurance policies or other payments received from third parties (including the R&W Insurance Policy, and in each case less any out-of-pocket expenses (including reasonable attorney’s fees), premium adjustments and Taxes actually incurred in the recovery of such insurance proceeds or third-party payments). An Indemnified Party shall use reasonable best efforts to pursue, and to cause its Affiliates to pursue, all claims to which it may be entitled in connection with any Damages it incurs, provided that for the avoidance of doubt, such reasonable best efforts shall not require any Indemnified Party to institute litigation against any party or to maintain any insurance policy or specific terms thereunder (other than the R&W Insurance Policy). If an Indemnified Party (or an Affiliate) receives any insurance or other third party payment (and in each case less any out-of-pocket expenses (including reasonable attorney’s fees), premium adjustments and Taxes actually incurred in the recovery of such insurance proceeds or third-party payments) in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within ten (10) Business Days of receiving such insurance or other third party payment, an amount equal to the positive difference, if any, between (a) the amount previously received by the Indemnified Party under this Article 10 with respect to such claim (less any out-of-pocket expenses (including reasonable attorney’s fees) and Taxes actually incurred in the recovery of such amount) plus the amount of the insurance or other third party payments received (less any out-of-pocket expenses (including reasonable attorney’s fees), premium adjustments and Taxes actually incurred in the recovery of such insurance proceeds or third-party payment), minus (b) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this Article 10 (but not in excess of the amount actually received from the Indemnifying Party).

10.5.3 Except in the case of Fraud, with respect to any Damages arising from an inaccuracy or breach of any representation or warranty made by the Company in Article 3 or by Navistar in Article 4 or in any certificate delivered by the Company or Navistar under this Agreement at the Closing (other, in each case, than with respect to Fundamental Representations, Capitalization Representations, or the Specified Representations), for which the Investor Indemnified Parties are entitled to indemnification pursuant to Section 10.1.1: (A) the Investor Indemnified Parties shall seek recovery first from Navistar, until the aggregate amount of all Damages equal the Cap and (B) second, to the extent such Damages have not been recovered by payment to the Investor Indemnified Parties pursuant to the foregoing clause (A), the Investor Indemnified Parties shall seek recovery pursuant to the R&W Insurance Policy.

10.5.4 Except in the case of Fraud, with respect to any Damages arising from an inaccuracy or breach of any Fundamental Representations, Capitalization Representations, or the Specified Representations, for which the Investor Indemnified Parties are entitled to indemnification pursuant to Section 10.1.1: (A) the Investor Indemnified Parties shall seek recovery first from Navistar, until the aggregate amount of all Damages equal the Cap, (B) second, to the extent such Damages have not been recovered by payment to the Investor Indemnified Parties pursuant to the foregoing clause (A) and to the extent such Damages (x) do not exceed the coverage limit under the R&W Insurance Policy and (y) are not excluded from coverage under the R&W Insurance Policy pursuant to the terms thereof, the Investor Indemnified Parties shall, until the coverage limit of the R&W Insurance Policy has been reached, use commercially reasonable efforts to seek recovery pursuant to the R&W Insurance Policy (provided that the Investor Indemnified Parties shall be deemed to have satisfied the obligation to use commercially reasonable efforts to seek recovery pursuant to the R&W Insurance Policy if (x) the Investor Indemnified Parties use commercially reasonable efforts to pursue a claim for recovery against the R&W Insurance Policy in good faith and (y) such claim has not been resolved within six (6) months of the initiation of such claim); provided, further, that the Investor Indemnified Parties shall be entitled to seek recourse directly from Navistar to the extent of any Damages in excess of the coverage limit of the R&W Insurance Policy but subject to Section 10.5.1(c) (if applicable), and (C) third, to the extent that the Investor Indemnified Parties have not recovered all such Damages pursuant to the foregoing clauses (A) and (B), from Navistar but subject to Section 10.5.1(c) (if applicable); provided, however, that nothing in this Section 10.5.4 shall limit the right of any Investor Indemnified Party to make a claim against Navistar in order to preserve the survival period set forth in Section 10.4.

10.5.5 Except with respect to (a) claims for equitable relief made with respect to breaches of any covenant or agreement contained in this Agreement in accordance with Section 11.11, (b) claims arising from Fraud, and (c) disputes regarding the determination of the Final Adjustment Amount (which shall be resolved and paid exclusively in accordance with Section 2.4), from and after the Closing, the rights of the Indemnified Parties under this Article 10 shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement.

10.5.6 All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by applicable law.

10.5.7 For purposes of determining the existence of, or the amount of any Damages owed pursuant to this Article 10 based upon or arising out of, any inaccuracy in or breach of any representation or warranty of any Party contained in this Agreement, such determination shall be made without regard to materiality, Material Adverse Effect or similar qualifications that may be contained therein; provided, that the foregoing shall not apply to the representations and warranties set forth in Section 3.5.1, Section 3.7, Section 3.27 or the word “Material” in the defined term Material Company Contract.

10.6 Recovery by Investor. In recognition of Navistar’s aggregate ownership of a portion of the Company as of immediately following the Closing, (a) if a claim for indemnification by an Investor Indemnified Party involves Damages incurred directly by Investor or any Investor Indemnified Party other than any Subject Company, then Navistar shall pay to Investor or such Investor Indemnified Party the full amount of indemnifiable Damages and (b) to the extent that a claim for indemnification by an Investor Indemnified Party involves Damages incurred by the Subject Company, then Navistar shall (i) pay to such Subject Company the full amount of indemnifiable Damages or (ii) pay to Investor an amount equal to (A) the full amount of indemnifiable Damages that would have been payable to the Subject Companies multiplied by (B) 0.70.

10.7 Acknowledgment.

10.7.1 NOTWITHSTANDING ANYTHING TO THE CONTRARY EXPRESS OR IMPLIED IN THIS AGREEMENT, INVESTOR ACKNOWLEDGES AND AGREES THAT: (A) IT HAS CONDUCTED AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE CONDITION (FINANCIAL AND OTHERWISE), RESULTS OF OPERATIONS, ASSETS, LIABILITIES, PROPERTIES AND PROJECTED OPERATIONS OF THE DEFENSE BUSINESS AND THE SUBJECT COMPANIES AND, IN MAKING ITS DETERMINATION TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE CONTEMPLATED TRANSACTIONS, IT IS RELYING ONLY ON THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND NAVISTAR EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT AND IN THE

CERTIFICATES AND INSTRUMENTS REQUIRED TO BE DELIVERED BY THE COMPANY AND NAVISTAR HEREUNDER AT THE CLOSING AND THE ANCILLARY AGREEMENTS, AND ON THE COVENANTS OF THE COMPANY AND NAVISTAR EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, (B) THAT (I) NEITHER THE COMPANY NOR NAVISTAR (NOR THEIR RESPECTIVE OFFICERS OR ANY NONPARTY AFFILIATES) HAS MADE OR SHALL BE DEEMED TO HAVE MADE, AND INVESTOR HAS NOT RELIED ON, AND IS NOT RELYING ON, ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT, EXPRESS OR IMPLIED, WITH RESPECT TO THE DEFENSE BUSINESS, THE SUBJECT COMPANIES, THE SUBJECT MATTER OF THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION OR MATERIALS REGARDING THE DEFENSE BUSINESS, THE SUBJECT COMPANIES, THE SUBJECT MATTER OF THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, THAT HAVE BEEN FURNISHED OR MADE AVAILABLE TO INVESTOR OR ITS REPRESENTATIVE OR ANY OTHER PERSON, OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND NAVISTAR THAT ARE EXPRESSLY SET FORTH IN ARTICLE 3 OR ARTICLE 4 OF THIS AGREEMENT AND IN THE CERTIFICATES AND INSTRUMENTS REQUIRED TO BE DELIVERED BY THE COMPANY OR NAVISTAR HEREUNDER AT THE CLOSING AND THE ANCILLARY AGREEMENTS, AND THE COVENANTS OF THE COMPANY AND NAVISTAR EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AND (II) NEITHER THE COMPANY NOR NAVISTAR NOR ANY OF THEIR RESPECTIVE OFFICERS OR NONPARTY AFFILIATES SHALL HAVE OR BE SUBJECT TO ANY LIABILITY TO INVESTOR OR ANY OTHER PERSON RESULTING FROM, OR IN CONNECTION WITH, THE DISSEMINATION TO INVESTOR OR ITS REPRESENTATIVES OR ANY OTHER PERSON OR THE USE BY INVESTOR OR ITS REPRESENTATIVES OR ANY OTHER PERSON OF ANY SUCH INFORMATION OR MATERIALS, INCLUDING ANY INFORMATION OR MATERIALS MADE AVAILABLE TO INVESTOR OR ITS REPRESENTATIVES IN ANY “DATA ROOM” OR MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN CONNECTION WITH, OR EXPECTATION OF, THE ENTRY INTO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, AND (C) ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL CONDITION (FINANCIAL OR OTHERWISE), RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE DEFENSE BUSINESS, THE SUBJECT COMPANIES, THE SUBJECT MATTER OF THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND NAVISTAR AND HAVE NOT BEEN AND ARE NOT BEING RELIED UPON BY INVESTOR OR ANY OF ITS REPRESENTATIVES OR AFFILIATES.

10.7.2 NOTWITHSTANDING ANYTHING TO THE CONTRARY EXPRESS OR IMPLIED IN THIS AGREEMENT, NAVISTAR AND EACH SUBJECT COMPANY ACKNOWLEDGES AND AGREES THAT: (A) IN MAKING ITS DETERMINATION TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE CONTEMPLATED TRANSACTIONS, IT IS RELYING ONLY ON THE REPRESENTATIONS AND WARRANTIES OF INVESTOR EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE 5 OF THIS AGREEMENT AND IN THE CERTIFICATES AND INSTRUMENTS REQUIRED TO BE DELIVERED BY INVESTOR HEREUNDER AT THE CLOSING AND THE ANCILLARY AGREEMENTS, AND ON THE COVENANTS OF INVESTOR EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, (B) THAT (I) NEITHER INVESTOR NOR SPONSOR (NOR

THEIR RESPECTIVE OFFICERS) HAS MADE OR SHALL BE DEEMED TO HAVE MADE, AND NEITHER NAVISTAR NOR THE SUBJECT COMPANIES HAVE RELIED ON, AND IS NOT RELYING ON, ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT, EXPRESS OR IMPLIED, WITH RESPECT TO INVESTOR, THE SUBJECT MATTER OF THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION OR MATERIALS REGARDING INVESTOR, THE SUBJECT MATTER OF THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, THAT HAVE BEEN FURNISHED OR MADE AVAILABLE TO NAVISTAR, THE SUBJECT COMPANIES OR THEIR RESPECTIVE REPRESENTATIVE OR ANY OTHER PERSON, OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF INVESTOR EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE 5 OF THIS AGREEMENT AND IN THE CERTIFICATES AND INSTRUMENTS REQUIRED TO BE DELIVERED BY INVESTOR HEREUNDER AT THE CLOSING AND THE ANCILLARY AGREEMENTS, AND THE COVENANTS OF INVESTOR EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AND (II) NEITHER INVESTOR NOR SPONSOR SHALL HAVE OR BE SUBJECT TO ANY LIABILITY TO NAVISTAR, THE SUBJECT COMPANIES OR ANY OTHER PERSON RESULTING FROM, OR IN CONNECTION WITH, THE DISSEMINATION TO NAVISTAR, THE SUBJECT COMPANIES OR THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON OR THE USE BY NAVISTAR, THE SUBJECT COMPANIES OR THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON OF ANY SUCH INFORMATION OR MATERIALS, IN ANY FORM IN CONNECTION WITH, OR EXPECTATION OF, THE ENTRY INTO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, AND (C) ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED ARE SPECIFICALLY DISCLAIMED BY INVESTOR AND HAVE NOT BEEN AND ARE NOT BEING RELIED UPON BY NAVISTAR, THE SUBJECT COMPANIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES. NOTHING IN THIS SECTION 10.7 SHALL RELIEVE ANY PARTY FOR ANY LIABILITY FOR FRAUD (AS DEFINED HEREIN).

10.8 Third Party Beneficiaries. This Article 10 shall be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective successors, permitted assigns, heirs, executors, administrators and estates, and such Persons shall be express third party beneficiaries of this Agreement for such purposes.

11 MISCELLANEOUS.

11.1 Notices. Any notices or other communications required or permitted hereunder must be in writing by such party or its legal representative and must be delivered personally, sent by confirmed facsimile or email or delivered by a nationally recognized overnight courier service guaranteeing overnight delivery. Any such notice or other communication will be deemed to have been properly given and delivered (a) when delivered, if delivered personally, (b) on the day of sending if sent before 5:00 p.m. on a Business Day, and otherwise on the next Business Day, if sent by facsimile or email, or (c) one (1) Business Day after deposit with a nationally recognized overnight courier service (marked for overnight delivery), in each case addressed as set forth on Exhibit F attached hereto. Each of the parties hereto will be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.

11.2 Expenses of Transaction. Regardless of whether the Contemplated Transactions are consummated, except as otherwise specifically provided for in this Agreement (including with respect to Shared Transaction Expenses), each of the parties hereto will assume and bear all expenses, costs and fees (including legal and accounting fees and expenses) incurred by such party in connection with the preparation, negotiation, execution and performance of this Agreement and the Ancillary Agreements and the consummation of the Contemplated Transactions.

11.3 Entire Agreement. The agreement of the parties that is comprised of this Agreement, the Exhibits and Schedules hereto and the Ancillary Agreements, and any documents executed by the parties simultaneously herewith, sets forth the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings, negotiations and communications (other than the Confidentiality Agreement), whether oral or written, relating to such subject matter.

11.4 Severability. In the event that any provision hereof, or the application of such provision to any Person or any circumstance, is held by any Governmental Authority of competent jurisdiction to be invalid or unenforceable in any respect, such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent possible. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it will not invalidate, render unenforceable or otherwise affect any other provision hereof, and such invalidity or unenforceability shall not be deemed to affect the validity or enforceability of such provision in any other jurisdiction.

11.5 Amendment. No amendment, modification or waiver of this Agreement or of any provision hereof will be valid and binding unless it is in writing and signed by Investor and Navistar; provided that none of Section 9.3 (Reverse Termination Fee), this Section 11.5 (Amendment), Section 11.6 (Parties in Interest), Section 11.7 (Assignment), Section 11.8 (Governing Law), Section 11.9 (Consent to Jurisdiction), Section 11.10 (Waiver of Jury Trial), or Section 11.18 (Debt Financing Parties) (collectively, the “Debt Financing Provisions”) or any provision or definition of this Agreement to the extent a modification, waiver or termination thereof would modify the substance of any of the foregoing provisions, may be waived, amended or modified without the prior written consent of the Debt Financing Parties.

11.6 Parties in Interest. Subject to the last sentence of this Section 11.6, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will be construed to or will confer upon any other Person any right, claim, cause of action, benefit, obligation, Liability or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation, other than as set forth in Section 8.12, Section 9.3, Article 10 and Section 11.18. Each of the Persons described in the immediately preceding sentence is and shall be an intended third beneficiary with respect to the applicable provisions of this Agreement set forth in the immediately preceding sentence, and shall have the right to enforce such provisions to the same extent as if it was a party. Notwithstanding the foregoing, the Debt Financing Provisions shall inure to the benefit of the Debt Financing Parties, all of whom are intended third party beneficiaries thereof.

11.7 Assignment. This Agreement and any rights and obligations hereunder may not be assigned, hypothecated or otherwise transferred by any party (by operation of law or otherwise) without the prior written consent of Investor and Navistar; provided that (a) Investor may assign this Agreement (i) to any of its Affiliates, (ii) for collateral security purposes to any lender of Investor or its Affiliates, or (iii) to any acquirer of all the equity or all or any material portion of the Assets of Investor (or any of its Affiliates) or any Subject Company (whether such sale is structure as a sale of stock, a sale of Assets, a merger or otherwise), provided that in the event of any such assignment, Investor shall not be released from any of its obligations hereunder, and (b) Investor may assign this Agreement for collateral security for their obligations under the Debt Financing and any refinancings, extensions, refundings or renewals thereof to the Lender or any other Debt Financing Source (including any agent or other representative thereof) without the consent of Navistar and any such Debt Financing Source may exercise all of the rights and remedies of

Investor hereunder in connection with the enforcement of any security or exercise of any remedies to the extent permitted under the documentation governing the Debt Financing (it being agreed that if Investor makes any such assignment, Investor shall remain fully liable under the Agreement). Any purported assignment, hypothecation or transfer in breach of this Section 11.7 shall be null and void ab initio.

11.8 Governing Law. This Agreement and its subject matter, and any Action, (at law or in equity, in contract, tort or otherwise) arising out of or in connection with this Agreement or the subject matter hereof will be governed by and construed and enforced in accordance with laws of the State of Delaware, without giving effect to any law, provision or rule that would result in the application of the laws of any other jurisdiction. Notwithstanding the foregoing, any disputes involving the Debt Financing Parties or the Debt Financing will be governed by and construed in accordance with the applicable laws of the State of New York.

11.9 Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, hereby irrevocably: (a) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, if (and only if) such Court declines jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, for the purpose of litigating any Action described in Section 11.8, (b) waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts is improperly venued, or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court, (c) agrees not to commence any such Action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action to any court other than (subject to clause (a) above) one of the above-named courts whether on the grounds of inconvenient forum or otherwise, or to seek to stay or dismiss any such Action in favor of any proceeding in any other forum and (d) consents to service of process in any such Action in any manner permitted by applicable law by delivery to it by an overnight courier service recognized in the United States and guaranteeing overnight delivery at its address specified pursuant to Section 11.1, and agrees that such service of process in any such Action shall be good and sufficient. Notwithstanding the foregoing, a party may commence an Action in any jurisdiction to enforce an order or judgment of one of the above-named courts. The foregoing shall not constitute a general consent to service of process in the state of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the Parties to this Agreement. Notwithstanding the foregoing, each of the Parties hereto agrees that they will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing (or any alternative or replacement financing) or the performance thereof, in any forum other than the New York Supreme Court located in New York County or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts.

11.10 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAWS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION DESCRIBED IN SECTION 11.8 (INCLUDING THE DEBT FINANCING). EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 11.10 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11.11 Remedies.

11.11.1 Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated. Accordingly, each of the parties agrees that, subject to Section 9.3 and Section 11.11.2, prior to the valid termination of this Agreement pursuant to Section 9.1, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, in addition to any other remedy to which it may be entitled, at law or in equity, it being agreed that remedies hereunder are cumulative. Each of the parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each of the parties hereto hereby further acknowledges and agrees that the existence of any other remedy contemplated by this Agreement does not diminish the availability of injunctive relief or specific performance. Each party further agrees that, in the event of any Action for injunctive relief or specific performance, it will not assert the defense that a remedy at law would be adequate, that the party seeking such relief would not be irreparably harmed absent such relief, or that specific performance or injunctive relief should not be available on the grounds that money damages are adequate or any other grounds.

11.11.2 Notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that (a) Navistar shall not be entitled to specific performance to cause Investor to cause the Equity Financing to be funded pursuant to the terms and conditions of the Equity Commitment Letter and to thereafter cause Investor to effect the Closing in accordance with Section 2.1, in each case, unless (i) all conditions in Article 6 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at such time and will be satisfied or irrevocably waived if specific performance is granted), (ii) the Debt Financing has been funded in accordance with the terms thereof or the Debt Financing Sources have irrevocably confirmed in writing that such Debt Financing will be funded at the Closing if the Equity Financing is contemporaneously funded at the Closing, (iii) Navistar has irrevocably notified Investor in writing that all of the conditions in Article 7 have been satisfied or irrevocably waived and that Navistar and the Company are ready, willing and able to consummate the Closing if specific performance is granted and (iv) Investor fails to consummate the Closing two (2) Business Days after the later of (A) the date the Closing was required to have occurred pursuant to Section 2.1 or (B) receipt of such notice, and Navistar and the Company continue to stand ready, willing and able to consummate the Closing through such later date and (b) notwithstanding anything herein to the contrary, it is acknowledged and agreed that neither Navistar nor the Company shall be entitled to seek the remedy of specific performance with respect to Investor’s rights under the Debt Commitment Letter against the Debt Financing Sources.

11.12 No Waiver. No failure or delay on the part of any party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), or shall constitute a continuing waiver unless otherwise expressly provided. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party making such waiver.

11.13 Negotiation of Agreement. Each of the parties hereto acknowledges and agrees that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and none shall be construed more strictly against any party.

11.14 Disclosure Schedules. Any item listed or referred to in any Section of the Disclosure Schedules pursuant to any Section of this Agreement will be deemed to have been listed in or incorporated by reference into any other Section of the Disclosure Schedules (other than Section 3.7(b) and 8.2) to the extent that the applicability of the information disclosed to such other representation and warranty or Section of the Disclosure Schedules is reasonably apparent on the face of such disclosure. The headings, if any, of the individual sections of the Disclosure Schedules are inserted for convenience only and will not be deemed to constitute a part thereof or a part of the Agreement. The inclusion of an item in the Disclosure Schedules as an exception to a representation or warranty will not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedules, that such information is required to be listed in the Disclosure Schedules or that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance, that such item has had, or is expected to result in, a Material Adverse Effect, or that such item actually constitutes noncompliance with, or a violation of, any Law or contractual obligation or other topic to which such disclosure is applicable.

11.15 Headings. The headings and table of contents contained in this Agreement are not to be considered part of this Agreement, are inserted only for reference as a matter of convenience, in no way define, limit or describe the scope or intent of this Agreement, and will not affect in any way the construction, meaning or interpretation of this Agreement.

11.16 Counterparts; Signature. This Agreement may be executed in any number of counterparts, and by the different parties hereto, in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument. Signatures to this Agreement may be delivered by facsimile or pdf by any party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

11.17 No Recourse Against Third Parties. No Party shall, and no Party shall cause any other Person to, or permit any of its Representative Parties to, (a) assert any claim of any nature whatsoever arising under, or relating to, this Agreement, the negotiation hereof or its subject matter, or the Contemplated Transactions, against any Person other than a party to this Agreement or any Ancillary Agreement (and against such Persons only pursuant to the terms and conditions hereof and thereof), including against any past, present or future, direct or indirect, director, officers employee, incorporator, manager, agent, Representative Party or Affiliate of the Company (or any Affiliate of any of the foregoing) or the heirs, executors, administrators, estates, successors or assigns of any of the foregoing (each, a “Nonparty Affiliate”) or (b) without limiting the generality of clause (a), hold or attempt to hold any Nonparty Affiliate liable for any actual or alleged inaccuracy in, or misstatement or omission with respect to, any information or materials of any kind furnished by the Company or any Nonparty Affiliate, or their respective Representative Parties, concerning the Defense Business, the Subject Companies, this Agreement or the Contemplated Transactions. This Section 11.17 shall be for the benefit of, and shall be enforceable by, each Nonparty Affiliate and their respective successors, assigns, heirs, executors, administrators and estates, and such

11.18 Debt Financing Parties. Notwithstanding anything herein to the contrary, no Debt Financing Parties shall have any liability for any obligations or liabilities of the parties hereto or for any claim (whether in tort, contract or otherwise), based on, in respect of, or by reason of, the transactions contemplated hereby or by the Debt Financing or in respect of any oral representations made or alleged to be made in connection herewith or therewith. In no event shall Navistar, the Subject Companies or any of their respective Affiliates, and each of Navistar and the Company agrees not to and to cause their respective Affiliates not to, (a) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Debt Financing Source in connection with this Agreement or (b) seek to enforce the commitments against, make any claims for breach of the Debt Financing against, or seek to recover monetary damages from, or otherwise sue, the Debt Financing Parties in connection with this Agreement or the Debt Financing or the obligations of Debt Financing Parties thereunder. Nothing in this Section 11.18 shall in any way limit or qualify the rights and obligations of the Debt Financing Parties and the other parties to the Debt Financing (or the definitive documents entered into pursuant thereto) to each other thereunder or in connection therewith.

11.19 Navistar Parent.

11.19.1 Guarantee. Navistar Parent absolutely, unconditionally and irrevocably guarantees the full and prompt payment and performance of all covenants, obligations and agreements of Navistar and, solely to the extent to be performed prior to the Closing, the Company, Intermediate and Navistar Defense, set forth in this Agreement. The foregoing obligation of Navistar Parent constitutes a continuing guarantee of payment and performance, and is and shall be absolute and unconditional under any and all circumstances, including circumstances which might otherwise constitute a legal or equitable discharge of a guarantor. The guarantee set forth in this Section 11.19.1 is a primary guarantee of performance and not just of collection, and Navistar Parent will perform or pay the obligations guaranteed hereunder promptly upon demand, without recourse first being had against any other party hereto. Navistar Parent hereby waives (to the fullest extent permitted by applicable law) notice of acceptance of this guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand or payment, protest, notice of dishonor or nonpayment, suit or taking of other action by Investor against, any other notice to, any party liable thereon. Investor entered into this Agreement in reliance upon this Section 11.19. Navistar Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers and agreements by Navistar Parent set forth in this Section 11.19 are knowingly made in contemplation of such benefits.

11.19.2 Representations and Warranties of Navistar Parent. Navistar Parent hereby represents and warrants to Investor as follows, as of the date hereof and as of the Closing:

(a) Organization, Power and Standing. Navistar Parent is duly organized, validly existing and in good standing under the laws of Delaware. Navistar Parent has all requisite entity power and authority to own, lease or license all of its Assets, and to execute and deliver this Agreement and to perform its obligations hereunder. Navistar Parent has taken all actions and proceedings required to be taken by or on the part of it to authorize and permit the execution and delivery by it of this Agreement and the instruments required to be executed and delivered by it pursuant hereto and the performance by it of its obligations hereunder.

(b) Authorization. This Agreement has been duly executed and delivered by Navistar Parent and, assuming the due authorization, execution and delivery of each of the other parties hereto, constitutes the legal, valid and binding obligation of Navistar Parent, enforceable against Navistar Parent in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). No vote, consent or approval of the equity holders of Navistar Parent is required under applicable Law, Navistar Parent’s Organizational Documents, or under any Contract between Navistar Parent and its equity holders to authorize or approve this Agreement.

(c) No Violation or Approval; Consents. The execution and delivery by Navistar Parent of this Agreement will not:

(i) require any consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, other than (a) consents, waivers, approvals, orders, authorizations or filings that, if not obtained or made, would not, in the aggregate, reasonably be expected to prevent or materially impair the ability of Navistar Parent to perform its obligations under this Agreement;

(ii) except as would not reasonably be expected to prevent or materially impair or materially delay the ability of Navistar Parent to perform its obligations under this Agreement, result in a breach or violation of, or default under, or acceleration of the time for performance of any obligations under, or require the consent of any third party under, any Contract to which Navistar Parent is party; or

(iii) except as would not reasonably be expected to prevent or materially impair or materially delay the ability of Navistar Parent to perform its obligations under this Agreement, result in a breach or violation of any Law or Governmental Order to which Navistar Parent or any of its Affiliates is subject; or

(iv) result in a breach or violation of the Organizational Documents of Navistar Parent.

[The remainder of this page is intentionally blank. Signatures follow.]

IN WITNESS WHEREOF, the parties have caused this Recapitalization Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.

NAVISTAR:

NAVISTAR, INC.

By:	/s/ Walter G. Borst
Name:	Walter G. Borst
Its:	Chief Financial Officer

THE COMPANY:

ND HOLDINGS, LLC

By:	/s/ Scott F. Renier
Name:	Scott F. Renier
Its:	President

INTERMEDIATE:

ND INTERMEDIATE, LLC

By:	/s/ Scott F. Renier
Name:	Scott F. Renier
Its:	President

NAVISTAR DEFENSE:

NAVISTAR DEFENSE LLC

By:	/s/ Scott F. Renier
Name:	Scott F. Renier
Its:	President

INVESTOR:

OLIVE INVESTOR, L.P.

By:	Olive Investor GP. LLC
Its:	General Partner

By:	/s/ Alexander D. Benjamin
Name:	Alexander D. Benjamin
Its:	President and Secretary

NAVISTAR PARENT:

NAVISTAR INTERNATIONAL CORPORATION

By:	/s/ Walter G. Borst
Name:	Walter G. Borst
Its:	Chief Financial Officer

Exhibit A

Post-Closing Capitalization of the Company

Member	Senior Preferred Units	Junior Preferred Units
Investor	100%	0%
ITEI	0%	1%
Navistar	0%	99%

Exhibit B

A&R LLC Agreement of the Company

See attached.

Exhibit C-1A

Navistar Canada Inc. License Agreement

See attached.

Exhibit C-1B

OCC Technologies, LLC License Agreement

See attached.

Exhibit C-1C

Navistar and International Truck Intellectual Property Company, LLC License Agreement

See attached.

Exhibit C-2

Supply Agreement

See attached.

Exhibit D

Transitions Services Agreement

See attached.

Exhibit F

Notice Addresses

If to Navistar or, prior to the Closing, a Subject Company, to:

2701 Navistar Drive

Lisle, Illinois 60532

Facsimile: (630) 753-7546

Attention: Curt Kramer

Email: Curt.Kramer@navistar.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Facsimile: (312) 862-2200

Attention: Keith S. Crow, P.C.

If to Investor or, after the Closing, a Subject Company, to:

Olive Investor, LLC

c/o Cerberus Capital Management, L.P.

875 Third Avenue

New York, NY 10022

Attention:	Lisa Gray
Mike Sanford
Bill Straccia
E-mail:	lgray@cerberuschicago.com
wstraccia@cerberuscapital.com
msanford@cerberuscapital.com

with a copy (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Facsimile: (212) 446-4900

Attention: Douglas Ryder, P.C.

Exhibit G

National Bank of Abu Dhabi PJSC

Union National Bank PJSC

First Gult Bank PJSC

Abu Dhabi Commercial Bank PJSC